Exhibit 10.1

LOAN AGREEMENT

Dated as of May 8, 2019

Between

MVHF, LLC,
as Borrower

and

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION and DEUTSCHE BANK AG,
NEW YORK BRANCH,
collectively, as Lender

TABLE OF CONTENTS

ARTICLE I – DEFINITIONS; PRINCIPLES OF CONSTRUCTION
Section 1.1	Definitions
Section 1.2	Principles of Construction

ARTICLE II – GENERAL TERMS
Section 2.1	Loan Commitment; Disbursement to Borrower
2.1.1	Agreement to Lend and Borrow
2.1.2	Single Disbursement to Borrower
2.1.3	The Note, Mortgage and Loan Documents
2.1.4	Use of Proceeds
2.1.5	Components of the Loan
Section 2.2	Interest Rate
2.2.1	Interest Rate
2.2.2	Interest Calculation
2.2.3	Determination of Interest Rate
2.2.4	Additional Costs
2.2.5	Default Rate
2.2.6	Usury Savings
2.2.7	Interest Rate Cap Agreement
Section 2.3	Loan Payment
2.3.1	Monthly Debt Service Payments
2.3.2	Payments Generally
2.3.3	Payment on Maturity Date
2.3.4	Late Payment Charge
2.3.5	Method and Place of Payment
Section 2.4	Prepayments
2.4.1	Voluntary Prepayments
2.4.2	Mandatory Prepayments
2.4.3	Prepayments After Default
2.4.4	Application of Prepayments to Components
Section 2.5	Release of Property
2.5.1	Release of Property Upon Payment in Full
Section 2.6	Lockbox Account/Cash Management
2.6.1	Lockbox Account
2.6.2	Cash Management Account
2.6.3	Payments Received under the Cash Management Agreement
Section 2.7	Withholding Taxes
Section 2.8	Extension of the Initial Maturity Date

ARTICLE III – CONDITIONS PRECEDENT

Section 3.1	Conditions Precedent to Closing

ARTICLE IV – REPRESENTATIONS AND WARRANTIES
Section 4.1	Borrower Representations
4.1.1	Organization
4.1.2	Proceedings
4.1.3	No Conflicts
4.1.4	Litigation
4.1.5	Agreements
4.1.6	Title
4.1.7	Solvency
4.1.8	Full and Accurate Disclosure
4.1.9	ERISA
4.1.10	Compliance
4.1.11	Financial Information
4.1.12	Condemnation
4.1.13	Federal Reserve Regulations
4.1.14	Utilities and Public Access
4.1.15	Not a Foreign Person
4.1.16	Separate Lots
4.1.17	Assessments
4.1.18	Enforceability
4.1.19	No Prior Assignment
4.1.20	Insurance
4.1.21	Use of Property
4.1.22	Certificate of Occupancy; Licenses
4.1.23	Flood Zone
4.1.24	Physical Condition
4.1.25	Boundaries
4.1.26	Leases
4.1.27	Survey
4.1.28	Inventory
4.1.29	Filing and Recording Taxes
4.1.30	Special Purpose Entity/Separateness
4.1.31	Management Agreements
4.1.32	Illegal Activity
4.1.33	No Change in Facts or Circumstances; Disclosure
4.1.34	Investment Company Act
4.1.35	Embargoed Person
4.1.36	Principal Place of Business; State of Organization
4.1.37	Environmental Representations and Warranties
4.1.38	Cash Management Account
4.1.39	Taxes

4.1.40	Anti-Corruption
4.1.41	PIP
4.1.42	Franchise Agreement
4.1.43	REA
4.1.44	Ground Lease
4.1.45	Parking Garage Bond Documents
4.1.46	Parking Garage Management Agreement
4.1.47	Property Agreements
Section 4.2	Survival of Representations

ARTICLE V – BORROWER COVENANTS
Section 5.1	Affirmative Covenants
5.1.1	Existence; Compliance with Legal Requirements
5.1.2	Taxes and Other Charges
5.1.3	Litigation
5.1.4	Access to Property
5.1.5	Notice of Default
5.1.6	Cooperate in Legal Proceedings
5.1.7	Perform Loan Documents
5.1.8	Award and Insurance Benefits
5.1.9	Further Assurances
5.1.10	Principal Place of Business, State of Organization
5.1.11	Financial Reporting
5.1.12	Business and Operations
5.1.13	Title to the Property
5.1.14	Costs of Enforcement
5.1.15	Estoppel Statement
5.1.16	Loan Proceeds
5.1.17	Performance by Borrower
5.1.18	Confirmation of Representations
5.1.19	Environmental Covenants
5.1.20	Leasing Matters
5.1.21	Alterations
5.1.22	Operation of Property
5.1.23	Embargoed Person
5.1.24	Payment of Obligations
5.1.25	Taxes
5.1.26	REA
5.1.27	Ground Leases
5.1.28	Parking Garage Bond Documents
5.1.29	Parking Garage Management Agreement
5.1.30	Franchise Agreement
Section 5.2	Negative Covenants

5.2.1	Operation of Property
5.2.2	Liens
5.2.3	Dissolution
5.2.4	Change in Business
5.2.5	Debt Cancellation
5.2.6	Zoning
5.2.7	No Joint Assessment
5.2.8	Intentionally Omitted
5.2.9	ERISA
5.2.10	Transfers
5.2.11	REA
5.2.12	Ground Lease
5.2.13	Parking Garage Bond Documents

ARTICLE VI – INSURANCE; CASUALTY; CONDEMNATION
Section 6.1	Insurance
Section 6.2	Casualty
Section 6.3	Condemnation
Section 6.4	Restoration

ARTICLE VII – RESERVE FUNDS
Section 7.1	Reserved
Section 7.2	Tax and Insurance Reserve Fund
Section 7.3	Replacements and Replacement Reserve
7.3.1	Replacement Reserve Fund
7.3.2	Disbursements from Replacement Reserve Account
7.3.3	Performance of Replacements
7.3.4	Failure to Make Replacements
7.3.5	Balance in the Replacement Reserve Account
Section 7.4	Ground Lease Reserve
7.4.1	Deposits to Ground Lease Fund.
7.4.2	Release of Ground Lease Reserve Fund
Section 7.5	Rooms Reconfiguration Reserve
7.5.1	Rooms Reconfiguration Reserve Fund
7.5.2	Disbursements from Rooms Reconfiguration Reserve Account
7.5.3	Performance of Rooms Reconfiguration Work
7.5.4	Failure to Complete Rooms Reconfiguration Work
7.5.5	Balance in the Rooms Reconfiguration Reserve Account
Section 7.6	Excess Cash Flow Reserve Fund
7.6.1	Deposits to Excess Cash Flow Reserve Fund
7.6.2	Release of Excess Cash Flow Reserve Funds
Section 7.7	Reserve Funds, Generally

ARTICLE VIII – DEFAULTS
Section 8.1	Event of Default
Section 8.2	Remedies
Section 8.3	Remedies Cumulative; Waivers

ARTICLE IX – SPECIAL PROVISIONS
Section 9.1	Securitization
9.1.1	Sale of Notes and Securitization
9.1.2	Securitization Costs
Section 9.2	Securitization Indemnification
Section 9.3	Exculpation
Section 9.4	Matters Concerning Manager
Section 9.5	Servicer
Section 9.6	Matters Concerning Franchisor

ARTICLE X – MISCELLANEOUS
Section 10.1	Survival
Section 10.2	Lender’s Discretion
Section 10.3	Governing Law
Section 10.4	Modification, Waiver in Writing
Section 10.5	Delay Not a Waiver
Section 10.6	Notices
Section 10.7	Trial by Jury
Section 10.8	Headings
Section 10.9	Severability
Section 10.10	Preferences
Section 10.11	Waiver of Notice
Section 10.12	Remedies of Borrower
Section 10.13	Expenses; Indemnity
Section 10.14	Schedules Incorporated
Section 10.15	Offsets, Counterclaims and Defenses
Section 10.16	No Joint Venture or Partnership; No Third Party Beneficiaries
Section 10.17	Publicity
Section 10.18	Waiver of Marshalling of Assets
Section 10.19	Waiver of Counterclaim
Section 10.20	Conflict; Construction of Documents; Reliance
Section 10.21	Brokers and Financial Advisors
Section 10.22	Prior Agreements
Section 10.23	Joint and Several Liability
Section 10.24	Certain Additional Rights of Lender (VCOC)
Section 10.25	Co-Lenders

Section 10.26	Acknowledgement and Consent to Bail-In of EEA Financial
Institutions

SCHEDULES AND EXHIBITS

Schedule I	—	Organizational Chart of Borrower

Schedule II	—	Parking Garage Bond Documents

Schedule III	—	Rooms Reconfiguration Work

Schedule IV	—	REAs

Exhibit A	—	Tax Compliance Certificates

Exhibit B	—	Conditional Resignation

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of May 8, 2019 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a banking association chartered under the laws of the United States of America, having an address at 383 Madison Avenue, New York, New York 10179 (together with its successors and assigns, “JPM”) and DEUTSCHE BANK AG, NEW YORK BRANCH, a branch of Deutsche Bank AG, a German Bank authorized by the New York Department of Financial Services, having an address at 60 Wall Street, 10th Floor, New York, New York 10005 (together with its successors and assigns, “DBNY” and together with JPM, each a “Co Lender” and, collectively, “Lender”) and MVHF, LLC, a Delaware limited liability company (“Borrower”), having its principal place of business at c/o KSL Capital Partners, LLC, 100 St. Paul Street, Suite 800, Denver, Colorado 80206.

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE I – DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Acceptable Counterparty” shall mean a counterparty to the Interest Rate Cap Agreement (or the guarantor of such counterparty’s obligations) that (a) has and shall maintain, until the expiration of the applicable Interest Rate Cap Agreement, a long-term unsecured debt rating of at least “A” by Fitch and short-term unsecured debt rating of at least “F1”, or (b) is otherwise acceptable to the Approved Rating Agencies, as evidenced by a Rating Agency Confirmation to the effect that such counterparty shall not cause a downgrade, withdrawal or qualification of the ratings assigned, or to be assigned, to the Securities or any class thereof in any Securitization, provided, that so long as neither SMBC Capital Markets, Inc. nor its credit support party (which shall be Sumitomo Mitsui Banking Corporation) is downgraded from the long and short term ratings issued by such Rating Agencies below the above rating (as applicable) or its ratings as of the date hereof and SMBC Capital Markets, Inc. (with Sumitomo Mitsui Banking Corporation as its credit support party) and Sumitomo Mitsui Banking Corporation provides a full guaranty of all of the obligations of SMBC Capital Markets, Inc. under the applicable Interest Rate Cap Agreement pursuant to a guaranty in form and substance reasonably acceptable to Lender, then SMBC Capital Markets, Inc. (with Sumitomo Mitsui Banking Corporation as its credit support party) will be an Acceptable Counterparty.

“Additional Insolvency Opinion” shall mean a non-consolidation opinion letter delivered in connection with the Loan subsequent to the Closing Date reasonably satisfactory in form and substance to Lender and, following a Securitization, satisfactory in form and substance to the Approved Rating Agencies, and from counsel reasonably acceptable to Lender and, following a Securitization, satisfactory to the Approved Rating Agencies.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Affiliated Manager” shall mean any Manager in which Borrower, Principal, or Guarantor has, directly or indirectly, any legal, beneficial or economic interest.

“Agent” shall mean Wells Fargo Bank, National Association, or any successor Eligible Institution acting as Agent under the Cash Management Agreement.

“Alternate Rate Index” shall mean a floating rate index (a) that is commonly accepted by market participants in CMBS loans as an alternative to the LIBOR Rate Index and (b) that is publicly recognized by the International Swaps and Derivatives Association (ISDA) as an alternative to the LIBOR Rate Index; provided that in no event will the Alternate Rate Index be less than zero percent (0.0%).

“Alternate Rate” shall mean, with respect to each Interest Period, for each Component of the Loan, the per annum rate of interest of the Alternate Rate Index determined as of the Determination Date immediately preceding the commencement of such Interest Period, plus the Alternate Rate Spread for such Component of the Loan; provided that in no event will the Alternate Rate be less than the Minimum Rate. Notwithstanding the foregoing, in no event shall the interest rate for any Component of the Alternate Rate Loan be less than zero percent (0.0%) per annum plus the LIBOR Rate Spread with respect to such Component under the LIBOR Rate Loan.

“Alternate Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon the Alternate Rate.

“Alternate Rate Spread” shall mean, in connection with any conversion of the Loan from (A) a LIBOR Rate Loan to an Alternate Rate Loan, with respect to any Component of the Loan, the difference (expressed as the number of basis points) of (a) the LIBOR Rate Index plus the LIBOR Rate Spread applicable to such Component as of the Determination Date for which the LIBOR Rate Index was last applicable to such Component of the Loan minus (b) the Alternate Rate Index as of such Determination Date, and (B) a Prime Rate Loan to an Alternate Rate Loan, with respect to any Component, the difference (expressed as the number of basis points) of (a) the Prime Rate Index plus the Prime Rate Spread applicable to such Component as of the Determination Date for which the Prime Rate Index was last applicable to the Loan minus (b) the Alternate Rate Index as of such Determination Date; provided, however, that in either such case, if such difference is a negative number, then the Alternate Rate Spread shall be zero; provided, further however, that if the Loan is an Alternative Rate Loan immediately prior to the commencement of the third Extension Term the Alternative Rate Spread will be increased by twenty (20) basis points for the Interest Period applicable to the first Payment Date in the third Extension Term and any Payment Date following such Payment Date.

“Annual Budget” shall mean the operating budget, including all planned Capital Expenditures, for the Property prepared by Borrower in accordance with Section 5.1.11(d) hereof for the applicable Fiscal Year or other period.

“Anti-Corruption Obligation” shall have the meaning set forth in Section 4.1.40 hereof.

“Applicable Spread” shall mean (i) the LIBOR Rate Spread for so long as the Loan is a LIBOR Rate Loan, (ii) the Alternate Rate Spread for so long as the Loan is an Alternate Rate Loan or (iii) the Prime Rate Spread for so long as the Loan is a Prime Rate Loan.

“Approved Annual Budget” shall have the meaning set forth in Section 5.1.11(d) hereof.

“Approved Rating Agencies” shall mean each of S&P, Moody’s, Fitch and Morningstar or any other nationally-recognized statistical rating agency which has been approved by Lender and designated by Lender to assign a rating to the Securities.

“Assignment of Agreements” shall mean that certain Assignment and Subordination of Agreements Affecting Real Estate dated the date hereof between Borrower and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Franchise Agreement” shall mean, with respect to the Property, that certain comfort letter, dated as of the date hereof among Lender, Borrower and Franchisor, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Interest Rate Cap Agreement” shall have the meaning set forth in Section 2.2.7(a) hereof.

“Assignment of Management Agreement” shall mean that certain Assignment and Subordination of Hotel Management Agreement, dated as of the date hereof, among Lender, Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Management Agreement (FBR)” shall mean that certain Assignment and Subordination of Food and Beverage Management Agreement, dated as of the date hereof, among Lender, Borrower and Franchisor, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation.

“Bail-in Action” shall have the meaning set forth in Section 10.26 hereof.

“Bail-in Legislation” shall have the meaning set forth in Section 10.26 hereof.

“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal, state, local or foreign bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal, state, local or foreign bankruptcy or insolvency law or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal, state, local or foreign bankruptcy or insolvency law; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of the Property; or (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due or to take action in furtherance of any of the foregoing.

“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. §101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal, state, local or foreign bankruptcy or insolvency law.

“Basic Carrying Costs” shall mean, for any period, the sum of the following costs: (a) Taxes, (b) Other Charges and (c) Insurance Premiums.

“Beach Services Agreement” shall mean that certain Amended and Restated Agreement for Beach Services on Hollywood Beach dated as of August 23, 2017 by and between the City of Hollywood and Borrower, as successor in interest to Margaritaville Hollywood Beach Resort, L.P., as the same may be amended, restated, replaced or otherwise modified from time to time.

“Bond Trustee” shall mean The Bank of New York Mellon Trust Company, N.A., or any successor acting as Bond Trustee under the Parking Garage Bond Documents.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Breakage Costs” shall have the meaning set forth in Section 2.2.3(f) hereof.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York, or the place of business of the trustee under a Securitization (or, if no Securitization has occurred, Lender), or any Servicer or the financial institution that maintains any collection account for or on behalf of any Servicer or any Reserve Funds or the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business.

“Cap Termination Payment” shall have the meaning set forth in Section 2.2.7(a) hereof.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP and the most recent edition of the Uniform System of Accounts (including expenditures for building improvements or major repairs).

“Cash Management Account” shall have the meaning set forth in Section 2.6.2 hereof.

“Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the date hereof, by and among Borrower, Lender, Mezzanine Borrower, Mezzanine Lender, Manager and Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Sweep Event” shall mean the occurrence of: (a) an Event of Default; (b) any Bankruptcy Action of Borrower or Manager; (c) any Mezzanine Loan Default or (d) a Debt Yield Trigger Event.

“Cash Sweep Event Cure” shall mean (a) if the Cash Sweep Event is caused solely by the occurrence of a Debt Yield Trigger Event, the achievement of a Debt Yield Cure, (b) if the Cash Sweep Event is caused by an Event of Default, the acceptance by Lender of a cure of such Event of Default (which cure Lender is not obligated to accept and may reject or accept in its sole and absolute discretion), (c) if the Cash Sweep Event is caused by a Bankruptcy Action of Manager, if Borrower replaces the Manager with a Qualified Manager under a Replacement Management Agreement or (d) if the Cash Sweep Event is caused solely by a Mezzanine Loan Default, such Mezzanine Loan Default has been cured in accordance with the terms of the related Mezzanine Loan Documents or written waiver of such Mezzanine Loan Default by the Mezzanine Lender; provided, however, that, such Cash Sweep Event Cure set forth in this definition shall be subject to the following conditions, (i) no Event of Default shall have occurred and be continuing under this Agreement or any of the other Loan Documents, and (ii) Borrower shall have paid all of Lender’s reasonable expenses incurred in connection with such Cash Sweep Event Cure including, reasonable attorney’s fees and expenses.

“Cash Sweep Period” shall mean each period commencing on the occurrence of a Cash Sweep Event and continuing until the earlier of (a) the Payment Date next occurring following the related Cash Sweep Event Cure, or (b) until payment in full of all principal and interest on the Loan and all other amounts payable under the Loan Documents in accordance with the terms and provisions of the Loan Documents.

“Casualty” shall have the meaning set forth in Section 6.2 hereof.

“Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii) hereof.

“Casualty Retainage” shall have the meaning set forth in Section 6.4(b)(iv) hereof.

“Cause” shall mean, with respect to an Independent Director, (a) acts or omissions by such Independent Director that constitute systematic and persistent or willful disregard of such Independent Director’s duties, (b) such Independent Director has been indicted or convicted for any crime or crimes of moral turpitude or dishonesty or for any violation of any Legal Requirements, (c) such Independent Director no longer satisfies the requirements set forth in the definition of “Independent Director”, (d) the fees charged for the services of such Independent Director are materially in excess of the fees charged by the other providers of Independent Directors listed in the definition of “Independent Director”, (e) the death or incapacity of such Independent Director, or (f) any other reason for which the prior written consent of Lender shall have been obtained.

“CDD” means the Hollywood Beach Community Development District I, a local unit of special-purpose government organized and existing under the laws of the State of Florida.

“CDD Board” shall mean, the board of supervisors of the CDD.

“CDD Proxy” shall mean, an irrevocable proxy given by Borrower to Lender in connection with the Loan with respect to each vote Borrower is entitled to cast with respect to the CDD Board.

“Closing Date” shall mean the date hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” shall mean, collectively, whether now or hereafter acquired, (a) the Property and (b) any other asset subject to the Lien of the Mortgage.

“Completion Guaranty” shall mean that certain Completion Guaranty Agreement, dated as of the date hereof, executed and delivered by Guarantor in connection with the Loan to and for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Component” shall mean, individually, any one of Component A, Component B, Component C, Component D, Component E, Component F, Component G and Component HRR and “Components” shall mean, collectively, Component A, Component B, Component C, Component D, Component E, Component F, Component G and Component HRR.

“Component A” shall mean the component of the Loan designated as “A-1” in Section 2.1.5 hereof.

“Component B” shall mean the component of the Loan designated as “A-2” in Section 2.1.5 hereof.

“Component C” shall mean the component of the Loan designated as “A-3” in Section 2.1.5 hereof.

“Component D” shall mean the component of the Loan designated as “A-4” in Section 2.1.5 hereof.

“Component E” shall mean the component of the Loan designated as “A-5” in Section 2.1.5 hereof.

“Component F” shall mean the component of the Loan designated as “A-6” in Section 2.1.5 hereof.

“Component G” shall mean the component of the Loan designated as “A-7” in Section 2.1.5 hereof.

“Component HRR” shall mean the component of the Loan designated as “A-8” in Section 2.1.5 hereof.]

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b).

“Conditional Resignation” shall have the meaning set forth in Section 5.1.28(h).

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Section 2.7 Taxes or ranch profits Section 2.7 Taxes.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” shall have correlative meanings.

“Covered Rating Agency Information” shall have the meaning set forth in Section 10.13(d) hereof.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums (including, but not limited to, any Spread Maintenance Payment and Breakage Costs) due to Lender in respect of the Loan under the Note, this Agreement, the Mortgage or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, the scheduled interest payments due under this Agreement and the Note.

“Debt Service Coverage Ratio” shall mean a ratio for the applicable period in which:

(a)the numerator is the Net Operating Income (excluding interest on credit accounts) for the immediately preceding twelve (12) full calendar month period for the Property as of the date of determination as set forth in the statements required hereunder, without deduction for (i) actual management fees incurred in connection with the operation of the Property (including amounts paid for group services and amounts to be reimbursed to Manager), or (ii) amounts paid to the Reserve Funds, less (A) management fees equal to the greater of (1) assumed management fees of two percent (2%) of Gross Income from Operations and (2) the actual management fees incurred (including amounts paid for group services and amounts to be reimbursed to Manager), and (B) Replacement Reserve Fund contributions equal to (1) two percent (2%) of Gross Income from Operations from Food and Beverage Operations and (2) four percent (4%) of all other Gross Income from Operations; and

(b)the denominator is the actual amount of interest due and payable on each of the Components of the Loan for such period (net of any payments made to Borrower pursuant to any Interest Rate Cap Agreement) and the actual amount of interest due and payable on the Mezzanine Loan for such period (net of any payments made to Mezzanine Borrower pursuant to any Interest Rate Cap Agreement (as defined in the Mezzanine Loan Agreement)).

“Debt Yield” shall mean, as of any date of determination, the percentage obtained by dividing:

(a)the Net Operating Income (excluding interest on credit accounts) for the immediately preceding twelve (12) full calendar month period for the Property as of the date of determination as set forth in the statements required hereunder, without deduction for (i) actual management fees incurred in connection with the operation of the Property, or (ii) amounts paid to the Reserve Funds, less (A) management fees equal to the greater of (1) assumed management fees of two percent (2%) of Gross Income from Operations and (2) the actual management fees incurred, and (B) Replacement Reserve Fund contributions equal to (1) two percent (2%) of Gross Income from Operations from Food and Beverage Operations and (2) four percent (4%) of all other Gross Income from Operations; and

(b)the sum of the outstanding principal balance of the Components of the Loan and the Mezzanine Loan.

“Debt Yield Cure” shall mean (a) no Event of Default or Mezzanine Loan Default shall be continuing and (b) the achievement of a Debt Yield of (i) prior to the Initial Maturity Date, of at least 6.75% and (ii) on and after the Initial Maturity Date and during each Extension Term, of at least 7.00%, in each case, for the two (2) consecutive calendar quarters immediately preceding the date of determination based upon the trailing twelve (12) month period immediately preceding such date of determination; provided that Borrower may achieve the required Debt Yield by making a prepayment of the Loan or delivery of a Letter of Credit, in each case, in accordance with Section 2.4.1(c) hereof, in which case the Debt Yield Cure will be deemed to have occurred upon the occurrence of such prepayment or delivery of the Letter of Credit.

“Debt Yield Trigger Event” shall mean a Debt Yield of less than (i) prior to the Initial Maturity Date, 6.75% and (ii) on and after the Initial Maturity Date and during each Extension Term, 7.00%, in each case, for the two (2) consecutive calendar quarters immediately preceding the date of such determination, based upon the trailing twelve (12) month period immediately preceding such date of determination, as determined by Lender.

“Deemed Approval Conditions” means, with respect to a request by Borrower for Lender’s consent or approval with respect to a specified matter set forth herein, that:

(i)Borrower shall deliver to Lender a written request for consent or approval with a bold-faced, conspicuous legend at the top of the first page thereof stating “FIRST NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE MARGARITAVILLE BEACH RESORT (FL) LOAN. FAILURE TO RESPOND TO THIS REQUEST WITHIN TEN (10) BUSINESS DAYS MAY RESULT IN THE REQUEST BEING DEEMED GRANTED”, accompanied by such information and documents as required hereunder and as may be reasonably required for Lender to adequately evaluate such request and the envelope containing such notice shall contain a bold and conspicuous provisions that states “PRIORITY – DEEMED APPROVAL MAY APPLY”;

(ii)if Lender fails to grant or deny its consent or approval within such ten (10) Business Day period, Borrower delivers to Lender a second written request for consent with a bold-faced, conspicuous legend at the top of the first page thereof stating “SECOND AND FINAL NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE MARGARITAVILLE BEACH RESORT (FL) LOAN. FAILURE TO RESPOND TO THIS REQUEST WITHIN FIVE (5) BUSINESS DAYS WILL RESULT IN YOUR APPROVAL BEING DEEMED GRANTED”, accompanied by such information and documents as required hereunder and as may be reasonably required for Lender to adequately evaluate such request and such additional information as shall have been requested by Lender in writing and the envelope containing such notice shall contain a bold and conspicuous provisions that states “PRIORITY – DEEMED APPROVAL MAY APPLY”; and

(iii) Lender fails to affirmatively grant or deny its consent or approval on or prior to the expiration of such second five (5) Business Day period (which grant or denial may be by e-mail); and

(iv) No Event of Default is continuing, provided, that (i) Borrower covenants and agrees to promptly reimburse Lender for all of its reasonable, actual out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred in connection with such request (whether the requested item is approved or disapproved) and (ii) Lender requesting additional and/or clarified information, in addition to approving or denying any request (in whole or in part), shall be deemed a response by Lender for purposes of the foregoing, and the aforesaid ten (10) Business Day or five (5) Business Day time-frame, as applicable, shall be reset upon the subsequent delivery to Lender of such additional and/or clarified information.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to each Component of the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate or (b) the sum of (i) three percent (3%) above the Interest Rate otherwise applicable to such Component and (ii) any interest at the default rate actually paid by Lender in connection with a cure of any breach by Borrower, including any payment of a Parking Garage Bond Special Assessment pursuant to any of the Parking Garage Bond Documents.

“Determination Date” shall mean, with respect to each Component, (i) with respect to any Interest Period that occurs while the Loan is a LIBOR Rate Loan, the date that is two (2) London Business Days prior to the first day of such Interest Period and (ii) with respect to any Interest Period that occurs while the Loan is a Prime Rate Loan or an Alternate Rate Loan, the date that is two (2) Business Days prior to the first day of such Interest Period.

“Disclosure Documents” shall mean, collectively, any written materials used or provided to any prospective investors and/or the Rating Agencies in connection with any public offering or private placement in connection with a Securitization (including, without limitation, a prospectus, prospectus supplement, private placement memorandum, offering memorandum, offering circular, term sheet, road show presentation materials or other offering documents, marketing materials or information provided to prospective investors), in each case in preliminary or final form and including any amendments, supplements, exhibits, annexes and other attachments thereto.

“EEA Financial Institution” shall have the meaning set forth in Section 10.26.

“EEA Member Country” shall have the meaning set forth in Section 10.26.

“EEA Resolution Authority” shall have the meaning set forth in Section 10.26.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts (or subaccounts thereof) maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts (or subaccounts thereof) maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity that has a long-term unsecured debt rating of “A2” or higher by Moody’s and “AA-” or higher by Fitch, and a short-term unsecured debt rating of “P-1” or higher by Moody’s and “F1” or higher by Fitch and that, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. § 9.10(b), having in either case a combined capital and surplus of at least $50,000,000.00 and subject to supervision or examination by federal and state authority, as applicable. An Eligible Account shall not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean either (a) a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short-term unsecured debt or deposit obligations or commercial paper of which are rated at least “P-1” by Moody’s in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of Letters of Credit and accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt or deposit obligations or commercial paper of which are rated at least “Aa3” by Moody’s), or (b) each of JPMorgan Chase Bank, National Association and Wells Fargo Bank, National Association, provided that the rating by S&P and the other Approved Rating Agencies for the short term unsecured debt obligations or commercial paper and long term unsecured debt obligations of the same does not decrease below the ratings set forth in subclause (a) hereof.

“Embargoed Person” shall mean any person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, The USA PATRIOT Act (including the anti-terrorism provisions thereof), the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701, et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder including those related to Specially Designated Nationals and Specially Designated Global Terrorists, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Law” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health or the environment, relating to Hazardous Substances, relating to liability for or costs of Remediation or prevention of Releases of Hazardous Substances or relating to liability for costs of other actual or threatened danger to human health (arising from exposure to Hazardous Substances). “Environmental Law” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. “Environmental Law” also includes, but is not limited to, any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law: (a) conditioning transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of the Property; (b) requiring notification or disclosure of Releases of Hazardous Substances or other environmental condition of the Property to any Governmental Authority or other Person, whether or not in connection with transfer of title to or interest in property; (c) imposing conditions or requirements in connection with permits or other authorization for lawful activity in connection with any environmental matters or use of Hazardous Substances at the Property; (d) relating to nuisance, trespass or other causes of action related to environmental conditions or the use or presence of Hazardous Substances at the Property, in each case in connection with the use or presence of Hazardous Substances; (e) relating to wrongful death or personal injury resulting from environmental conditions or exposure to Hazardous Substances; or (f) property or other damage in connection with any environmental condition or use of Hazardous Substances at the Property.

“Environmental Liens” shall have the meaning set forth in Section 5.1.19 hereof.

“Environmental Report” shall have the meaning set forth in Section 4.1.37 hereof.

“Equipment” shall have the meaning set forth in the Mortgage.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that is under common control with the Borrower or Guarantor within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower or the Guarantor and that is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) the occurrence with respect to a Plan of a reportable event, within the meaning of Section 4043(c) of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the Pension Benefit Guaranty Corporation (or any successor) (“PBGC”); (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the imposition of any liability on the Borrower, the Guarantor, or any ERISA Affiliates under Section 4062(e) of ERISA; (e) the withdrawal by the Borrower, the Guarantor, or any ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA that has resulted or could reasonably be expected to result in the imposition of liability on the Borrower, the Guarantor, or any ERISA Affiliates under ERISA; (f) the conditions set forth in Section 430(e) of the Code or Section 303(k)(1)(A) and (B) of ERISA to the creation of a lien upon property or assets or rights to property or assets of the Borrower, the Guarantor, or any ERISA Affiliates for failure to make a required payment to a Plan are satisfied; (g) the termination of a Plan by the PBGC pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan; (h) any failure by any Plan to satisfy the minimum funding standards, within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA, whether or not waived; (i) the determination that any Plan is or is expected to be in “at-risk” status, within the meaning of Section 430 of the Code or Section 303 of ERISA or (j) the receipt by the Borrower, the Guarantor, or any ERISA Affiliate of any notice concerning the imposition of liability with respect to the withdrawal or partial withdrawal from a Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be “insolvent” (within the meaning of Section 4245 of ERISA) or in “endangered” or “critical status” (within the meaning of Section 432 of the Code or Section 305 of ERISA).

“EU Bail-in Legislation Schedule” shall have the meaning set forth in Section 10.26 hereof.

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“Excess Cash Flow” shall have the meaning set forth in the Cash Management agreement.

“Excess Cash Flow Reserve Account” shall have the meaning set forth in Section 7.6 hereof

“Excess Cash Flow Reserve Fund” shall have the meaning set forth in Section 7.6 hereof.

“Exchange Act” shall have the meaning set forth in Section 9.2(a) hereof.

“Exchange Act Filing” shall mean a filing pursuant to the Exchange Act in connection with or relating to a Securitization.

“Excluded Taxes” shall mean any of the following Section 2.7 Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender, (a) Section 2.7 Taxes imposed on or measured by net income (however denominated), franchise Section 2.7 Taxes, and branch profits Section 2.7 Taxes, in each case: (i) imposed as a result of Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Section 2.7 Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Section 2.7 Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.7, amounts with respect to such Section 2.7 Taxes were payable to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Section 2.7 Taxes attributable to such Lender’s failure to comply with Section 2.7(e), (d) any Section 2.7 Taxes imposed under FATCA, and (e) any U.S. federal backup withholding Section 2.7 Taxes.

“Extended Maturity Date” shall have the meaning set forth in Section 2.8 hereof.

“Extension Option” shall have the meaning set forth in Section 2.8 hereof.

“Extension Strike Price” shall mean from and after the Initial Maturity Date, a strike price that, when added to the Applicable Spread (and taking into account the “Interest Rate” with respect to the Mezzanine Loan, assuming that the strike price under any Mezzanine Replacement Interest Rate Cap Agreement is added to the “Applicable Spread” under the Mezzanine Loan), would result in a Debt Service Coverage Ratio of no less than 1.10:1.00 for the applicable Extension Term, as determined by Lender in its reasonable discretion as of the date of exercise of the applicable Extension Option.

“Extraordinary Expense” shall have the meaning set forth in Section 5.1.11(e) hereof.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(i) of the Code.

“FBR Management Agreement” shall mean that certain Amended and Restated Management Agreement, dated as of March 13, 2019 and made effective as of April 18, 2018, between Borrower and FBR Manager, as amended by that certain First Amendment to Amended and Restated Management Agreement, dated as of April 18, 2019 between Borrower and FBR Manager, as the same may be further amended or modified from time to time in accordance with the terms and provisions of this Agreement.

“FBR Manager” shall mean Franchisor.

“FF&E” shall mean, collectively, furnishings, Fixtures and Equipment located in the guest rooms, hallways, lobbies, restaurants, lounges, meeting and banquet rooms, parking facilities, public areas or otherwise in any portion of the Property, including (without limitation) all beds, chairs, bookcases, tables, carpeting, drapes, couches, luggage carts, luggage racks, bars, bar fixtures, radios, television sets, intercom and paging equipment, electric and electronic equipment, heating, lighting and plumbing fixtures, fire prevention and extinguishing apparatus, cooling and air-conditioning systems, elevators, escalators, stoves, ranges, refrigerators, laundry machines, tools, machinery, boilers, incinerators, switchboards, conduits, compressors, vacuum cleaning systems, floor cleaning, waxing and polishing equipment, cabinets, lockers, shelving, dishwashers, garbage disposals, washer and dryers, and all other customary hotel and casino resort equipment and other tangible property owned by Borrower, or in which Borrower has or shall have an interest, now or hereafter located at the Property and useable in connection with the present or future operation and occupancy of the Property; provided, however, that FF&E shall not include (a) fixed asset supplies, including, but not limited to, linen, china, glassware, tableware, uniforms, other hotel inventory and similar items, whether used in connection with public space or guest rooms, or (b) items owned by tenants or by third party operators.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“Fixtures” shall have the meaning set forth in the Mortgage.

“Food and Beverage Operations” shall mean all food and beverage operations (including restaurants) at the Property.

“Force Majeure” shall mean any delay due solely to acts of God, governmental restrictions, stays, judgments, orders, decrees, enemy actions, civil commotion, fire, casualty, strikes or similar causes, in each case, outside the control of Borrower, provided that (1) any period of Force Majeure shall apply only to performance of the obligations necessarily affected by such circumstance and shall continue only so long as Borrower is diligently using all reasonable efforts to minimize the effect and duration thereof; and (2) Force Majeure shall not include the unavailability or insufficiency of funds.

“Foreign Benefit Arrangement” shall mean any employee benefit arrangement mandated by non-U.S. law that is maintained or contributed to by Borrower, Guarantor or any of their subsidiaries.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) that is not subject to U.S. law and is maintained or contributed to by the Borrower, the Guarantor or any of their subsidiaries.

“Franchise Agreement” shall mean that certain Second Amended and Restated Trademark Sub-License Agreement, dated as of March 13, 2019, between Borrower and Franchisor, as the same may be amended or modified from time to time in accordance with the terms and provisions of this Agreement or, if the context requires, the Replacement Franchise Agreement executed in accordance with the terms and provisions of this Agreement.

“Full Replacement Cost” shall have the meaning set forth in Section 6.1 hereof.

“Franchisor” shall mean Margaritaville of Hollywood Florida LLC, a Delaware limited liability company, or, if the context requires, a Qualified Franchisor.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Grantor Trust” shall mean a grantor trust as defined in Subpart E, Part I of Subchapter J of the Code, that holds the Note or a portion thereof.

“Gross Income from Operations” shall mean all income and proceeds (whether in cash or on credit, and computed on an accrual basis of accounting in accordance with the Uniform System of Accounts) received by Borrower or Manager for the use, occupancy or enjoyment of the Property, or any part thereof, or received by Borrower or Manager for the sale of any goods, services (including spa and other recreation services) or other items sold on or provided from the Property in the ordinary course of the Property operation, including without limitation: (a) all income and proceeds received from rental of rooms, Leases and commercial space, meeting, conference and/or banquet space within the Property including net parking revenue; (b) all income and proceeds received from food and beverage operations and from catering services conducted from the Property even though rendered outside of the Property; (c) all income and proceeds from business interruption, rental interruption and use and occupancy insurance with respect to the operation of the Property (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof); (d) all Awards for temporary use (after deducting therefrom all costs incurred in the adjustment or collection thereof and in Restoration of the Property); (e) all income and proceeds from judgments, settlements and other resolutions of disputes with respect to matters which would be includable in this definition of “Gross Income from Operations” if received in the ordinary course of the Property operation

(after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof); and (f) interest on credit accounts, rent concessions or credits, and other required pass-throughs and interest on Reserve Funds; but excluding, (1) gross receipts received by lessees, licensees or concessionaires of the Property to the extent not payable to Borrower; (2) consideration received at the Property for hotel accommodations, goods and services to be provided at other hotels, although arranged by, for or on behalf of Borrower or Manager; (3) income and proceeds from the sale or other disposition of goods, capital assets and other items not in the ordinary course of the Property operation; (4) federal, state and municipal excise, sales and use taxes collected directly from patrons or guests of the Property as a part of or based on the sales price of any goods, services or other items, such as gross receipts, room, admission, cabaret or equivalent taxes, including any Public User Fee (except to the extent such amounts are disbursed to Borrower from the User Fee Fund (as defined in the Parking Garage Bond Documents); (5) Awards (except to the extent provided in clause (d) above); (6) refunds of amounts not included in Operating Expenses at any time and uncollectible accounts; (7) gratuities collected by the Property employees; (8) the proceeds of any financing; (9) other income or proceeds not resulting from the use or occupancy of the Property, or any part thereof, and not resulting from the sale of goods, services or other items sold on or provided from the Property in the ordinary course of business; (10) any credits or refunds made to customers, guests or patrons in the form of allowances or adjustments to previously recorded revenues; and (11) payments made to Borrower pursuant to the Interest Rate Cap Agreement and payments made to Mezzanine Borrower pursuant to the Interest Rate Cap Agreement (as defined in the Mezzanine Loan Agreement).

“Ground Lease” shall mean that certain Amended and Restated Development Agreement and Ground Lease, dated as of June 21, 2013 between Borrower, as successor-in- interest to Margaritaville Hollywood Beach Resort, L.P. and Ground Lessor, as assigned pursuant to that certain Assignment and Assumption of Ground Lease by Margaritaville Hollywood Beach Resort, L.P. in favor of Borrower, dated as of April 12, 2018, as the same may be amended, restated, replaced or otherwise modified from time to time.

“Ground Lease Reserve Account” shall have the meaning set forth in Section 7.4.1 hereof.

“Ground Lease Reserve Fund” shall have the meaning set forth in Section 7.4.1 hereof.

“Ground Lessor” shall mean the City of Hollywood, a Florida municipal corporation, as lessor under each Ground Lease.

“Ground Rent” shall mean, all rents (including both base and additional rents, including any participation rent) and other charges due under the Ground Lease.

“Guarantor” shall mean, collectively, KSL Capital Partners IV, L.P., KSL Capital Partners IV FF, L.P., KSL Capital Partners IV-A, L.P. and Madison MVHF (Alternative), L.P.

“Guaranty” shall mean that certain Guaranty Agreement, dated as of the date hereof, executed and delivered by Guarantor in connection with the Loan to and for the benefit of

Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Hazardous Substances” shall mean any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables, explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise), but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties, including for the purpose of cleaning or other maintenance or operations and otherwise in compliance with all Environmental Laws.

“Improvements” shall have the meaning set forth in the granting clause of the Mortgage.

“Indebtedness” of a Person, at a particular date, shall mean the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt or preferred equity); (b) obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments; (c) indebtedness of such Person for the deferred purchase price of property or services (including trade obligations); (d) obligations of such Person under letters of credit; (e) obligations of such Person under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations of such Person to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; (g) obligations of such Person under PACE Loans, and (h) obligations of such Person secured by any Liens, whether or not the obligations have been assumed (other than the Permitted Encumbrances).

“Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.

“Indemnified Parties” shall mean Lender, any Affiliate of Lender that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co placement agents or co initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who Controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, any Person who is or will have been involved in the origination of the Loan, any Person who is or will have been involved in the servicing of the Loan secured hereby, any Person in whose name the encumbrance created by the Mortgage is or will have been recorded, any Person who may hold or acquire or will have held a full or partial interest in the Loan secured hereby (including, but not limited to, investors in the Securities, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan secured hereby for the benefit of third parties) as well as the respective directors, officers, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including, but not limited to, any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and including, but not limited to any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).

“Indemnified Taxes” shall mean (a) Section 2.7 Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnifying Person” shall mean Borrower.

“Independent Director” shall mean an individual who has prior experience as an independent director, independent manager or independent member with at least three years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Directors, another nationally-recognized company reasonably approved by Lender, in each case that is not an Affiliate of Borrower and that provides professional Independent Directors and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Director and is not, and has never been, and will not while serving as Independent Director be, any of the following:

(a)a member (other than a “special member” or “springing member”), partner, equityholder, manager, director, officer or employee of Borrower or any of its equityholders or Affiliates (other than as an Independent Director of Borrower or an Affiliate of Borrower that does not own a direct or indirect ownership interest in Borrower and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such Independent Director is employed by a company that routinely provides professional Independent Directors or managers in the ordinary course of its business);

(b)a creditor, supplier or service provider (including provider of professional services) to Borrower or any of its equityholders or Affiliates (other than a nationally- recognized company that routinely provides professional Independent Directors and other corporate services to Borrower or any of its Affiliates in the ordinary course of its business);

(c)a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(d)a Person that controls (whether directly, indirectly or otherwise) any of (a), (b) or (c) above.

A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (a) by reason of being the Independent Director of a “special purpose entity”

affiliated with Borrower that does not own a direct or indirect ownership interest in Borrower shall be qualified to serve as an Independent Director of the Borrower, provided that the fees that such individual earns from serving as an Independent Director of affiliates of Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. For purposes of this paragraph, a “special purpose entity” is an entity, whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to those contained in the definition of Special Purpose Entity of this Agreement.

“Initial Maturity Date” shall mean May 9, 2021.

“Initial Note” shall mean, that certain Consolidated, Amended and Restated Promissory Note, dated the date hereof, in the principal amount of $161,500,000, made by Borrower in favor of Lender, which Initial Note has been split pursuant to the Splitter Agreement and replaced by the Note.

“Insolvency Opinion” shall mean that certain non-consolidation opinion letter dated the date hereof delivered by Richards, Layton & Finger, P.A. in connection with the Loan.

“Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Interest Period” shall mean, in connection with the calculation of interest accrued with respect to any specified Payment Date for any Component, including the Maturity Date, the period commencing on and including the fifteenth (15th) day of the prior calendar month and ending on and including the fourteenth (14th) day of the calendar month in which such Payment Date occurs; provided, however, the Interest Period for the Payment Date relating to May 2019 shall be the period commencing on the Closing Date, and ending on and including May 14, 2019.

“Interest Rate” shall mean the rate at which the outstanding principal amount of each Component of the Loan bears interest from time to time in accordance with Section 2.2.3 hereof.

“Interest Rate Cap Agreement” shall mean, collectively, one or more interest rate protection agreements (together with the confirmation and schedules relating thereto) acceptable to Lender, between an Acceptable Counterparty and Borrower obtained by Borrower as and when required pursuant to Section 2.2.7 hereof. After delivery of a Replacement Interest Rate Cap Agreement or Substitute Interest Rate Cap Agreement to Lender, the term “Interest Rate Cap Agreement” shall be deemed to mean such Replacement Interest Rate Cap Agreement or Substitute Interest Rate Cap Agreement, as applicable, and such Replacement Interest Rate Cap Agreement or Substitute Interest Rate Cap Agreement, as applicable, shall be subject to all requirements applicable to the Interest Rate Cap Agreement.

“Intracoastal License Agreement” shall mean that certain License Agreement – Intracoastal Parcel dated as of February 9, 2011, by and between the City of Hollywood and Borrower, as successor in interest to Margaritaville Hollywood Beach Resort, L.P., as the same may be amended, restated, replaced or otherwise modified from time to time.

“Johnson Street License Agreement” shall mean that certain License Agreement – Johnson Street Parcel dated as of February 9, 2011 by and among the City of Hollywood, the Hollywood Community Redevelopment Agency and Borrower, as successor in interest to Margaritaville Hollywood Beach Resort, L.P., as amended by the Amendment to License Agreement – Johnson Street Parcel dated as of September 1, 2016 by and among the City of Hollywood, the Hollywood Community Redevelopment Agency and Borrower, as successor in interest to Margaritaville Hollywood Beach Resort, L.P., as the same may be amended, restated, replaced or otherwise modified from time to time.

“Lease” shall mean any lease (other than the Ground Lease), sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property by or on behalf of Borrower (other than short-term occupancy rights of hotel guests which are not the subject of a written lease, license or similar agreement, occupancy agreements for groups of hotel guests for transitory periods of time, and agreements for catering, conferences, business and similar special events or functions at the Property, in each case, entered into in the ordinary course of operating a hotel and resort), and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” shall mean, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower, the Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns. If the beneficial owner of the Loan for U.S. federal income tax purposes is a REMIC or a Grantor Trust, Lender shall mean the REMIC or Grantor Trust, as applicable.

“Lender’s Allocation” shall mean a fraction, expressed as a percentage as of the date of determination, the numerator of which is the outstanding principal balance of the Loan and the denominator of which is the aggregate outstanding principal balance of the Loan and the Mezzanine Loan.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit reasonably acceptable to Lender (either an evergreen letter of credit or one which does not expire until at least thirty (30) days after the Maturity Date or such earlier date as is thirty (30) days after such letter of credit is no longer required pursuant to the terms of this Agreement) in favor of Lender and entitling Lender to draw thereon based solely on a statement executed by an officer of Lender stating that it has the right to draw thereon under this Agreement in a location in the United States reasonably acceptable to Lender, issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution, and upon which letter of credit Lender shall have the right to draw in full: (a) if Lender has not received at least thirty (30) days prior to the date on which the then outstanding letter of credit is scheduled to expire, a notice from the issuing financial institution that it has renewed the applicable letter of credit; (b) thirty (30) days prior to the date of termination following receipt of notice from the issuing financial institution that the applicable letter of credit will be terminated (unless a replacement Letter of Credit is delivered prior to such date in accordance with the terms hereunder); and (c) thirty (30) days after the Lender has given notice to Borrower that the financial institution issuing the applicable letter of credit ceases to either be an Eligible Institution or meet the rating requirement set forth above (unless a replacement Letter of Credit is delivered prior to such date in accordance with the terms hereunder). Borrower shall not have or be permitted to have any liability or other obligations under any reimbursement agreement with respect to any Letter of Credit or otherwise in connection with any reimbursement to the Eligible Institution for draws on such Letter of Credit. Any Letters of Credit delivered hereunder shall be treated as a contribution to Borrower accompanied by the execution and delivery of a contribution agreement with the party to such Letter of Credit and a waiver of subrogation to claims against Borrower.

“LIBOR Rate” shall mean a fluctuating rate per annum equal to the LIBOR Rate Index plus the LIBOR Rate Spread for each Component.

“LIBOR Rate Index” shall mean, with respect to each Interest Period, the rate (expressed as a percentage per annum and rounded up to the next nearest 1/1000 of 1%) for deposits in U.S. dollars, for a one-month period, that appears on “Thomson Reuters ICE LIBOR# Rates – LIBOR01” (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date. If such rate does not appear on Thomson Reuters ICE LIBOR# Rates – LIBOR01 as of 11:00 a.m., London time, on such Determination Date, LIBOR shall be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in U.S. dollars for a one-month period that appear on the Thomson Reuters ICE LIBOR# Rates – LIBOR01 as of 11:00 a.m., London time, on such Determination Date, if at least two such offered rates so appear. If fewer than two such offered rates appear on the Thomson Reuters ICE LIBOR# Rates – LIBOR01 as of 11:00 a.m., London time, on such Determination Date, Lender (or Servicer, on Lender’s behalf) shall request the principal London office of any four major reference banks in the London interbank market selected by Lender to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such Determination Date for the amounts of not less than U.S. $1,000,000. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Lender (or Servicer, on Lender’s behalf) shall request any three major banks in New York City selected by Lender to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for amounts of not less than U.S. $1,000,000. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. The LIBOR Rate Index shall be determined conclusively by Lender or its agent. Notwithstanding the foregoing, in no event shall the LIBOR Rate Index be less than zero percent (0.0%) per annum.

“LIBOR Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon the LIBOR Rate.

“LIBOR Rate Spread” shall mean, with respect to each Component, the following amounts for each Interest Period through (and including) the last Interest Period in the second Extension Term, which amount shall thereafter be increased by twenty (20) basis points upon the commencement of the first Interest Period of the third Extension Option and any Interest Period thereafter:

(a)Component A:    2.37446%

(b)Component B:    2.37446%

(c)Component C:    2.37446%

(d)Component D:    2.37446%

(e)Component E:    2.37446%

(f)Component F:    2.37446%

(g)Component G:    2.37446% and

(h)Component HRR:    2.37446%.

For the avoidance of doubt and notwithstanding the foregoing or anything to the contrary herein: the LIBOR Rate Spread is without duplication of the Alternate Rate Spread and the Prime Rate Spread.

“License Agreements” shall mean, collectively, the Intracoastal License Agreement and the Intracoastal License Agreement.

“Lien” shall mean, any mortgage, deed of trust, deed to secure debt, indemnity deed of trust, lien, pledge, hypothecation, assignment, security interest, PACE Loan, or any other encumbrance, charge or transfer of, on or affecting Borrower, the Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Environmental Indemnity, the Assignment of Management Agreement, the Assignment of Management Agreement (FBR), the Assignment of Agreements, Assignment of Franchise Agreement, the Guaranty, the Completion Guaranty, the Lockbox Agreement, the Lockbox Agreement (FF&E Reserve), the Cash Management Agreement, the Interest Rate Cap Agreement, the Assignment of Interest Rate Cap Agreement, and all other documents and instruments now or hereafter executed and/or delivered by Borrower or Guarantor with respect to the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Loan-to-Value Ratio” shall mean, as of the date of its calculation, the ratio of (a) the outstanding principal amount of the Loan as of the date of such calculation to (b) the fair market value of the Property (for purposes of the REMIC provisions, counting only real property and excluding any personal property or going-concern value), as determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust.

“Lockbox Account” shall have the meaning set forth in Section 2.6.1 hereof.

“Lockbox Agreement” shall mean that certain Deposit Account Control Agreement dated the date hereof among Borrower, Lender and Lockbox Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, relating to funds deposited in the Lockbox Account.

“Lockbox Agreement (FF&E Reserve)” shall mean that certain Deposit Account Control Agreement (FF&E Reserve) dated the date hereof among Borrower, Lender, Manager and Wells Fargo Bank, National Association, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Lockbox Bank” shall mean the clearing bank which establishes, maintains and holds the Lockbox Account, which shall be an Eligible Institution.

“London Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in London, England are not open for business.

“Major Lease” shall mean any Lease (a) which, either individually or when taken together with any other Lease with the same Tenant or its Affiliates, demises in excess of 5,000 square feet in the Improvements, or (b) made with a Tenant that is paying base rent in an amount equal to or exceeding five percent (5%) of the Gross Income from Operations.

“Management Agreement” shall mean the management agreement entered into by and between Borrower and Manager, pursuant to which Manager is to provide management and other services with respect to the Property, or, if the context requires, a Qualified Manager who is managing the Property in accordance with the terms and provisions of this Agreement pursuant to a Replacement Management Agreement, as the same may be amended, restated, replaced or otherwise modified from time to time in accordance with the terms hereof.

“Manager” shall mean Davidson Hotel Company LLC, or, if the context requires, a Qualified Manager who is managing the Property in accordance with the terms and provisions of this Agreement pursuant to a Replacement Management Agreement.

“Manager Accounts” shall mean each Eligible Account maintained by Manager (that is not an Affiliated Manager) in the name of Borrower with respect to the Property in accordance with the terms of the Management Agreement.

“Manager FF&E Reserve Account” shall mean the “Reserve” as defined in the Management Agreement, which account shall be governed by the Management Agreement and Lockbox Agreement (FF&E Reserve) (if applicable).

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of Borrower, (b) the ability of Borrower to pay or perform its obligations, liabilities and indebtedness under this Agreement or any of the Loan Documents to which it is a party as such payment or performance becomes due in accordance with the terms thereof, (c) the rights, powers and remedies of Lender under the Loan Documents or the validity, legality or enforceability of this Agreement or any of the other Loan Documents, (d) the security interests or liens of Lender in the Property or other Collateral or the priority of such security interests or liens, or (e) the value, use, enjoyment or condition of the Property or the other Collateral.

“Maturity Date” shall mean the Initial Maturity Date or, following an exercise by Borrower of one (1) or more of the Extension Options described in Section 2.7(g) hereof, the applicable Extended Maturity Date, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Mezzanine Borrower” shall mean MVHF Hotel Holdings, LLC, a Delaware limited liability company, together with its successors and permitted assigns.

“Mezzanine Deposit Account” shall mean the “Deposit Account” as defined in the Mezzanine Loan Agreement.

“Mezzanine Lender” shall mean, collectively, JPMorgan Chase Bank, National Association, a banking association chartered under the laws of the United States of America, and Deutsche Bank AG, New York Branch, together with their respective successors and assigns.

“Mezzanine Loan” shall mean that certain loan made as of the date hereof by Mezzanine Lender to Mezzanine Borrower in the original principal amount of Eighteen Million Five Hundred Thousand and 00/100 Dollars ($18,500,000.00).

“Mezzanine Loan Agreement” shall mean that certain Mezzanine Loan Agreement, dated as of the date hereof, between Mezzanine Borrower and Mezzanine Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified, from time to time.

“Mezzanine Loan Debt” shall mean “Debt” as defined in the Mezzanine Loan Agreement.

“Mezzanine Loan Default” shall mean an “Event of Default” under the Mezzanine
Loan.

“Mezzanine Loan    Documents”    shall    mean    all    documents    evidencing    the Mezzanine Loan and all documents executed and/or delivered in connection therewith, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mezzanine Note” shall mean, collectively, (i) that certain Mezzanine Promissory Note A-1 dated the date hereof, made by Mezzanine Borrower in favor of JPMorgan Chase Bank, National Association, and (ii) that certain Mezzanine Promissory Note A-2 dated the date hereof, made by Mezzanine Borrower in favor of Deutsche Bank AG, New York Branch, as each of the same may be amended, restated, replaced, supplemented or otherwise modified, from time to time.

“Minimum Rate” means, with respect to each Component of the Loan, zero percent (0.0%) plus the LIBOR Rate Spread with respect to such Component.

“Monthly Debt Service Payment Amount” shall mean, on each Payment Date, the amount of interest which accrues on each Component of the Loan for the related Interest Period.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Morningstar” shall mean Morningstar Credit Ratings, LLC, or any of its successors in interest, assigns, and/or changed entity name or designation resulting from any acquisition by Morningstar, Inc. or other similar entity of Morningstar Credit Ratings, LLC.

“Mortgage” shall mean, that certain first priority Amended and Restated Leasehold Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated the date hereof, executed and delivered by Borrower to Lender as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Multiemployer Plan” shall mean a multiemployer plan, as defined in Section 3(37) or Section 4001(a)(3) of ERISA, as applicable, in respect of which the Borrower, Guarantor or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Multiple Employer Plan” shall mean a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower, Guarantor or any ERISA Affiliate and at least one Person other than the Borrower, Guarantor and the ERISA Affiliates, or (b) was so maintained in the prior five years, and in respect of which the Borrower, Guarantor or any ERISA Affiliate could have liability under Sections 4062-4069 of ERISA in the event such plan has been or were to be terminated.

“Net Operating Income” shall mean the amount obtained by subtracting Operating Expenses from Gross Income from Operations.

“Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.

“Non-Hotel Space” shall mean, that portion of the Property that is not operated as guest rooms as of the Closing Date and related common space.

“Note” shall mean, collectively, (i) that certain Promissory Note A-1, dated the date hereof, in the principal amount of $113,050,000.00, made by Borrower in favor of JPM and (ii) that certain Promissory Note A-2, dated the date hereof, in the principal amount of $48,450,000.00, made by Borrower in favor of DBNY, as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Obligations” shall mean Borrower’s obligation to pay the Debt and perform its obligations under the Note, this Agreement and the other Loan Documents.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized officer of Borrower or the general partner, managing member or sole member of Borrower, as applicable.

“Operating Expenses” shall mean the sum of all costs and expenses of operating, maintaining, directing, managing and supervising the Property, determined in accordance with the most recent addition of the Uniform System of Accounts (excluding, (i) depreciation and amortization, (ii) any Debt Service in connection with the Loan and any Debt Service (as defined in the Mezzanine Loan Agreement) in connection with the Mezzanine Loan, (iii) any Capital Expenditures in connection with the Property, (iv) any extraordinary or non-recurring expenses, (v) federal, state and municipal excise, sales and use taxes paid from funds collected directly from patrons or guests of the Property as a part of or based on the sales price of any goods, services or other items, such as gross receipts, room, admission, cabaret or equivalent tax, (vi) audit expenses and (vii) the costs of any other things specified to be done or provided at Borrower’s or Manager’s sole expense), incurred by Borrower or Manager pursuant to the Management Agreement, which are properly attributable to the period under consideration under Borrower’s system of accounting, including without limitation: (a) the cost of all food and beverages sold or consumed and of all necessary chinaware, glassware, linens, flatware, uniforms, utensils and other items of a similar nature, including such items bearing the name or identifying characteristics of the hotels as Borrower and/or Manager shall reasonably consider appropriate (“Operating Equipment”) and paper supplies, cleaning materials and similar consumable items (“Operating Supplies”) placed in use (other than reserve stocks thereof in storerooms), Operating Equipment and Operating Supplies shall be considered to have been placed in use when they are transferred from the storerooms of the Property to the appropriate operating departments; (b) salaries and wages of personnel of the Property, including costs of payroll taxes and employee benefits; (c) the cost of all other goods and services obtained by or on behalf of Borrower in connection with its operation of the Property including, without limitation, heat and utilities, office supplies and all services performed by third parties, including leasing expenses in connection with telephone and data processing equipment, and all existing and any future installations necessary for the operation of the Improvements for hotel purposes (including, without limitation, heating, lighting, sanitary equipment, air conditioning, laundry, refrigerating, built-in kitchen equipment, telephone equipment, communications systems, computer equipment and elevators), Operating Equipment and existing and any future furniture, furnishings, wall coverings, fixtures and hotel equipment necessary for the operation of the building for hotel purposes which shall include all equipment required for the operation of kitchens, bars, laundries, (if any) and dry cleaning facilities (if any), office equipment, cleaning and engineering equipment and vehicles; (d) the cost of repairs to and maintenance of the Property other than of a capital nature; (e) insurance premiums for general liability insurance, workers’ compensation insurance or insurance required by similar employee benefits acts and such business interruption or other insurance as may be provided for protection against claims, liabilities and losses arising from the operation of the Property (as distinguished from any property damage insurance on the Property building or its contents) and losses incurred on any self-insured risks of the foregoing types, provided that Borrower and Manager have specifically approved in advance such self-insurance or insurance is unavailable to cover such risks; (f) all Taxes and Other Charges (other than federal, state or local income taxes and franchise taxes or the equivalent) payable by or assessed against Borrower with respect to the operation of the Property; (g) legal fees and fees of any firm of independent certified public accounts designated from time to time by Borrower for services directly related to the operation of the Property; (h) the costs and expenses of technical consultants and specialized operational experts for specialized services in connection with non-recurring work on operational, legal, functional, decorating, design or construction problems and activities; (i) all expenses for advertising the Property and all expenses of sales promotion and public relations activities; (j) the cost of any reservations system, any accounting services or other group benefits, programs or services from time to time made available to properties in the Borrower’s system; (k) the cost associated with any retail Leases; (l) any management fees, basic and incentive fees or other fees and reimbursables paid or payable to Manager under the Management Agreement; (m) any franchise fees or other fees and reimbursables paid or payable to Franchisor under the Franchise Agreement; and (n) all costs and expenses of owning, maintaining, conducting and supervising the operation of the Property, determined in accordance with the Uniform System of Accounts, to the extent such costs and expenses are not included or excluded above.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Other Connection Taxes” shall mean Section 2.7 Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Section 2.7 Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Loan or any Loan Document).

“Other Obligations” shall have the meaning as set forth in the Mortgage.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Section 2.7 Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Section 2.7 Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Violations” shall have the meaning set forth in Section 4.1.10 hereof.

“PACE Loan” shall mean (x) any “Property-Assessed Clean Energy loan” or (y) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to the Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year governmental assessments against the Property.

“Parking Garage” shall mean that portion of the Property currently being operating as a parking garage and shall include the approximately 579 spaces that are currently owned by the CDD in such parking garage.

“Parking Garage Bonds” shall mean the $36,395,000 Taxable Revenue Bonds (Public Parking Facilities Project), Series 2014.

“Parking Garage Bond Documents” shall mean those certain agreements, as set forth on Schedule II hereto, as each of the same may be further amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Parking Garage Bond Payments” shall mean, the Parking Garage Bond Special Assessments and any other amounts, if any, that Borrower is obligated to pay under the Parking Garage Bond Documents.

“Parking Garage Bond Special Assessments” shall mean any “Special Assessments” as defined in the Parking Garage Bond Supplemental Indenture, including, to the extent constituting obligations of Borrower, in connection with any amounts required to be deposited by Borrower into the Series 2014 Debt Service Reserve Account (as defined in the Parking Garage Bond Supplemental Indenture) pursuant to Section 5.01 of the Parking Garage Bond Supplemental Indenture.

“Parking Garage Bond Supplemental Indenture” shall have the meaning set forth on Schedule II, attached hereto.

“Parking Garage Management Agreement” shall mean that certain Public Parking Garage Management Agreement by and between the CDD and Borrower, dated as of September 1, 2015, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereunder.

“Participant Register” shall have the meaning set forth in Section 9.1.1(g) hereof.

“Payment Date” shall mean, with respect to any Component, the ninth (9th) day of each calendar month during the term of the Loan, or if such date is not a Business Day, the immediately preceding Business Day.

“PBGC” shall have the meaning assigned to that term in the definition of ERISA Event.

“Permitted Capital Projects” shall mean, one or more capital projects consisting of alterations and work performed by Borrower at the Property in accordance with the terms hereunder, including, in connection with a Permitted Space Conversion, so long as the cost for any such individual project shall not exceed $1,500,000 (except to the extent amounts for such projects are reserved and are permitted to be paid or reimbursed from the Replacement Reserve Fund in accordance with the terms hereunder) and no more than four (4) such individual projects are outstanding at any time.

“Permitted Encumbrances” shall mean, with respect to the Property, collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet delinquent, (d) Liens, if any, for Taxes and Other Taxes imposed by any Governmental Authority not yet due or delinquent or which are contested in good faith by appropriate action in accordance with the terms hereunder and for which Borrower has set aside adequate reserves on its books, (e) rights of Tenants as tenants only, (f) all easements, rights-of-way, restrictions and other similar non-monetary encumbrances recorded against and affecting the Property and that do not materially and adversely affect (i) the ability of Borrower to pay any of its obligations to any Person as and when due (ii) the marketability of title to the Property, (iii) the fair market value of the Property, or (iv) the use or operation of the Property, (g) Liens relating to Permitted Equipment Leases and customary purchase money security interests of sellers of goods that satisfy the conditions set forth in the definition of “Permitted Indebtedness”, (h) rights of the Manager under the Management Agreement in accordance with the terms of the Loan Documents, (i) mechanics’, materialmen’s or similar Liens, in each case only if such Liens are discharged or bonded over within sixty (60) days of their filing or fully insured over by the title insurance company issuing the Title Insurance Policy, or Borrower deposits an amount equal to the disputed amount with Lender, in each case which do not have a Material Adverse Effect, (j) rights of concessionaires under concession agreements (including that certain Concession Agreement dated March 1, 2017 between Borrower and Stand Up Paddle Lessons LLC and the Concession Agreement effective as of November 1, 2018 by and between Under the Sun Beach Services, Inc., and Borrower), provided, that such concession agreements do not and shall not be permitted to, constitute a Lien against the Property) and (k) such other title and survey exceptions as Lender has approved or may approve in writing, which approval shall not be unreasonably withheld, conditioned or delayed, which Permitted Encumbrances in the aggregate do not materially adversely affect the value or use of the Property or Borrower’s ability to repay the Loan.

“Permitted Equipment Leases” means equipment or personal property financing or vehicle financing (a) that is entered into on arm’s-length terms and conditions in the ordinary course of Borrower’s business, (b) that relate to Personal Property or vehicles which will be (i) used in connection with the operation and maintenance of the Property in the ordinary course of Borrower’s business and (ii) readily replaceable without material interference or interruption to the operation of the Property and (c) which is secured only by the financed equipment or Personal Property or vehicles and the products and proceeds thereof.

“Permitted Equipment Transfer” shall mean the Transfer of FF&E and/or Personal Property that is either being replaced or that is no longer necessary in connection with the operation of the Property, in each case, in the ordinary course of business, provided such Transfer will not materially and adversely affect the value, use or operation of the Property.

“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, or any certificate administrator under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(i)direct obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States of America, Fannie Mae, Freddie Mac or any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America that mature in one (1) year or less from the date of acquisition; provided that any obligation of, or guarantee by, any agency or instrumentality of the United States of America shall be a Permitted Investment only if such investment would not result in the downgrading, withdrawal or qualification of the then-current rating assigned by each Approved Rating Agency to any Securities as evidenced in writing, other than (a) unsecured senior debt obligations of the U.S. Treasury (direct or fully guaranteed obligations), U.S. Department of Housing and Urban Development public housing agency bonds, Federal Housing Administration debentures, Government National Mortgage Association guaranteed mortgage-backed securities or participation certificates, RefCorp debt obligations and SBA-guaranteed participation certificates and guaranteed pool certificates and (b) Farm Credit System consolidated system-wide bonds and notes, Federal Home Loan Banks’ consolidated debt obligations, Freddie Mac debt obligations, and Fannie Mae debt obligations (1) rated at least “A-1” by S&P, if such obligations mature in sixty (60) days or less, or rated at least “AA-”, “A-1+” or “AAAm” by S&P, if such obligations mature in 365 days or less and (2)(A) if it has a term of thirty (30) days or less, the short-term obligations of which are rated in the highest short-term rating category by Moody’s or the long-term obligations of which are rated at least “A2” by Moody’s, (B) if it has a term of three (3) months or less, but more than thirty (30) days, the short-term obligations of which are rated in the highest short-term rating category by Moody’s and the long-term obligations of which are rated at least “A1” by Moody’s, (C) if it has a term of six (6) months or less, but more than three (3) months, the short- term obligations of which are rated in the highest short-term rating category by Moody’s and the long-term obligations of which are rated at least “Aa3” by Moody’s, and (D) if it has a term of more than six (6) months, the short-term obligations of which are rated in the highest short-term rating category by Moody’s and the long-term obligations of which are rated “Aaa” by Moody’s;

(ii)federal funds, unsecured certificates of deposit, time deposits, banker’s acceptances, and repurchase agreements having maturities of not more than 90 days of any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, the short-term debt obligations of which are rated (a) “A-1+” (or the equivalent) by S&P and, if it has a term in excess of three months, the long-term debt obligations of which are rated “AAA” (or the equivalent) by S&P, and that (1) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (2) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000, (b) in one of the following Moody’s rating categories: (1) for maturities less than one month, a long-term rating of “A2” or a short- term rating of “P-1”, (2) for maturities between one and three months, a long-term rating of “A1” and a short-term rating of “P-1”, (3) for maturities between three months to six months, a long-term rating of “Aa3” and a short-term rating of “P-1” and (4) for maturities over six months, a long-term rating of “Aaa” and a short-term rating of “P-1”, or such other ratings as confirmed in a Rating Agency Confirmation and (c) in one of the following DBRS rating categories: (1) for maturities less than three months, a short term rating by DBRS of R-1 (high) and (2) for maturities greater than three months, a long-term rating by DBRS of AAA;

(iii) deposits that are fully insured by the Federal Deposit Insurance Corp. (“FDIC”);

(iv) commercial paper rated (a) “A–1+” (or the equivalent) by S&P and having a maturity of not more than 90 days, (b) in one of the following Moody’s rating categories: (i) for maturities less than one month, a long-term rating of “A2” or a short- term rating of “P-1”, (ii) for maturities between one and three months, a long-term rating of “A1” and a short-term rating of “P-1”, (iii) for maturities between three months to six months, a long-term rating of “Aa3” and a short-term rating of “P-1” and (iv) for maturities over six months, a long-term rating of “Aaa” and a short-term rating of “P-1” and (c) in one of the following DBRS rating categories: (i) for maturities less than six months, a short-term rating by DBRS of R-1(high) and for maturities greater than six months, a long-term rating by DBRS of AAA;

(v)any money market fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clause (i) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from S&P and Moody’s; and

(vi) such other investments as to which each Approved Rating Agency shall have delivered a Rating Agency Confirmation.

Notwithstanding the foregoing, “Permitted Investments” (i) shall exclude any security with the S&P’s “r” symbol (or any other Approved Rating Agency’s corresponding symbol) attached to the rating (indicating high volatility or dramatic fluctuations in their expected returns because of market risk), as well as any mortgage-backed securities and any security of the type commonly known as “strips”; (ii) shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; (iii) shall only include instruments that qualify as “cash flow investments” (within the meaning of Section 860G(a)(6) of the Code); and (iv) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment. Interest may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index. No investment shall be made which requires a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity. All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three months from the date of their purchase and (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.

“Permitted Space Conversion” shall mean, with respect to any Non-Hotel Space, the modification of the operations of such space to an alternative operation or purpose, including the conversion of a restaurant space to a branded or licensed food and beverage operation and/or leasing of space to third party operators, so long as (i) such alternative operations are consistent with the continued operation of the Property as a full service hotel and are otherwise in compliance with the terms hereunder, including compliance with all Legal Requirements, (ii) such modifications shall not result in recurring payment obligations by Borrower in excess of $1,250,000, in the aggregate, per annum and (iii) such modifications shall not reasonably be expected to result in a degradation of the Net Operating Income of the Property, as evidenced by an officer’s certificate from Borrower.

“Permitted Transfer” shall mean any of the following: (a) any transfer, directly as a result of the death of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by the decedent in question to the Person or Persons lawfully entitled thereto, (b) any transfer, directly as a result of the legal incapacity of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by such natural person to the Person or Persons lawfully entitled thereto, (c) any Transfer permitted without the consent of Lender pursuant to this Agreement, (d) Permitted Encumbrances, (e) Permitted Equipment Transfers and (f) any direct or indirect pledge by the Mezzanine Borrower of the direct ownership interests in Borrower and other collateral pursuant to the Mezzanine Loan Agreement (or any Transfer occurring upon the foreclosure of, or other remedial action with respect to, the same or delivery of an assignment in lieu of foreclosure in respect of the same).

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of the Mortgage.

“PIP Work” shall have the meaning set forth in Section 7.3.1 hereof.

“Plan” shall mean a Single Employer Plan, a Multiple Employer Plan or a Multiemployer Plan.

“Plan Assets” shall mean “plan assets” within the meaning of 29 C.F.R.§ 2510.3-101, etseq., as modified by Section 3(42) of ERISA.

“Policies” shall have the meaning set forth in Section 6.1(b) hereof.

“Policy” shall have the meaning set forth in Section 6.1(b) hereof.

“Prime Rate” shall mean shall mean a fluctuating rate per annum equal to the Prime Rate Index plus the Prime Rate Spread applicable to each Component of the Loan; provided, however, in no event shall the Prime Rate be deemed to be less than the Minimum Rate.

“Prime Rate Index” shall mean the annual rate of interest publicly announced by JPMorgan Chase Bank, National Association, in New York, New York, as its base rate, as such rate shall change from time to time. If JPMorgan Chase Bank, National Association, ceases to announce a base rate, Prime Rate Index shall mean the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate.” If The Wall Street Journal ceases to publish the “Prime Rate,” the Lender shall select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall select a comparable interest rate index. Notwithstanding the foregoing, in no event shall Prime Rate Index be less than zero percent (0.0%).

“Prime Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon the Prime Rate.

“Prime Rate Spread” shall mean, in connection with the conversion of any Component of the Loan from a LIBOR Rate Loan to a Prime Rate Loan, the difference (expressed as the number of basis points) of (a) the LIBOR Rate Index plus the LIBOR Rate Spread to such Component as of the Determination Date for which the LIBOR Rate Index was last applicable to such Component of the Loan minus (b) the Prime Rate Index as of such Determination Date; provided, however, that if such difference is a negative number, the Prime Rate Spread shall be zero; provided, further, however, that if the Loan is a Prime Rate Loan immediately prior to the commencement of the third Extension Term the Prime Rate Spread will be increased by twenty (20) basis points for the Interest Period applicable to the first Payment Date in the third Extension Term and any Payment Date following such Payment Date.

“Principal” shall mean the Special Purpose Entity that is the general partner of Borrower, if Borrower is a limited partnership, or managing member of Borrower, if Borrower is a limited liability company other than a single-member Delaware limited liability company. Each of the parties hereto hereby acknowledges that, as of the Closing Date, there is no Principal.

“Property” shall mean the parcel of real property, the Improvements thereon and all personal property owned by Borrower (or leased pursuant to the Ground Lease or licensed pursuant to the License Agreements) and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clauses of the Mortgage and referred to therein as the “Property”.

“Property Agreements” shall mean, collectively, the License Agreements and the Beach Services Agreement.

“Provided Information” shall mean any and all financial and other information provided at any time prepared by, or on behalf of, Borrower, Guarantor and/or Manager.

“Public User Fee” shall mean the “Public User Fee” as defined in the Declaration of Covenants Imposing and Implementing the Margaritaville Resort Hotel Public User Fee, dated as of February 5, 2014.

“Qualified Approved Manager” shall mean, any of (a) Hilton, Marriott, Starwood, Four Seasons, Mandarin Oriental, Hyatt and Fairmont or any of their respective Affiliates so long as the Property is flagged and branded by such Person under a flag in the category of “Luxury” in the STR chain scale, or (b) Pyramid, Interstate, Crescent, Sage, White Lodging, KSL Capital Partners, LLC or any of their respective Affiliates, so long as the Property is flagged and branded by a Qualified Franchisor.

“Qualified Franchisor” shall mean either (a) Franchisor; (b) Hilton, Marriott, Starwood, Four Seasons, Mandarin Oriental, Hyatt and Fairmont so long as the Property is flagged and branded by such Person under a flag in the category of “Luxury” in the STR chain scale or (c) in the reasonable judgment of Lender, a reputable and experienced franchisor (which may be an Affiliate of Borrower) possessing experience in flagging hotel properties similar in size, scope, use and value as the Property, provided, that if required by Lender, Borrower shall have obtained (i) in the case of clause (c), a Rating Agency Confirmation from the Approved Rating Agencies that licensing of the Property by such Person will not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof and (ii) if such Person is an Affiliate of Borrower, an Additional Insolvency Opinion.

“Qualified Insurer” shall have the meaning set forth in Section 6.1 hereof.

“Qualified Manager” shall mean, any of, (a) Manager; (b) a Qualified Approved Manager; or (c) in the reasonable judgment of Lender, a reputable and experienced management organization (which may be an Affiliate of Borrower) possessing experience in managing properties similar in size, scope, use and value as the Property provided, that, if required by Lender, Borrower shall have obtained (i) in the case of clause (c) above, a Rating Agency Confirmation from the Approved Rating Agencies with respect to the management of the Property by such Person and (ii) if such entity is an Affiliate of Borrower, an Additional Insolvency Opinion.

“Qualified Manager (Non-Hotel Space)” shall mean, with respect to any portion of the Non-Hotel Space, (a) a reputable and experienced management organization (which shall not be an Affiliate of Borrower) with (i) not less than two (2) years’ experience in managing restaurants, spas, fitness centers, or portions of hotel properties with substantially the same use (or intended use) and operations as the applicable Non-Hotel Space or (ii) not less than five (5) full service hotels (exclusive of the Property) or (b) in the reasonable judgment of Lender, a reputable and experienced management organization (which shall not be an Affiliate of Borrower) possessing experience in managing properties (or portions thereof) similar in size, scope, use (or intended use) and value as the applicable portion of the Non-Hotel Space.

“Qualified Transferee” shall mean, a bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, real estate company, investment fund or an institution substantially similar to any of the foregoing (i) that shall have total assets (in name or under management) in excess of $300,000,000 and capital/statutory surplus or shareholder’s equity in excess of $100,000,000 (in each case, exclusive of the Property) and (ii) for whom, prior to the Transfer, (x) Lender shall have received evidence reasonably acceptable to Lender (which may be in the form of an Officer’s Certificate) that the proposed transferee (1) has never been convicted of, or pled guilty or no contest to, and is not then currently under indictment for, a felony, (2) is not an Embargoed Person, (3) has not been the subject of any Bankruptcy Action within seven (7) years prior to the date of the proposed Transfer and (4) has no material outstanding judgments against such proposed transferee and (y) if the proposed transferee will obtain Control of or obtain twenty percent (20%) (or (x) such lesser amount as may be required by any Lender’s then current “know your customer” requirements, but in no event less than 10% or (y) prior to a Securitization, 10%) or more of the direct or indirect interest in Borrower (or a Transferee pursuant to Section 5.2.10(e)), Borrower shall have delivered all information and searches required by Lender with respect to customary “know your customer”, OFAC review and other customary searches that are reasonably satisfactory to Lender.

“Ratable Share” shall mean, as to any Co-Lender, the ratio, expressed as a percentage of
(a) the sum of the unpaid principal amount of the Loan owing to such Co-Lender as of such date to (b) the sum of the aggregate unpaid principal amount of the Loan as of such date.

“Rating Agencies” shall mean each of S&P, Moody’s, Fitch and Morningstar or any other nationally recognized statistical rating agency, which has assigned a rating to the Securities.

“Rating Agency Confirmation” shall mean, collectively, a written affirmation from each of the Approved Rating Agencies that the credit rating of the Securities given by such Approved Rating Agency of such Securities immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Approved Rating Agency’s sole and absolute discretion. In the event that, at any given time, any Approved Rating Agency has elected not to consider whether to grant or withhold such an affirmation and Lender does not otherwise have an approval right with respect to such event, then the term Rating Agency Confirmation by such Approved Rating Agency shall be deemed instead to require the written reasonable approval of Lender based on its good faith determination of whether the Approved Rating Agency would issue a Rating Agency Confirmation, provided that the foregoing shall be inapplicable in any case in which Lender has an independent approval right in respect of the matter at issue pursuant to the terms of this Agreement.

“REA” shall mean, the agreements set forth on Schedule IV, attached hereto and any declaration of covenants, restrictions, easements, charges and liens, any construction, operation and reciprocal easement agreement, any covenants, conditions and restrictions or easement agreement or similar agreement to which Borrower is a party or to which it is bound (including any separate agreement or other agreement between Borrower and one or more other parties to an REA with respect to such REA) that is entered into after the Closing Date, as each of the same may be amended, restated, supplemented or otherwise modified from time to time.

“Register” shall have the meaning set forth in Section 9.1.1(f) hereof.

“Related Entities” shall have the meaning set forth in Section 5.2.10(e) hereof.

“Release” of any Hazardous Substance shall mean any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances.

“Remediation” shall mean any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Substance, any actions to prevent, cure or mitigate any Release of any Hazardous Substance, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Hazardous Substances.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note or a portion thereof.

“Rents” shall mean, all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or its agents or employees from any and all sources arising from or attributable to the Property, and proceeds, if any, from business interruption or other loss of income or insurance, including, without limitation, all hotel receipts, revenues and credit card receipts collected from guest rooms, restaurants, bars, meeting rooms, banquet rooms and recreational facilities, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Borrower or any operator or manager of the hotel or the commercial space located in the Improvements or acquired from others (including, without limitation, from the rental of any office space, retail space, guest rooms or other space, halls, stores, and offices, and deposits securing reservations of such space), license, lease, sublease and concession fees and rentals, health club membership fees, food and beverage wholesale and retail sales, service charges, vending machine sales and proceeds, if any, from business interruption or other loss of income insurance.

“Replacement Franchise Agreement” shall mean either (a) a franchise, trademark and license agreement with a Qualified Franchisor substantially in the same form and substance as the Franchise Agreement, or (b) a franchise, trademark and license agreement with a Qualified Franchisor, which franchise, trademark and license agreement shall be reasonably acceptable to Lender in form and substance, provided, with respect to this subclause (b), Lender, at its option, may require that Borrower shall have obtained prior written confirmation from the applicable Rating Agencies that such franchise, trademark and license agreement will not cause a downgrade, withdrawal or qualification of the then current rating of the Securities or any class thereof.

“Replacement Interest Rate Cap Agreement” shall mean, collectively, one or more interest rate protection agreements, reasonably acceptable to Lender, from an Acceptable Counterparty with terms substantially similar to the Interest Rate Cap Agreement except that the same shall be effective as of the date required in Section 2.2.7(c); provided that to the extent any such interest rate protection agreements do not meet the foregoing requirements, a “Replacement Interest Rate Cap Agreement” shall be such interest rate protection agreements approved in writing by the Approved Rating Agencies with respect thereto.

“Replacement Management Agreement” shall mean, (x) collectively, (a) either (i) a management agreement with a Qualified Manager in the same or substantially the same form and substance as the Management Agreement, (ii) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance, provided, that, with respect to this subclause (ii), Lender, at its option, may require that Borrower shall have obtained a Rating Agency Confirmation from the Approved Rating Agencies with respect to such management agreement and (b) an assignment of management agreement and subordination of management fees substantially in the form then used by Lender (or of such other form and substance reasonably acceptable to Lender), which form shall take into account whether such Qualified Manager is an Affiliated Manager, executed and delivered to Lender by Borrower and such Qualified Manager at Borrower’s expense or (y) with respect to any Non-Hotel Space, a management agreement for any Non-Hotel Space with a Qualified Manager (Non-Hotel Space) that satisfies the requirements set forth in Section 5.1.22(c) hereof that has been collaterally assigned to Lender pursuant to the Assignment of Agreements and that shall provide for subordination of such management agreement to the Loan, the Loan Documents and Lender’s interest in the Property pursuant to the terms thereunder.

“Replacement Reserve Account” shall have the meaning set forth in Section 7.3.1hereof.

“Replacement Reserve Fund” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Monthly Deposit” shall mean, an amount equal to the greater of (a) the aggregate amount of all deposits for Replacements, if any, required to be deposited by with Manager pursuant to the Management Agreement and (b) the sum of (i) two percent (2%) of Gross Income from Operations from Food and Beverage Operations and (ii) four percent (4%) of all other Gross Income from Operations for the Property, for the calendar month that is two (2) calendar months prior to the calendar month of the Payment Date on which such deposit is required and in each case, subject to adjustment in accordance with Section 7.3.1 hereof.

“Replacements” shall have the meaning set forth in Section 7.3.1 hereof.

“Reserve Accounts” shall mean, collectively, the Tax and Insurance Reserve Account, the Replacement Reserve Account, the Rooms Reconfiguration Reserve Account, the Ground Lease Reserve Account, the Excess Cash Flow Reserve Account and any other escrow fund account established by the Loan Documents.

“Reserve Funds” shall mean, collectively, the Tax and Insurance Reserve Fund, the Replacement Reserve Fund, the Rooms Reconfiguration Reserve Fund, the Ground Lease Reserve Fund, the Excess Cash Flow Reserve Fund and any other escrow fund established by the Loan Documents.

“Restoration” shall mean the repair and restoration of the Property after a Casualty or Condemnation as nearly as possible to the condition the Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Restricted Party” shall mean collectively, (a) Borrower, any Guarantor and (b) any shareholder, partner, member, non-member manager, any direct or indirect legal or beneficial owner of, Borrower, any Guarantor, or any non-member manager but, with respect to clause (b), excluding any shareholders or owners of stock or equity interest that are publicly traded on any nationally or internationally recognized stock exchange that are not Affiliates of Borrower, or Guarantor.

“Rooms Reconfiguration Reserve Account” shall have the meaning set forth in Section 7.3.1 hereof.

“Rooms Reconfiguration Reserve Fund” shall have the meaning set forth in Section 7.3.1 hereof.

“Rooms Reconfiguration Work” shall have the meaning set forth in Section 7.3.1 hereof.

“S&P” shall mean Standard & Poor’s Ratings Services.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance, pledge, grant of option or other transfer or disposal of a legal or beneficial interest, whether direct or indirect.

“Satisfactory Search Results” shall mean the results of credit history check, litigation, lien, bankruptcy, judgment and other similar searches with respect to the applicable transferee and its applicable affiliates, in each case, (i) revealing no matters which would have a material adverse effect on Borrower’s financial condition, the value of the Property or the Property’s Net Operating Income; (ii) demonstrating that any transferee is not an Embargoed Person and (iii) yielding results which are otherwise acceptable to Lender in its reasonable discretion.

“Section 2.7 Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Securities” shall have the meaning set forth in Section 9.1 hereof.

“Securities Act” shall have the meaning set forth in Section 9.2(a) hereof.

“Securitization” shall have the meaning set forth in Section 9.1 hereof.

“Servicer” shall have the meaning set forth in Section 9.5 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.

“Similar Law” shall have the meaning set forth in Section 4.1.9(b) hereof.

“Single Employer Plan” shall mean a single employer plan, as defined in Section 3(41) or Section 4001(a)(15) of ERISA, as applicable, that is subject to Title IV of ERISA and (a) is maintained for employees of the Borrower, Guarantor or any ERISA Affiliate and no Person other than the Borrower, Guarantor and the ERISA Affiliates, or (b) was so maintained in the prior five years, and in respect of which the Borrower, Guarantor or any ERISA Affiliate could have liability under Sections 4062-4069 of ERISA in the event such plan has been or were to be terminated.

“Special Purpose Entity” shall mean a corporation, a limited partnership or limited liability company that shall at all times on and after the date hereof comply with the following requirements unless it has received prior consent to do otherwise from Lender or a permitted administrative agent thereof, and, while the Loan is securitized, a Rating Agency Confirmation from each of the Approved Rating Agencies, and an Additional Insolvency Opinion, in each case:
(i)is and shall be organized solely for the purpose of acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating its respective interest in the Property, entering into and performing its obligations under the Loan Documents with Lender, the Parking Garage Management Agreement and the Parking Garage Bond Documents (to the extent it is a party thereto or has any binding obligations thereunder), refinancing the Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(ii)shall not engage in any business unrelated to the foregoing;

(iii) shall not own any real property other than, the Property;

(iv) does not have, and shall not have any assets other than its respective interest in the Property and personal property necessary or incidental to its ownership and operation of the Property;

(v)shall not engage in, seek, consent to or permit (A) any dissolution, winding up, liquidation, consolidation or merger or division into two (2) or more limited liability companies or other legal entities or (B) any sale or other transfer of all or substantially all of its assets or any sale of assets outside the ordinary course of its business, except as permitted by the Loan Documents;

(vi)shall not cause, consent to or permit any amendment of its limited partnership agreement, articles of organization, certificate of formation, operating agreement or other formation document or organizational document (as applicable) with respect to the matters set forth in this definition;

(vii)if such entity is a limited partnership, has and shall have at least one general partner and has and shall have, as its only general partners, Special Purpose Entities each of which (A) is a single-member Delaware limited liability company, (B) has two (2) Independent Directors, and (C) holds a direct interest as general partner in the limited partnership of not less than 0.5%;

(viii)if such entity is a corporation, (a) its sole shareholder shall be a single- member limited liability company meeting all the requirements set forth in paragraph (x) below and (b) such shareholder’s consent (including the unanimous consent of the shareholders independent managers) shall be required for such corporation to take any voluntary bankruptcy action;

(ix)if such entity is a limited liability company (other than a limited liability company meeting all of the requirements applicable to a single-member limited liability company set forth in this definition of “Special Purpose Entity”), has and shall have at least one (1) member that is a Special Purpose Entity, that is a single-member limited liability company, that has at least two (2) Independent Directors and that directly owns at least one-half-of-one percent (0.5%) of the equity of the limited liability company;

(x)if such entity is a single-member limited liability company, (A) is and shall be a Delaware limited liability company, (B) has and shall have at least two (2) Independent Directors serving as managers of such company, (C) shall not take any action requiring the unanimous affirmative vote of the managing member and the Independent Directors and shall not cause or permit the members or managers of such entity to take any action requiring the unanimous affirmative vote of the member and the Independent Directors unless two (2) Independent Directors then serving as managers of the company shall have participated and consented in writing to such action, and, (D) has and shall have either (1) a member which owns no economic interest in the company, has signed the company’s limited liability company agreement and has no obligation to make capital contributions to the company, or (2) two natural persons or one entity that is not a member of the company, that has signed its limited liability company agreement and that, under the terms of such limited liability company agreement becomes a member of the company immediately prior to the withdrawal or dissolution of the last remaining member of the company;

(vi)shall not (and, if such entity is (a) a limited liability company, has and shall have a limited liability agreement or an operating agreement, as applicable, (b) a limited partnership, has a limited partnership agreement or (c) a corporation, has articles of incorporation, that, in each case, provide that such entity shall not) (1) dissolve, merge, liquidate, consolidate, divide into two (2) or more limited liability companies or other legal entities; (2) sell all or substantially all of its assets; (3) amend its organizational documents with respect to the matters set forth in this definition without the consent of Lender; or (4) without the affirmative vote of two (2) Independent Directors of itself or the consent of a Principal that is a member or general partner in it, take any Bankruptcy Action;

(xii)intends to remain, to the extent of available cash flow from operations, solvent and intends to pay, to the extent of available cash flow from operations, its debts and liabilities (including, a fairly-allocated portion of any personnel and overhead expenses that it shares with any Affiliate) solely from its own assets as the same shall become due, and intends to maintain, to the extent of available cash flow from operations, adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (for avoidance of doubt, none of the foregoing shall require any direct or indirect equity owners of Borrower to make any capital contributions to Borrower);

(xiii)shall not fail to correct any known misunderstanding regarding the separate identity of such entity and has not identified and shall not identify itself as a division of any other Person;

(xiv)shall maintain its bank accounts, books of account, books and records separate from those of any other Person and has filed and shall file its own tax returns separate from those of any other Person, except to the extent that it is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law;

(xv)shall maintain its own records, books, resolutions and agreements;

(xvi)shall not commingle its funds or assets with those of any other Person and except pursuant to the Cash Management Agreement, shall not participate in any cash management system with any other Person;

(xvii)shall hold its assets solely in its own name;

(xviii)shall conduct its business solely in its name or in a name franchised or licensed to it by an entity other than an Affiliate of itself or of Borrower, provided that Borrower may permit business to be conducted on behalf of itself by another Person under a business management services agreement that is on commercially-reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Borrower;

(xix)(A) shall maintain its financial statements, accounting records and other entity documents separate from those of any other Person; (B) shall show, in its financial statements, its asset and liabilities separate and apart from those of any other Person; and (C) shall not permit its assets to be listed as assets on the financial statement of any of its Affiliates; except that such Person’s financial position, assets, results of operations and cash flows may be included in the consolidated financial statements of an affiliate of such Person, provided, however, that any such consolidated financial statement contains a note indicating that the Special Purpose Entity’s separate assets and credit are not available to pay the debts of such Affiliate and that the Special Purpose Entity’s liabilities do not constitute obligations of the consolidated entity and such assets shall also be listed on the Borrower’s own separate balance sheet;

(xx)shall pay, to the extent of available cash flow from operations, its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets, and shall maintain a sufficient number of employees (if any) in light of its contemplated business operations (for avoidance of doubt, none of the foregoing shall require any direct or indirect equity owners of Borrower to make any capital contributions to Borrower);

(xxi)shall observe all partnership, corporate or limited liability company formalities, as applicable;

(xxii)reserved;

(xxiii)shall have no Indebtedness other than (i) the Loan and Indebtedness permitted under the Loan Documents, (ii) liabilities incurred in the ordinary course of business relating to the ownership, maintenance and operation of the Property and the administration of Borrower which liabilities are due not more than ninety (90) days past the date incurred, are not evidenced by a note and, to the extent of available cash flow from operations, are paid when due, and which amounts are normal and reasonable under the circumstances as determined by Borrower in good faith, (iii) financing leases incurred in the ordinary course of business, and (iv) such other liabilities that are permitted pursuant to, and entered into in accordance with, this Agreement, including, liabilities under the Parking Garage Bond Documents, obligations to pay fees, costs and reimbursements under the Management Agreement, (or Replacement Management Agreement, as applicable), obligations under the Franchise Agreement, tenant allowances to be paid to Tenants under Leases which are entered into in accordance with the terms hereunder and Taxes that are not yet delinquent or being contested in good faith in accordance with the terms hereunder and customary trade and operational indebtedness in connection with any Restoration or alteration performed pursuant to and in accordance with the terms hereunder (collectively, “Permitted Indebtedness”), which Permitted Indebtedness with respect to clause (ii) though (iii) shall not, in the aggregate, exceed three percent (3%) of the amount of the Loan and the Mezzanine Loan;

(xxiv)shall not assume or guarantee or become obligated for the debts of any other Person, shall not hold out its credit as being available to satisfy the obligations of any other Person and shall not pledge its assets to secure the obligations of any other Person;

(xxv)shall not acquire obligations or securities of its partners, members or shareholders or any other owner or Affiliate;

(xxvi)shall allocate fairly and reasonably any overhead expenses that are shared with any of its Affiliates, constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing, including, but not limited to, paying for shared office space and for services performed by any employee of an Affiliate;

(xxvii)shall maintain and use separate stationery, invoices and checks bearing its name and not bearing the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(xxviii)reserved;

(xxix)shall hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower and not as a division or part of any other Person;

(xxx)shall maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xxxi)shall not make loans to any Person and shall not hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

(xxxii)shall not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and shall not identify itself as a division of any other Person;

(xxxiii)other than capital contributions and distributions permitted under the terms of its organizational documents, shall not enter into or be a party to, any transaction with any of its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are commercially reasonable, intrinsically fair and substantially similar to those that would be obtained in an arm’s-length transaction with an unrelated third party;

(xxxiv)shall not have any obligation to, and shall not indemnify its partners, officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Debt and shall not constitute a claim against it in the event that its cash flow is insufficient to pay the Debt;

(xxxv)reserved;

(xxxvi)shall not have any of its obligations guaranteed by any Affiliate except as provided by the Loan Documents with respect to the Guaranty and the Environmental Indemnity;

(xxxvii)shall not form, acquire or hold any subsidiary; and

(xxxviii)shall comply with all of the terms and provisions contained in its organizational documents insofar as they pertain to separateness.

“Splitter Agreement” shall mean that certain Note Splitter Agreement, dated as the date hereof, between Borrower and Lender, pursuant to which the Initial Note has been split into the two constituent promissory notes that constitute the Note.

“Sponsor” shall have the meaning set forth in Section 5.2.10(d) hereof.

“Spread Maintenance End Date” shall mean, the Payment Date occurring in August,
2020.

“Spread Maintenance Payment” shall mean, with respect to any repayment of the outstanding principal amount of any Component of the Loan on or prior to the Spread Maintenance End Date, a payment to Lender in an amount equal to the product of (a) the Applicable Spread applicable to such Component, (b) the portion of the Component of the Loan being repaid, and (c) a fraction, the numerator of which is the number of days between the date through which interest on the amount being prepaid has been paid in full and the Spread Maintenance End Date and the denominator of which is 360. Notwithstanding the foregoing, with respect to any prepayment made on or after the Spread Maintenance End Date, the amount of the Spread Maintenance Payment shall be zero.

“State” shall mean, the State or Commonwealth in which the Property or any part thereof is located.

“Strike Price” shall mean (a) from the date hereof through and including the Initial Maturity Date, 4.00% and (b) from and after the Initial Maturity Date, the Extension Strike Price.

“Substitute Interest Rate Cap Agreement” shall have the meaning set forth in Section 2.2.7(g) hereof.

“Survey” shall mean a survey of the Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.

“Tax and Insurance Reserve Account” shall have the meaning set forth in Section 7.2 hereof.

“Tax and Insurance Reserve Fund” shall have the meaning set forth in Section 7.2 hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof. In no event shall any PACE Loan be considered Taxes for purposes of this Agreement.

“Tenant” means the lessee of all or a portion of the Property under a Lease.

“Tenant Direction Letter” shall have the meaning set forth in the Cash Management Agreement.

“Threshold Amount” shall have the meaning set forth in Section 5.1.21 hereof.

“Title Insurance Policy” shall mean the mortgagee title insurance policy issued with respect to the Property and insuring the lien of the Mortgage.

“Transfer” shall have the meaning set forth in Section 5.2.10(b) hereof.

“Transfer and Assumption” shall have the meaning set forth in Section 5.2.10 hereof.

“Transferee” shall have the meaning set forth in Section 5.2.10(e)(iii) hereof.

“Transferee’s Principals” shall mean collectively, (A) Transferee’s managing members, general partners or principal shareholders and (B) such other members, partners or shareholders which directly or indirectly shall own a fifty-one percent (51%) or greater economic and voting interest in Transferee.

“Two Rating Agency Test” shall mean a test that is satisfied if an insurance company has at least two (2) of the following ratings, one of which at all times must be Fitch, to the extent Fitch rates the Securities and rates the applicable insurance company, and one of which must be Moody’s, to the extent Moody’s rates the Securities and rates the applicable insurance company:

(a)a rating of “A” or better from S&P or a syndicate of insurers of which at least seventy-five percent (75%) of the coverage (if there are four (4) or fewer members of the syndicate) or at least sixty percent (60%) of the coverage (if there are five (5) or more members of the syndicate) is with insurers having such ratings and all remaining carriers are rated “BBB” or better;

(b)a rating of “A2” or better from Moody’s or a syndicate of insurers of which at least seventy-five percent (75%) of the coverage (if there are four (4) or fewer members of the syndicate) or at least sixty percent (60%) of the coverage (if there are five (5) or more members of the syndicate) is with insurers having such ratings and all remaining carriers are rated “Baa2” or better;

(c)a rating of “A” or better from Fitch or a syndicate of insurers of which at least seventy-five percent (75%) of the coverage (if there are four (4) or fewer members of the syndicate) or at least sixty percent (60%) of the coverage (if there are five (5) or more members of the syndicate) is with insurers having such ratings and all remaining carriers are rated “BBB” or better; and

(d)a rating of “A:VIII” or better from AM Best.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State in which the Property is located.

“Uniform System of Accounts” shall mean the most recent edition of the Uniform System of Accounts for Hotels as adopted by the American Hotel and Motel Association.

“U.S. Obligations” shall mean non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or (b) to the extent acceptable to the Approved Rating Agencies, other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.7(e).

“Write Down and Conversion Powers” shall have the meaning set forth in Section 10.26.

Section 1.2 Principles of Construction. All references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE II – GENERAL TERMS

Section 2.1    Loan Commitment; Disbursement to Borrower.

2.1.1Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

2.1.2Single Disbursement to Borrower. Borrower may request and receive only one (1) borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed. Borrower acknowledges and agrees that the Loan shall be fully funded as of the Closing Date.

2.1.3The Note, Mortgage and Loan Documents. The Loan shall be evidenced by the Note and secured by the Mortgage and the other Loan Documents.

2.1.4Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) repay and discharge any existing loans relating to the Property, (b) pay all past-due Basic Carrying Costs, if any, with respect to the Property, (c) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein, (d) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, (e) fund any working capital requirements of the Property and (f) distribute the balance, if any, to Borrower or its equityholders.

2.1.5Components of the Loan. For the purpose of computing interest payable from time to time on the principal amount of the Loan and certain other computations set forth herein, the principal balance of the Loan shall be divided into Components A through HRR. The principal amount of the Components shall be as follows:

COMPONENT	PRINCIPAL AMOUNT
A	$20,187,500.00
B	$20,187,500.00
C	$20,187,500.00
D	$20,187,500.00
E	$20,187,500.00
F	$20,187,500.00
G	$20,187,500.00
HRR	$20,187,500.00

Section 2.2    Interest Rate.

2.2.1Interest Rate. Subject to the provisions of this Section 2.2, interest on the outstanding principal balance of each Component of the Loan shall accrue from (and include) the Closing Date through the end of the last Interest Period at the LIBOR Rate for such Component. The total interest accrued under the Loan shall be the sum of the interest accrued on each Component. Borrower shall pay to Lender on each Payment Date the interest accrued (or to be accrued) on the outstanding principal balance of each Component of the Loan for the related Interest Period.

2.2.2Interest Calculation. Interest on the outstanding principal balance of each Component of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year by (c) the outstanding principal balance of such Component of the Loan.

2.2.3Determination of Interest Rate. (a) Subject to the terms and conditions of this Section 2.2.3, each Component of the Loan shall bear interest at the LIBOR Rate applicable to such Component. The LIBOR Rate applicable to an Interest Period shall be determined by Lender as set forth herein; provided, however, that the LIBOR Rate Index for the Interest Period commencing on the Closing Date through and including May 14, 2019 shall be the LIBOR Rate Index on the Closing Date, which the parties agree is 2.4520%.

(b)In the event that Lender shall have reasonably determined that by reason of circumstances affecting the interbank Eurodollar market the LIBOR Rate Index cannot be determined as provided in the definition of the LIBOR Rate Index as set forth herein and an Alternate Rate Index has not been established pursuant to Section 2.2.3(c) below, then Lender shall forthwith give notice thereof by telephone of such fact, confirmed in writing, to Borrower at least one (1) Business Day prior to the Determination Date. If such notice is given, the Loan shall be converted, from and after the first day of the next succeeding Interest Period, to a Prime Rate Loan bearing interest based on the Prime Rate in effect on the related Determination Date.

(c)If, at any time, Lender has determined in good faith (which determination shall be conclusive and binding upon Borrower absent manifest error) that the LIBOR Rate Index has been succeeded by an Alternate Rate Index, the Loan shall be converted from a LIBOR Rate Loan to an Alternate Rate Loan bearing interest based on the Alternate Rate in effect on the related Determination Date, provided that the same does not violate applicable law, and provided that Lender shall have received an opinion of nationally recognized REMIC counsel as to the compliance of such conversion with applicable REMIC requirements (which such opinion shall be, in form and substance and from a provider, in each case, acceptable to Lender in its sole discretion and acceptable to the Rating Agencies). Lender may exercise the foregoing conversion right by giving notice of such determination in writing to Borrower at least one (1) Business Day prior to any Determination Date and, if a Securitization has occurred, Lender shall promptly commence and diligently pursue satisfaction of the REMIC opinion requirement set forth herein. If such notice is given, following satisfaction of the REMIC opinion requirement set forth herein, if applicable, the Loan shall be converted, as of the first day of the next succeeding Interest Period, to an Alternate Rate Loan. Notwithstanding any provision of this Agreement to the contrary, in no event shall (i) Borrower have the right to convert the Loan to a Prime Rate Loan or an Alternate Rate Loan, (ii) Borrower have the right to convert a LIBOR Rate Loan to an Alternate Rate Loan, or to convert an Alternate Rate Loan to a LIBOR Rate Loan or a Prime Rate Loan, (iii) the Prime Rate be less than the Minimum Rate, or (iv) the Alternate Rate be less than the Minimum Rate.

(d)If, pursuant to the terms of Section 2.2.3(b) above, the Loan has been converted to a Prime Rate Loan but thereafter, either (i) the LIBOR Rate Index can again be determined as provided in the definition of the LIBOR Rate Index as set forth herein or (ii) Lender has determined in good faith (which determination shall be conclusive and binding upon Borrower absent manifest error) that the LIBOR Rate Index has been succeeded by an Alternate Rate Index, Lender may give notice thereof to Borrower and convert the Prime Rate Loan to a LIBOR Loan or to an Alternate Rate Loan, as applicable, by delivering to Borrower notice of such conversion no later than 11:00 a.m. (New York City Time), one (1) Business Day prior to the next succeeding Determination Date. If such notice is given, the Loan shall be converted, from and after the first day of the next succeeding Interest Period, to a LIBOR Rate Loan or an Alternate Rate Loan, as applicable, bearing interest based on the LIBOR Rate Index or the Alternate Rate Index, as applicable, in effect on the related Determination Date.

(e)In the event that any change in any requirement of law or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:

(i)shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of the LIBOR Rate Index, the Prime Rate Index or the Alternate Rate Index hereunder;

(ii)shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material;

(iii)shall hereafter subject Lender to any Section 2.7 Taxes (other than (A) Indemnified Taxes, (B) Section 2.7 Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iv)shall hereafter impose on Lender any other condition (other than Section 2.7 Taxes);

and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay Lender, upon written demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material as determined by Lender in its reasonable discretion. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.3(e), Lender shall provide Borrower with not less than thirty (30) days written notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive in the absence of manifest error. Subject to Section 2.2.3(f) and Section 2.7 hereof, this provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents.

(f)Borrower agrees to indemnify Lender and to hold Lender harmless from any actual out-of-pocket loss or expense which Lender sustains or incurs as a consequence of (i) any default by Borrower in payment of the principal of or interest on a LIBOR Rate Loan, a Prime Rate Loan or an Alternate Rate Loan including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Rate Loan, a Prime Rate Loan or an Alternate Rate Loan hereunder, (ii) any prepayment (whether voluntary or mandatory) of the LIBOR Rate Loan, Prime Rate Loan or Alternate Rate Loan, as applicable, on a day that (A) is not a Payment Date, unless Borrower pays interest through the end of the applicable Interest Period as required hereunder or (B) is a Payment Date if Borrower did not give the prior written notice of such prepayment required pursuant to the terms of this Agreement, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the LIBOR Rate Loan, a Prime Rate Loan or an Alternate Rate Loan hereunder and (iii) the conversion pursuant to the terms hereof of the LIBOR Rate Loan to the Prime Rate Loan or an Alternate Rate Loan on a date other than the Payment Date, including, without limitation, such loss or expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Rate Loan hereunder (the amounts referred to in clauses (i), (ii) and (iii) are herein referred to collectively as the “Breakage Costs”); provided, however, Borrower shall not indemnify Lender from any loss or expense arising from Lender’s willful misconduct or gross negligence. This provision shall survive payment of the Note in full and the satisfaction of all other obligations (other than contingent obligations that survive repayment of the Debt) of Borrower under this Agreement and the other Loan Documents.

2.2.4Additional Costs. Lender will use reasonable efforts (consistent with legal and regulatory restrictions) to maintain the availability of the LIBOR Rate Loan and to avoid or reduce any increased or additional costs payable by Borrower under Section 2.2.3, including, if requested by Borrower, a transfer or assignment of the Loan to a branch, office or Affiliate of Lender in another jurisdiction, or a redesignation of its lending office with respect to the Loan, in order to maintain the availability of the LIBOR Rate Loan or to avoid or reduce such increased or additional costs, provided that the transfer or assignment or redesignation (a) would not result in any additional costs, expenses or risk to Lender that are not reimbursed by Borrower and would not be disadvantageous in any other respect to Lender (including the effect on any Securitization) as determined by Lender in its reasonable discretion.

2.2.5Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.

2.2.6Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.2.7Interest Rate Cap Agreement. (a) Prior to or contemporaneously with the Closing Date, Borrower shall enter into an Interest Rate Cap Agreement with a LIBOR strike price equal to the Strike Price. The Interest Rate Cap Agreement (i) shall at all times be in a form and substance reasonably acceptable to Lender, (ii) shall be with an Acceptable Counterparty, (iii) shall direct such Acceptable Counterparty to deposit directly into the Lockbox Account any amounts due Borrower under such Interest Rate Cap Agreement (other than any Cap Termination Payment) so long as any portion of the Debt exists, provided that the Debt shall be deemed to exist if the Property transferred by judicial or non-judicial foreclosure or deed-in- lieu thereof, (iv) shall be for a period equal to the then-current term of the Loan and (v) shall at all times have a notional amount equal to or greater than the then outstanding principal balance of the Loan and shall at all times provide for the applicable Strike Price. Borrower shall collaterally assign to Lender, pursuant to the Collateral Assignment of Interest Rate Cap Agreement (the “Assignment of Interest Rate Cap Agreement”), all of its right, title and interest to receive any and all payments under the Interest Rate Cap Agreement, and shall deliver to Lender an executed counterpart of such Interest Rate Cap Agreement (which shall, by its terms, authorize the assignment to Lender and require that payments be deposited directly into the Lockbox Account (other than Cap Termination Payments)) and shall notify the Acceptable Counterparty of such assignment. In the event that for any reason the Interest Rate Cap Agreement ever expires, or is terminated, rescinded or revoked and, as a result thereof, a termination fee or such similar payment is owed to Borrower by the Acceptable Counterparty (each, a “Cap Termination Payment”), such Cap Termination Payment shall be deposited with Lender to be held as additional collateral for the Loan and, provided no Event of Default is continuing, shall be disbursed by Lender to Borrower for the cost of acquiring a Replacement Interest Rate Cap Agreement in accordance with the terms and conditions hereunder.

(b)Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Acceptable Counterparty under the Interest Rate Cap Agreement to Borrower or Lender shall be deposited immediately into the Lockbox Account or during the continuance of an Event of Default, into such account as specified by Lender. Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under the Interest Rate Cap Agreement in the event of a default by the Acceptable Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.

(c)In the event of any downgrade, withdrawal or qualification of the rating of the Acceptable Counterparty by any Approved Rating Agency below the minimum rating required hereunder, so that such counterparty is no longer an Acceptable Counterparty, Borrower shall replace the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement not later than ten (10) Business Days following receipt of notice from Lender of such downgrade, withdrawal or qualification.

(d)In the event that Borrower fails to purchase and deliver to Lender the Interest Rate Cap Agreement or fails to maintain the Interest Rate Cap Agreement in accordance with the terms and provisions of this Agreement, Lender may, on not less than ten (10) days’ notice to Borrower, purchase the Interest Rate Cap Agreement and the actual reasonable out-of-pocket cost incurred by Lender in purchasing such Interest Rate Cap Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is reimbursed by Borrower to Lender.

(e)In connection with the Interest Rate Cap Agreement, Borrower shall obtain and deliver to Lender (a) a resolution/consent, as applicable, of the Acceptable Counterparty authorizing the delivery of the Interest Rate Cap Agreement acceptable to Lender, and (b) an opinion from counsel (which counsel may be in-house counsel for the Acceptable Counterparty) for the Acceptable Counterparty (upon which Lender and its successors and assigns may rely) which shall provide, in relevant part, that:

(i)the Acceptable Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement;

(ii)the execution and delivery of the Interest Rate Cap Agreement by the Acceptable Counterparty, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

(iii)all consents, authorizations and approvals required for the execution and delivery by the Acceptable Counterparty of the Interest Rate Cap Agreement, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance;

(iv)the Interest Rate Cap Agreement, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Acceptable Counterparty and constitutes the legal, valid and binding obligation of the Acceptable Counterparty, enforceable against the Acceptable Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law); and

(v)at such time as the Loan is repaid in full, all of Lender’s right, title and interest in and to the Interest Rate Cap Agreement shall terminate and Lender shall, at Borrower’s sole cost and expense, execute and deliver such documents as may be required to evidence Lender’s release of the Interest Rate Cap Agreement and to notify the Acceptable Counterparty of such release.

(f)Notwithstanding anything to the contrary contained in this Section 2.2.7 or elsewhere in this Agreement, if, at any time, Lender converts the Loan to either a Prime Rate Loan or an Alternate Rate Loan in accordance with Section 2.2.3 above (each, a “Rate Conversion”), then:

(i)within forty-five (45) days of the earlier of (i) receipt of written notice from Lender of the Rate Conversion and (ii) such Rate Conversion, Borrower shall enter into, make all payments under, and satisfy all conditions precedent to the effectiveness of, a Substitute Interest Rate Cap Agreement (and in connection therewith, but not prior to Borrower taking all the actions described in this clause (i), Borrower shall have the right to terminate any then-existing Interest Rate Cap Agreement); and

(ii)following any Rate Conversion, in lieu of satisfying the condition described in Section 2.8(c) with respect to the Interest Rate Cap Agreement relating to any outstanding Extension Term, Borrower shall instead enter into, make all payments under, and satisfy all conditions precedent to the effectiveness of a Substitute Interest Rate Cap Agreement on or prior to the first day of such Extension Term.

(g)As used herein, “Substitute Interest Rate Cap Agreement” shall mean an interest rate cap agreement between an Acceptable Counterparty and Borrower, obtained by Borrower and collaterally assigned to Lender pursuant to an Assignment of Interest Rate Cap Agreement (or substantially similar collateral assignment) and shall contain each of the following:

(i)a term expiring no earlier than, in the case of clause (f)(i) above, the end of the Interest Period in which the Maturity Date occurs and, in the case of clause (f)(ii) above, the end of the Interest Period in which the last day of the requested Extension Term occurs;

(ii)the notional amount of the Substitute Interest Rate Cap Agreement shall be equal to or greater than the then outstanding principal balance of the Loan;

(iii)it provides that the only monetary and material obligation of Borrower thereunder is the making of a single payment to the Acceptable Counterparty thereunder upon the execution and delivery thereof and there are no other conditions to the effectiveness of such Substitute Interest Rate Cap Agreement;

(iv)it provides to Lender and Borrower (as determined by Lender in its sole but good faith discretion), for the term of the Substitute Interest Rate Cap Agreement, a protection against rising interest rates that is no less beneficial to Borrower and Lender than (A) in the case of clause (f)(i) above, that which was provided by the Interest Rate Cap Agreement being replaced by the Substitute Interest Rate Cap Agreement and (B) in the case of clause (f)(ii) above, that which was intended to be provided by the Interest Rate Cap Agreement that, but for the operation of this Section 2.2.7(g), would have been required to have been delivered by Borrower pursuant to Section 2.8(c) below as a condition to the requested Extension Term; and

(v)without limiting any of the provisions of the preceding clauses (i) through

(iv) above, it satisfies all of the requirements set forth in clauses (i) through (iii) and clause (v) of Section 2.2.7(a) hereof.

From and after the date of any Rate Conversion, all references to “Interest Rate Cap Agreement” and “Replacement Interest Rate Cap Agreement” herein (other than in the definition of “Interest Rate Cap Agreement”, the definition of “Replacement Interest Rate Cap Agreement” and as referenced in the first sentence of Section 2.2.7(a) hereof) shall be deemed to refer or relate, as applicable, to a Substitute Interest Rate Cap Agreement. Notwithstanding the foregoing, Lender acknowledges and agrees that Borrower shall have the right, in lieu of delivering a new Substitute Interest Rate Cap Agreement to satisfy the foregoing, to modify the then existing Interest Rate Cap Agreement so that it satisfies the conditions set forth in clauses (i) – (v) of the definition of “Substitute Interest Rate Cap Agreement” herein.

Section 2.3    Loan Payment.

2.3.1Monthly Debt Service Payments. Borrower shall pay to Lender (a) on the Closing Date, an amount equal to interest only on the outstanding principal balance of the Loan from the Closing Date up to and including May 14, 2019, which interest shall be calculated in accordance with the provisions of Section 2.2 hereof and (b) on each Payment Date commencing on the Payment Date occurring in June 2019 and on each Payment Date thereafter up to and including the Maturity Date, an amount equal to the Monthly Debt Service Payment Amount, which payments shall be applied first to interest due for the related Interest Period at the LIBOR Rate or, if unavailable, at the Prime Rate or the Alternate Rate, as applicable, for such related Interest Period and then to the principal amount of the Loan due in accordance with this Agreement, and lastly, to any other amounts due and unpaid pursuant to the Loan Documents hereto. The interest portion of the Monthly Debt Service Payment Amount paid pursuant to this Section 2.3.1 shall be applied: (A) first, to the payment of interest due and payable on Component A; (B) second, to the payment of interest due and payable on Component B; (C) third, to the payment of interest due and payable on Component C; (D) fourth, to the payment of interest due and payable on Component D; (E) fifth, to the payment of interest due and payable on Component E; (F) sixth, to the payment of interest due and payable on Component F; (vii) seventh, to the payment of interest due and payable on Component G; and (viii) eighth, to the payment of interest due and payable on Component HRR.

2.3.2Payments Generally. The first Interest Period hereunder shall commence on and include the Closing Date and shall end on and include May 14, 2019. Thereafter during the term of the Loan, each Interest Period shall commence on the fifteenth (15th) day of the calendar month preceding the calendar month in which the related Payment Date occurs and shall end on and include the fourteenth (14th) day of the calendar month in which the related Payment Date occurs. For purposes of making payments hereunder, but not for purposes of calculating Interest Periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day and with respect to payments of principal due on the Maturity Date, interest shall be payable at the Interest Rate or the Default Rate, as the case may be, through and including the last day of the related Interest Period. All amounts due under this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.

2.3.3Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents.

2.3.4Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents (other than the amounts due on the Maturity Date) are not paid by Borrower on or prior to the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of three percent (3%) of such unpaid sum and the Maximum Legal Rate in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents to the extent permitted by applicable law.

2.3.5Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 11:00 A.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

Section 2.4    Prepayments.

2.4.1Voluntary Prepayments. (a) Except as otherwise expressly provided in this Section 2.4.1 or Section 2.4.2, Borrower shall not have the right to prepay the Loan in whole or in part.

(b)Borrower may prepay the Loan in whole (or in part, in accordance with clause (c) below), provided that (i) no Event of Default exists; (ii) Borrower gives Lender not less than ten (10) Business Days prior written notice of the amount of the Loan that Borrower intends to prepay; (iii) no prepayment shall be permitted on any date during the period commencing on the first calendar day immediately following a Payment Date to, but not including, the Determination Date in such calendar month; and (iv) Borrower pays Lender, in addition to the outstanding principal amount of the Loan to be prepaid, (A) all interest which would have accrued on the amount of the Loan to be paid through and including the last day of the Interest Period related to the Payment Date next occurring following the date of such prepayment, or, if such prepayment occurs on a Payment Date, through and including the last day of the Interest Period related to such Payment Date; (B) all other sums due and payable under this Agreement, the Note, and the other Loan Documents, including, but not limited to the Breakage Costs and all of Lender’s costs and expenses (including reasonable attorney’s fees and disbursements) incurred by Lender in connection with such prepayment; and (C) if such prepayment is made on or prior to the Spread Maintenance End Date, the Spread Maintenance Payment (except as otherwise set forth in Section 2.4.1(b)). If a notice of prepayment is given by Borrower to Lender pursuant to this Section 2.4.1(b), the amount designated for prepayment and all other sums required under this Section 2.4 shall be due and payable on the proposed prepayment date unless rescinded or modified, provided that Borrower shall reimburse Lender for any actual out- of-pocket costs and expenses incurred by such rescission or modification. If for any reason Borrower prepays the Loan on a date other than a Payment Date, then without duplication of the foregoing Borrower shall pay Lender, in addition to the Debt, all interest which would have accrued on the amount of the Loan through and including the last day of the Interest Period related to the Payment Date next occurring following the date of such prepayment.

(c)At any time during a Cash Sweep Period triggered by a Debt Yield Trigger Event, provided no other Cash Sweep Event is then continuing, Borrower may (i) prepay a portion of the outstanding principal balance of the Loan from time to time in an amount necessary to cause the Debt Yield to equal or exceed the Debt Yield required to effect a Debt Yield Cure, provided, that with respect to any prepayment made under this Section 2.4.1(c) hereof, (x) Mezzanine Borrower shall make a pro rata prepayment of the Mezzanine Loan in accordance with the terms of the Mezzanine Loan Documents and (y) Borrower satisfies the conditions set forth in Section 2.4.1(b) or (ii) deliver a Letter of Credit to Lender in an amount equal to the amount that if applied as a permitted partial prepayment of the outstanding principal balance of the Loan in accordance with Section 2.4.1 would result in a Debt Yield that equals or exceeds the Debt Yield required to effect a Debt Yield Cure, provided that Mezzanine Borrower shall deliver a Letter of Credit (as defined in the Mezzanine Loan Agreement) to Mezzanine Lender in a pro rata amount of the Mezzanine Loan in accordance with Section 2.4.1(c) the Mezzanine Loan Agreement. If at any time the Debt Yield shall equal or exceed the Debt Yield required to effect a Debt Yield Cure for two (2) consecutive calendar quarters immediately preceding the date of such determination, based upon the trailing twelve (12) month period immediately preceding such date of determination, without taking into account such Letter of Credit delivered to Lender pursuant to this Section 2.4.1(c) and the Letter of Credit (as defined in the Mezzanine Loan Agreement) delivered to Mezzanine Lender pursuant to Section 2.4.1(c) of the Mezzanine Loan Agreement, so long as no Event of Default is continuing, Lender shall return the Letter of Credit to Borrower.

(d)Notwithstanding anything to the contrary contained herein, Mezzanine Borrower shall be permitted to make voluntary prepayments (other than prepayments made pursuant to Sections 2.4.1(c) and 7.5(c) of the Mezzanine Loan Agreement, which shall be made concurrently with a pro rata prepayment of the Loan) in respect of the Mezzanine Loan in whole or in part in accordance with the Mezzanine Loan Documents without any obligation of Borrower to make a corresponding prepayment of the Loan.

2.4.2Mandatory Prepayments. On the next occurring Payment Date following the date on which Lender actually receives any Net Proceeds, if Lender is not obligated to make such Net Proceeds available to Borrower for the Restoration of the Property or otherwise remit such Net Proceeds to Borrower pursuant to Section 6.4 hereof, Borrower authorizes Lender, at Lender’s option, to apply Net Proceeds as a prepayment of all or a portion of the outstanding principal balance of the Loan together with accrued interest and any other sums due hereunder in an amount equal to one hundred percent (100%) of such Net Proceeds; provided, however, if an Event of Default has occurred and is continuing, Lender may apply such Net Proceeds to the Debt (until paid in full) in any order or priority in its sole discretion. Other than during the continuance of an Event of Default (other than a non-monetary Event of Default that arises solely as a result of such Casualty or Condemnation), no Spread Maintenance Premium or other premium shall be due in connection with any prepayment made pursuant to this Section 2.4.2.

2.4.3Prepayments After Default. Subject to the last sentence of Section 2.4.2, if, following an Event of Default, payment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Lender (including, without limitation, through application of any Reserve Funds), such tender or recovery shall (a) include interest at the Default Rate on the outstanding principal amount of the Loan through the last calendar day of the Interest Period within which such tender or recovery occurs and (b) be deemed a voluntary prepayment by Borrower and shall in all instances include (i) an amount equal to the Spread Maintenance Payment if such tender or recovery occurs on or prior to the Spread Maintenance End Date and (ii) all interest which would have accrued on the amount of the Loan to be paid through and including the Payment Date next occurring following the date of such prepayment.

2.4.4Application of Prepayments to Components. Any prepayment of the principal of the Loan, in whole or in part, voluntary or involuntary, shall be applied (a) first, to the reduction of the outstanding principal balance of Component A until reduced to zero, (b) second, to the reduction of the outstanding principal balance of Component B until reduced to zero, (c) third, to the reduction of the outstanding principal balance of Component C until reduced to zero, (d) fourth, the reduction of the outstanding principal balance of Component D until reduced to zero, (e) fifth, the reduction of the outstanding principal balance of Component E until reduced to zero, (f) sixth, the reduction of the outstanding principal balance of Component F until reduced to zero, (g) seventh, the reduction of the outstanding principal balance of Component G until reduced to zero, and (h) eighth, the reduction of the outstanding principal balance of Component HRR until reduced to zero. Subsequent to and during the continuance of any Event of Default, any payment of principal from whatever source may be applied by Lender between the Components in Lender’s sole discretion.

Section 2.5 Release of Property. Except as set forth in this Section 2.5, no repayment or prepayment of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of any Lien of the Mortgage on the Property.

2.5.1    Release of Property Upon Payment in Full. (a) If Borrower has elected to prepay the entire Loan and the requirements of Section 2.4 and this Section 2.5 have been satisfied, all of the Property shall be released from the Lien of the Mortgage.

(b) In connection with the release of the Mortgage, Borrower shall submit to Lender, not less than ten (10) Business Days (or such shorter time period acceptable to Lender) prior to the proposed release date, a release of Lien (and related Loan Documents) for the Property for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Property is located and that would be satisfactory to a prudent lender and contains standard provisions, if any, protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such releases in accordance with the terms of this Agreement. Borrower shall reimburse Lender and Servicer for any reasonable out-of-pocket costs and expenses Lender and Servicer incur arising from such release (including reasonable attorneys’ fees and expenses, but excluding any servicing fee in connection therewith) and Borrower shall pay, in connection with such release, all recording charges, filing fees, taxes or other expenses payable in connection therewith.

Section 2.6    Lockbox Account/Cash Management.

2.6.1Lockbox Account. (a) During the term of the Loan, Borrower shall establish and maintain an account (the “Lockbox Account”) with Lockbox Bank in trust for the benefit of Lender, which Lockbox Account shall be under the sole dominion and control of Lender. The Lockbox Account shall be entitled “MVHF, LLC, as Borrower and JPMorgan Chase Bank, National Association, as Lender, pursuant to Loan Agreement dated as of May 8, 2019 – Lockbox Account”. Borrower hereby grants to Lender a first-priority security interest in the Lockbox Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Lockbox Account, including, without limitation, filing UCC-1 Financing Statements and continuations thereof. Lender and Servicer shall have the sole right to make withdrawals from the Lockbox Account and all costs and expenses for establishing and maintaining the Lockbox Account shall be paid by Borrower. All monies now or hereafter deposited into the Lockbox Account shall be deemed additional security for the Debt. The Lockbox Agreement and Lockbox Account shall remain in effect until the Loan has been repaid in full.

(b)Borrower shall, or shall cause Manager to, on or prior to the Closing Date, deliver Tenant Direction Letters to all Tenants under Leases to deliver all Rents payable thereunder directly to the Lockbox Account and deliver irrevocable written instructions to each of the credit card companies or credit card clearing banks with which Borrower or Manager has entered into merchant’s agreements to deliver all receipts payable with respect to the Property directly to the Lockbox Account. Borrower shall, and shall cause Manager to, deposit all amounts received by Borrower or Manager constituting Rents into the Lockbox Account within two (2) Business Days after receipt thereof.

(c)So long as no Cash Sweep Period shall exist, all funds in the Lockbox Account shall be remitted to Borrower’s operating account on each Business Day. Pursuant to the Lockbox Agreement, Borrower shall obtain from Lockbox Bank its agreement to transfer to the Cash Management Account during a Cash Sweep Period in immediately available funds by federal wire transfer all amounts on deposit in the Lockbox Account on each Business Day during the continuance of a Cash Sweep Period.

(d)Upon the occurrence and during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in the Lockbox Account to the payment of the Debt in any order in its sole discretion.

(e)The Lockbox Account shall not be commingled with other monies held by Borrower, Manager or Lockbox Bank.

(f)Borrower shall not further pledge, assign or grant any security interest in the Lockbox Account or the monies deposited therein or permit any lien or encumbrance (other than a subordinate security interest and right of set off in favor of Lockbox Bank as set forth in the Lockbox Agreement) to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(g)Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Lockbox Account and/or the Lockbox Agreement (unless arising from the gross negligence or willful misconduct of Lender) or the performance of the obligations for which the Lockbox Account was established.

(h)Borrower shall not (and shall not permit Manager to) terminate, amend or modify the Lockbox Agreement (FF&E Reserve) without the prior written consent of Lender, and

Borrower shall (or shall cause Manager to) deposit funds (and cause the withdrawal/disbursement of such funds) in the Manager FF&E Reserve Account pursuant to the Management Agreement and the related Lockbox Agreement (FF&E Reserve). Lender and Borrower agree that, provided: (i) Manager is managing the Property in accordance with the Management Agreement; and (ii) the Management Agreement has not been terminated in accordance with the terms thereof (x) Lender shall not issue an access termination notice or other notice terminating Manager’s access to the funds on deposit in the Manager FF&E Reserve Accounts, (y) the funds held in the Manager FF&E Reserve Accounts shall only be used for the purposes set forth in the Management Agreement, and (z) in no event shall funds on deposit in the Manager FF&E Reserve Accounts be applied as payment on the Loan, whether following an Event of Default or otherwise, provided that, the foregoing shall in no way affect Lender’s rights pursuant to the Assignment of Management Agreement and shall not otherwise restrict the application (i) by Lender, of funds appropriately received by Lender under the Assignment of Management Agreement or (ii) by Borrower, of funds received by Borrower under the Management Agreement to the payment of the Loan.

2.6.2Cash Management Account. (a) Upon written notice from the Lender of the occurrence of a Cash Sweep Event, Borrower shall establish and maintain a segregated Eligible Account (the “Cash Management Account”) to be held by Agent in trust and for the benefit of Lender, which Cash Management Account shall be under the sole dominion and control of Lender. The Cash Management Account shall be entitled “MVHF, LLC, as Borrower and JPMorgan Chase Bank, National Association as Lender, pursuant to Loan Agreement dated as of May 8, 2019 – Cash Management Account.” Borrower hereby grants to Lender a first priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Cash Management Account, including, without limitation, filing UCC-1 Financing Statements and continuations thereof. Borrower will not in any way alter or modify the Cash Management Account and will notify Lender of the account number thereof. Lender and Servicer shall have the sole right to make withdrawals from the Cash Management Account and all costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrower.

(b)The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(c)All funds on deposit in the Cash Management Account following the occurrence and during the continuance of an Event of Default may be applied by Lender in such order and priority as Lender shall determine.

(d)Borrower hereby agrees that Lender may modify the Cash Management Agreement for the purpose of establishing additional sub-accounts in connection with any payments otherwise required under this Agreement and the other Loan Documents and Lender shall provide notice thereof to Borrower.

2.6.3Payments Received under the Cash Management Agreement.

(a)Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the payment of the Monthly Debt Service Payment Amount and amounts required to be deposited into the Reserve Funds, if any, shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account to satisfy such obligations pursuant to this Agreement on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

(b)All transfers of funds on deposit in the Cash Management Account or otherwise to or for the benefit of the Mezzanine Lender or the Mezzanine Borrower, pursuant to this Agreement, the Cash Management Agreement or any of the other Loan Documents are intended by Borrower and the Mezzanine Borrower to constitute, and shall constitute, distributions from Borrower to the Mezzanine Borrower. No provision of the Loan Documents or the Mezzanine Loan Documents shall create a debtor-creditor relationship between Borrower and the Mezzanine Lender.

Section 2.7    Withholding Taxes.

(a)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Section 2.7 Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the Borrower) requires the deduction or withholding of any Section 2.7 Tax from any such payment by the Borrower, then the Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Section 2.7 Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.7) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes.

(c)Indemnification by the Borrower. The Borrower shall indemnify Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Lender or required to be withheld or deducted from a payment to such Lender and any reasonable expenses arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender shall be conclusive absent manifest error.

(d)Evidence of Payments. As soon as practicable after any payment of Section 2.7 Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.7, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such

Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e)Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Section 2.7 Tax with respect to payments made under any Loan Document shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.7(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A)any Lender that is a U.S. Person shall deliver to the Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable:

(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Section 2.7 Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Section 2.7 Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)executed originals of IRS Form W-8ECI;

(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit A-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4)to the extent a Foreign Lender is a partnership or is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit A-2 or Exhibit A-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit A-4 on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement

Each Lender agrees that if any form or certification it previously delivered expires orbecomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(f)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Section 2.7 Taxes as to which it has been indemnified pursuant to this Section 2.7 (including by the payment of additional amounts pursuant to this Section 2.7), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Section 2.7 Taxes giving rise to such refund), net of all out-of-pocket expenses (including Section 2.7 Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Section 2.7 Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Section 2.7 Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Section 2.7 Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)Survival. Each party’s obligations under this Section 2.7 shall survive any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document. Notwithstanding the foregoing or anything to the contrary set forth in this Section 2.7, Borrower shall not be obligated to pay pursuant to this Section 2.7, and Lender shall not be entitled to claim compensation pursuant to this Section 2.7, for any amounts which were incurred or which accrued more than ninety (90) days before the date Lender notified Borrower of the circumstance on which such claim of compensation is based and delivered to Borrower a written statement setting forth in reasonable detail the basis for calculating the amounts payable by Borrower under this Section 2.7.

Section 2.8 Extension of the Initial Maturity Date. Borrower shall have the option to extend the Initial Maturity Date of the Loan for three (3) successive terms (each such option, an “Extension Option” and each such successive term, an “Extension Term”) of one (1) year each (the Maturity Date following the exercise of each such option is hereinafter the “Extended Maturity Date”) upon satisfaction of the following terms and conditions:

(a)no Event of Default shall have occurred and be continuing at the time the applicable Extension Option is exercised and at the time that the applicable extension occurs;

(b)Borrower shall provide Lender with written revocable notice of its election to extend the Maturity Date as aforesaid not later than ten (10) days and not earlier than one hundred twenty (120) days prior to the date the Loan is then scheduled to mature (provided thatif Borrower shall subsequently revoke such notice, Borrower shall be responsible for Lender’s actual reasonable out-of-pocket costs and expenses incurred in connection with same);

(c)if the Interest Rate Cap Agreement is scheduled to mature prior to the applicable Extended Maturity Date, Borrower shall (i) obtain and deliver to Lender on or prior to the first day of each Extension Term, one or more Replacement Interest Rate Cap Agreements from an Acceptable Counterparty which Replacement Interest Rate Cap Agreement shall have a the LIBOR Rate Index (or a Prime Rate Index or Alternate Rate Index, as applicable) strike price equal to the Extension Strike Price, be effective commencing on the first date of such Extension Term and shall have a maturity date not earlier than the applicable Extended Maturity Date after giving effect to the option then being exercised and (ii) deliver an assignment of interest rate cap agreement with respect to any Replacement Interest Rate Cap Agreement in form and substance substantially similar to the Assignment of Interest Rate Cap Agreement delivered on the Closing Date, together with legal opinions of counsel to the counterparty and Borrower as reasonably required by Lender;

(d)prior to any Transfer pursuant to and in accordance with Section 5.2.10(e), Borrower shall deliver evidence to Lender, that the term of each Guarantor extends to or has been extended to a date such that the Guarantor shall not dissolve or otherwise terminate its existence on or prior to the applicable Extended Maturity Date, provided, that notwithstanding the foregoing, at all times during the term of the Loan, the organizational documents for each Sponsor and Guarantor shall have a term such that the Guarantor will not dissolve or otherwise terminate its existence on or prior to the Maturity Date;

(e)in the event the Mezzanine Loan is then outstanding, Lender shall have received evidence that the Mezzanine Loan has been extended through a date not earlier than the applicable Extended Maturity Date; and

(f)Immediately prior to the commencement of the third Extension Term, the LIBOR Rate Spread (or the Alternate Rate Spread or Prime Rate Spread) with respect to each Component shall be automatically increased by twenty (20) basis points, and provided that there shall be no other conditions to extension except as expressly set forth herein.

ARTICLE III – CONDITIONS PRECEDENT

Section 3.1 Conditions Precedent to Closing. The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower or waiver by Lender of all of the conditions precedent to closing set forth in the application or term sheet for the Loan delivered by Borrower to Lender and the commitment or commitment rider, if any, to the application or term sheet for the Loan issued by Lender.

ARTICLE IV – REPRESENTATIONS AND WARRANTIES

Section 4.1    Borrower Representations. Borrower represents and warrants as of the date hereof that:

4.1.1Organization. Borrower has been duly organized and is validly existing and in good standing with requisite power and authority to own the Property and to transact the businesses in which it is now engaged. Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its businesses and operations. Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own the Property and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management and operation of the Property. The ownership interests in Borrower are as set forth on the organizational chart attached hereto as Schedule I.

4.1.2Proceedings. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower is a party or by which any of the Property or Borrower’s assets is subject, nor, to Borrower’s knowledge, will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

4.1.4Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to Borrower’s knowledge, threatened against or affecting Borrower, Guarantor or the Property, which actions, suits or proceedings, if determined against Borrower, Guarantor or the Property, would reasonably be expected to materially adversely affect the condition (financial or otherwise) or business of Borrower, Guarantor or the condition or ownership of the Property.

4.1.5Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which could reasonably be expected to materially and adversely affect Borrower or the Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise. To Borrower’s knowledge, Borrower is not in default beyond any applicable cure period in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property is bound. Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property and Parking Garage as permitted pursuant to clause (xxiii) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof, (b) obligations under the Loan Documents and (c0) obligations to pay the Parking Garage Bond Special Assessments under the Parking Garage Bond Documents.

4.1.6Title. Borrower has good, marketable and insurable leasehold estate title in the real property comprising part of the Property and Borrower has good title to the balance of the Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. The Permitted Encumbrances in the aggregate do not materially and adversely affect the value, operation or use of the Property (as currently used) or Borrower’s ability to repay the Loan. The Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on the Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. There are no claims for payment for work, labor or materials affecting the Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents and as to which Lender has not otherwise received affirmative insurance in the applicable Title Insurance Policy.

4.1.7Solvency. Borrower has (a) not entered into this transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition in bankruptcy has been filed against Borrower or any constituent Person in the last seven (7) years, and neither Borrower nor any constituent Person in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor any of its constituent Persons are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.

4.1.8Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which has not been disclosed to Lender which could be reasonably expected to have a Material Adverse Effect, nor as far as Borrower can foresee, is reasonably likely to result in a Material Adverse Effect.

4.1.9ERISA.

(a)Generally. Except as would not reasonably be expected to have a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other applicable law relating to any Plans and the regulations thereunder, (ii) neither Borrower nor Guarantor has incurred or reasonably expects to incur any liability for a non- exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Plans, (iii) no ERISA Event has occurred or is reasonably expected to occur and no notice of termination has been filed by or with the PBGC with respect to any Plan. With respect to each Foreign Benefit Arrangement and each Foreign Plan, except as would not reasonably be expected to have a Material Adverse Effect, (i) any employer and employee contributions required by law or by the terms of any Foreign Benefit Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices, and (ii) each Foreign Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(b)Plan Assets; Prohibited Transactions. Neither the Borrower nor the Guarantor is, and neither shall become during the term of the Loan, an entity deemed to hold Plan Assets. Neither the Borrower nor the Guarantor is a “governmental plan” within the meaning of Section 3(32) of ERISA and transactions by or with Borrower or Guarantor are not subject to any state or other statute, regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to Section 406 of ERISA or Section 4975 of the Code (“Similar Law”). Assuming that no portion of the assets used by any Lender in connection with the transactions contemplated under any of the Loan Documents constitutes Plan Assets, unless the Lender is relying on an available prohibited transaction exemption, all of the conditions of which are satisfied, the execution of this Agreement, the making of the Loan and the other transactions contemplated by the Loan Documents, including but not limited to the exercise by the Lender of its rights under the Loan Documents, do not and will not give rise to a non-exempt prohibited transaction within the meaning of Section 406(a)(1)(B) of ERISA or Section 4975 of the Code, and are not prohibited or otherwise restricted by Similar Law.

4.1.10Compliance. Except for the open zoning and/or fire code violations set forth in that certain letter agreement by Borrower and Mezzanine Borrower in favor of Lender and Mezzanine Lender (collectively, the “Outstanding Violations”), Borrower and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority which default could result in a Material Adverse Effect on Lender, the Loan, Borrower or the Property. There has not been committed by Borrower or any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. On the Closing Date, the Improvements at the Property were in material compliance with applicable law, except for the Outstanding Violations.

4.1.11Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of Borrower, the Property and the other Collateral in connection with the Loan (a) are true, complete and correct in all material respects as of the date thereof, (b) accurately represent the financial condition of Borrower and the Property, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP or the Uniform System of Accounts throughout the periods covered, except as disclosed therein. The foregoing representation shall not apply to any such financial data that constitutes projections, provided that Borrower represents and warrants that such projections were made and delivered in good faith. Except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a material adverse effect on the Property or the current operation thereof, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower from that set forth in said financial statements.

4.1.12Condemnation. No Condemnation or other similar proceeding has been commenced or, to Borrower’s best knowledge, is threatened or contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

4.1.13Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14Utilities and Public Access. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. All public utilities necessary or convenient to the full use and enjoyment of the Property are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy. All roads necessary for the use of the Property for its current purposes have been completed and are subject to perpetual easements in favor of Borrower or are dedicated to public use and accepted by all applicable Governmental Authorities.

4.1.15Not a Foreign Person. Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code.

4.1.16Separate Lots. The Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the Property.

4.1.17Assessments. There are no pending or proposed, to Borrower’s knowledge, special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

4.1.18Enforceability. The Loan Documents are enforceable by Lender (or any subsequent holder thereof) in accordance with their respective terms, subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and neither Borrower nor Guarantor has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.19No Prior Assignment. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

4.1.20Insurance. Borrower has delivered to Lender (i) a certificate of insurance for all Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement, (ii) copies of all such Policies in effect through April 30, 2019 and (iii) with respect to the Policies renewing on May 1, 2019, copies of the binders of such Policies, which binders shall be followed by delivery of the complete copies of such Policies upon issuance in accordance with the terms hereunder. No material claims have been made or are currently pending, outstanding or otherwise remain unsatisfied under any such Policy, and to Borrower’s knowledge neither Borrower nor any other Person, has done, by act or omission, anything which would impair the coverage of any such Policy.

4.1.21Use of Property. The Property is used exclusively for hotel purposes and other appurtenant and related uses.

4.1.22Certificate of Occupancy; Licenses. All material certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancypermits, hospitality licenses and liquor licenses required for the legal use, occupancy and operation of the Property have been obtained and are in full force and effect. The use being made of the Property is in conformity with the certificate of occupancy issued for the Property.

4.1.23Flood Zone. Except as set forth in the Survey or the flood determinations obtained by Lender, none of the Improvements on the Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if so located, the flood insurance required pursuant to Section 6.1(a)(i) is in full force and effect with respect to the Property.

4.1.24Physical Condition. Except as disclosed in the property condition reports delivered to Lender in connection with the origination of the Loan, the Property, to Borrower’s knowledge, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would have a Material Adverse Effect on the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.1.25Boundaries. Except as set forth in the Survey, all of the improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances upon the Property encroach upon any of the Improvements, so as to affect the value or marketability of the Property except those which are insured against by the Title Insurance Policy.

4.1.26Leases. The Property is not subject to any leases as of the Closing Date. Borrower is the owner and lessor of landlord’s interest in the Leases. No Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases and the Permitted Encumbrances. The current Leases are in full force and effect and there are no monetary or other material defaults thereunder by either party and, to Borrower’s knowledge, there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. No Rent has been paid more than one (1) month in advance of its due date. All security deposits are held by Borrower in accordance with applicable law. All work to be performed by Borrower under each Lease has been performed as required and has been accepted by the applicable Tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any Tenant has already been received by such Tenant. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is outstanding. To Borrower’s knowledge, no Tenant has assigned its Lease or sublet all or any portion of the premises demised thereby, no such Tenant holds its leased premises under assignment or sublease, nor does anyone except such Tenant and its employees occupy such leased premises. No Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. No Tenant under any Lease has any right or option for additional space in the Improvements.

4.1.27Survey. To Borrower’s knowledge, the Survey for the Property delivered to Lender in connection with this Agreement does not fail to reflect any material matter affecting the Property or the title thereto.

4.1.28Inventory. Borrower is the owner of all of the Equipment, Fixtures and Personal Property (as such terms are defined in the Mortgage) located on or at the Property and shall not lease any Equipment, Fixtures or Personal Property other than as permitted hereunder. All of the Equipment, Fixtures and Personal Property are sufficient to operate the Property in the manner required hereunder and in the manner in which it is currently operated.

4.1.29Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements in respect of the Property have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid.

4.1.30Special Purpose Entity/Separateness. (a) Until the Debt has been paid in full, Borrower and Principal hereby represent, warrant and covenant that each of Borrower and Principal is, shall be and shall continue to be a Special Purpose Entity.

(b)The representations, warranties and covenants set forth in Section 4.1.30(a) shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

(c)Any and all of the stated facts and assumptions made in any Insolvency Opinion, including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all respects, and Borrower will have complied and will comply with all of the stated facts and assumptions made with respect to it in any Insolvency Opinion, in each case subject to the qualifications set forth in the Insolvency Opinion. Each entity other than Borrower with respect to which an assumption is made or a fact stated in any Insolvency Opinion will have complied and will comply with all of the assumptions made and facts stated with respect to it in any such Insolvency Opinion, in each case subject to the qualifications set forth therein. Borrower covenants that in connection with any Additional Insolvency Opinion delivered in connection with this Agreement it shall provide an updated certification regarding compliance with the facts and assumptions made therein.

(d)Borrower covenants and agrees that (i) Borrower shall provide Lender with five (5) Business Days’ written notice prior to the removal of an Independent Director of Borrower, and (ii) without the prior approval of Lender, no Independent Director shall be removed other than for Cause (in each case except as may result from death, legal incapacity or resignation).

(e)The Organizational Documents for each Borrower and Principal that is a Delaware limited liability company shall provide that except for duties to Borrower as set forth in the Organizational Documents (including duties to the member and Borrower’s creditors solely to the extent of their respective economic interests in Borrower, but excluding (i) all other interests of the member, (ii) the interests of other Affiliates of Borrower, and (iii) the interests of any group of Affiliates of which Borrower is a part), the Independent Directors shall not have any fiduciary duties to the member, any officer or any other Person bound by the Borrower’s or Principal’s Organizational Documents; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. The Organizational Documents for Borrower and Principal that is a Delaware Limited Liability Company shall provide that to the fullest extent permitted by law, including Section 18-1101(e) of the Delaware Limited Liability Company Act, an Independent Director shall not be liable to Borrower, the member or any other Person bound by the Borrower’s or Principal’s Organizational Documents for breach of contract or breach of duties (including fiduciary duties), unless the Independent Director acted in bad faith or engaged in willful misconduct. The Organizational Documents for each Borrower and Principal that is a Delaware Limited Liability Company shall provide that all right, power and authority of the Independent Directors shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in the Borrower’s or Principal’s Organizational Documents. The Organizational Documents for each Borrower and Principal that is a Delaware Limited Liability Company shall provide that notwithstanding any other provision of the Borrower’s or Principal’s Organizational Documents to the contrary, each Independent Director, in its capacity as an Independent Director, may only act, vote or otherwise participate in those matters referred to in Section 6(g)(ii) of the Borrower’s or Principal’s Organizational Documents or as otherwise specifically required by the applicable Organizational Documents, and such Independent Director’s act, vote or other participation shall not be required for the validity of any action taken by the board of directors of Borrower or Principal unless, pursuant to the provisions of Section 6(g)(ii) or as otherwise specifically provided in the applicable Organizational Documents, such action would be invalid in the absence of the affirmative vote or consent of such Independent Director.

(f)Borrower hereby represents with respect to itself that any amendment or restatement of any organizational document has been accomplished in accordance with, and was permitted by, the relevant provisions of such document prior to its amendment or restatement from time to time.

(g)Borrower hereby represents with respect to Borrower that from the date of its formation to the date hereof (or, where indicated below, as of the Closing Date), each of the following is true:

(i)its business has been limited solely to (A) acquiring, owning, holding, leasing, financing, operating and managing the Property, (B) entering into financings and refinancings of the Property, (C) transacting any and all lawful business that was incident, necessary and appropriate to accomplish the foregoing and (D) the other matters described in the definition of “Special Purpose Entity”);

(ii)it has not engaged in any business other than as set forth in (i) above;

(iii)it has not entered into any contract or agreement with any of its Affiliates, constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing, except in the ordinary course of business and upon terms and conditions that are commercially reasonable, intrinsically fair and substantially similar to those available in an arm’s-length transaction with an unrelated party;

(iv)it has not (a) made any loans or other extensions of credit to any Person or (b) acquired or held evidence of indebtedness issued by any other Person or entity, in either of the case of (a) or (b), other than (1) extensions of credit such as security deposits made in the ordinary course of business relating to the ownership and operation of the Property made to an entity that is not an Affiliate of or subject to common ownership with such entity or (2) cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity;

(v)it has paid its debts and liabilities from its assets as the same have become due or such debts and liabilities have been repaid or discharged as of the date hereof;

(vi)it has done or caused to be done all things necessary to observe organizational formalities and preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises;

(vii)it has maintained all of its books, records, financial statements and bank accounts separate from those of any other Person and Borrower’s, to the extent applicable, assets have not been listed as assets on the financial statement of any other Person unless (A) the financial statements of such Person contained an appropriate notation indicating the separateness of Borrower from such Person and indicating that Borrower’s assets and credit were not available to satisfy the debts and obligations of such Person and (B) such assets were listed on the Borrower’s own balance sheet. Borrower, to the extent applicable, has filed its own tax returns (except to the extent that it has been a tax-disregarded entity not required to file tax returns under applicable law). Borrower has maintained its books, records, resolutions and agreements as official records;

(viii)it has been, and at all times has held itself out to the public as, a legal entity separate and distinct from any other Person (including any Affiliate or other constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing), has corrected any known misunderstanding regarding its status as a separate entity, has conducted its business solely in its own name, has not identified itself or any of its Affiliates as a division or part of the other and has not maintained or utilized stationery, invoices and checks bearing the name of any Affiliate;

(ix)it has not commingled its assets with those of any other Person and has held all of its assets solely in its own name;

(x)it has not guaranteed or become obligated for the debts of any other Person and has not held itself out as being responsible for the debts or obligations of any other Person;

(xi)it has allocated fairly and reasonably any overhead expenses that have been shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate or any of constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing;

(xii)it has not granted a security interest or lien in, to or upon, or pledged or otherwise encumbered any of its assets to secure the obligations of any other Person other than with respect to loans secured by the Property and no such security interest, lien, pledge or other encumbrance remains outstanding;

(xiii)it has maintained adequate capital in light of its contemplated business operations;

(xiv)it has maintained a sufficient number of employees, if any, in light of its contemplated business operations and has paid the salaries of its own employees solely from its own funds;

(xv)it has not owned any subsidiary or any equity interest in any other Person;

(xvi)it has not made loans to any other person that have not been released or discharged nor has it bought or held evidence of indebtedness issued by any other person or entity that has not been released, except as permitted under the Loan Documents;

(xvii)it has not incurred any Indebtedness that is still outstanding other than Indebtedness that is permitted under the Loan Documents;

(xviii)it is not now, nor has ever been, party to any lawsuit, arbitration, summons, or legal proceeding that is still pending or that resulted in a judgment against it that has not been paid in full;

(xix)it has no material contingent or actual obligations not related to the Property;

(xx)it is and has since its formation been duly formed, validly existing, and in good standing in the state of its formation and in all other jurisdictions where it is qualified to do business;

(xxi)none of the Tenants holding leasehold interests with respect to the Property as of the Closing Date is Affiliated with Borrower;

(xxii)has as of the Closing Date no judgments or liens of any nature against it except for tax liens not yet delinquent or as set forth in the Title Insurance Policy;

(xxiii)is as of the Closing Date in compliance, in all material respects, with all laws, regulations, and orders applicable to it and, except as otherwise disclosed in this Agreement, has received all permits necessary for it to operate in the ordinary course of business, in each case except as would not have a Material Adverse Effect;

(xxiv)is not as of the Closing Date involved in any material dispute with any taxing authority;

(xxv)has as of the Closing Date paid all taxes which it owes except as permitted pursuant to this Agreement;

(xxvi)has as of the Closing Date no material contingent or actual obligations not related to the Property;

(xxvii)has never owned any real property other than the property described in the definition of Special Purpose Entity;

(xxviii)is not now, nor has ever been, party to any lawsuit, arbitration, summons, or legal proceeding that resulted in a judgment against it that has not been paid in full; and

(xxix)has provided Lender with complete financial statements that reflect a fair and accurate view of the entity’s financial condition, except as disclosed in Section 4.1.8 and Section 4.1.11 hereof (and subject to the qualifications set forth therein).

4.1.31Management Agreements.

(a)The Management Agreement, is in full force and effect and there is no default thereunder by any party thereto and to Borrower’s knowledge no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. The Management Agreement was entered into on commercially reasonable terms.

(b)The FBR Management Agreement, is in full force and effect and there is no default thereunder by any party thereto and to Borrower’s knowledge no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. The FBR Management Agreement was entered into on commercially reasonable terms.

4.1.32Illegal Activity. No portion of the Property has been or will be purchased with proceeds of any illegal activity.

4.1.33No Change in Facts or Circumstances; Disclosure. All information submitted by and on behalf of Borrower to Lender and in all financial statements, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are true, complete and correct in all material respects. The foregoing representation shall not apply to any such financial information that constitutes projections, provided that Borrower represents and warrants that such projections were made and delivered in good faith. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or would reasonably be expected to have a Material Adverse Effect. Borrower has disclosed to Lender all material facts known to it and has not failed to disclose any material fact known to it that could cause any Provided Information or representation or warranty made herein to be materially misleading, except to the extent any such omission would not reasonably be expected to have or relate to a Material Adverse Effect.

4.1.34Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Energy Policy Act of 2005, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.35Embargoed Person. As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower or Guarantor, as applicable, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

4.1.36Principal Place of Business; State of Organization. Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. Borrower is organized under the laws of the State of Delaware. The organizational identification number of Borrower is 6723155.

4.1.37Environmental Representations and Warranties. Except as otherwise disclosed by that certain Phase I Environmental Site Assessment dated as of March 20, 2019 prepared by EBI Consulting with respect to EBI Project No. 1119001382 (such report is referred to below as the “Environmental Report”), to Borrower’s knowledge (a) there are no Hazardous Substances or underground storage tanks in, on, or under the Property, except those that are (i) in compliance with Environmental Laws and with permits issued pursuant thereto (to the extent such permits are required under Environmental Law), and (ii) (x) de minimis amounts necessary to operate the Property for the purposes set forth in the Loan Agreement which will not result in an environmental condition in, on or under the Property and which are otherwise permitted under and used in compliance with Environmental Law or (y) fully disclosed to Lender in writing pursuant the Environmental Report; (b) there are no past, present or threatened Releases of Hazardous Substances in, on, under or from the Property which has not been fully remediated in accordance with Environmental Law; (c) there is no threat of any Release of Hazardous Substances migrating to the Property; (d) there is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with the Property which has not been fully remediated in accordance with Environmental Law; (e) Borrower does not know of, and has not received, any written or oral notice or other communication from any Person (including but not limited to a Governmental Authority) relating to material Releases of Hazardous Substances or Remediation thereof, that are reasonably likely to result in liability of any Person pursuant to any Environmental Law, other environmental conditions in connection with the Property that are not in compliance with Environmental Laws or may require Remediation thereof, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing; and (f) Borrower has truthfully and fully disclosed to Lender, in writing, any and all information relating to environmental conditions in, on, under or from the Property that is known to Borrower and has provided to Lender all information that is contained in Borrower’s files and records, including, but not limited to, any reports relating to Hazardous Substances in, on, under or from the Property and/or to the environmental condition of the Property.

4.1.38Cash Management Account. Borrower hereby represents and warrants to Lender that:

(a)This Agreement, together with the other Loan Documents, create a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of New York) in the Lockbox Account and the Cash Management Account in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold, pledged, transferred or otherwise conveyed the Lockbox Account and Cash Management Account.

(b)Each of the Lockbox Account and Cash Management Account constitutes “deposit accounts” and/or “securities accounts” within the meaning of the Uniform Commercial Code of the State of New York).

(c)Pursuant and subject to the terms hereof and the other applicable Loan Documents, the Lockbox Bank and Agent have agreed to comply with all instructions originated by Lender, without further consent by Borrower, directing disposition of the Lockbox Account and Cash Management Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities.

(d)The Lockbox Account and Cash Management Account are not in the name of any Person other than Borrower as pledgor, or Lender, as pledgee. Borrower has not consented to the Lockbox Bank and Agent complying with instructions with respect to the Lockbox Account and Cash Management Account from any Person other than Lender.

(e)The Property is not subject to any cash management system (other than pursuant to the Loan Documents), and any and all existing tenant instruction letters issued in connection with any previous financing have been duly terminated prior to the date hereof.

(f)Pursuant and subject to the terms hereof, the other applicable Loan Documents, and the Lockbox Agreement (FF&E Reserve), Manager and Wells Fargo Bank, National Association have agreed to comply with all instructions originated by Lender, without further consent by Borrower or Manager following the occurrence and during the continuance of an event of default (beyond applicable notice and cure periods) under the Management Agreement, directing disposition of the Manager FF&E Reserve Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities.

4.1.39Taxes. Borrower has timely filed or caused to be filed all U.S. federal and other material tax returns and reports required to have been filed by it and has timely paid or caused to be paid all U.S. federal and other material Section 2.7 Taxes required to have been paid by it, except for (a) any such Section 2.7 Taxes that are being contested in good faith by appropriate proceedings and for which Borrower has set aside on its books adequate reserves in accordance with GAAP, and (b) Taxes and Other Charges, the payment of which shall be governed by Section 5.1.2 and Section 7.2 hereof.

4.1.40Anti-Corruption. Borrower represents and warrants that, in connection with this Agreement, Borrower, Guarantor and each Person that has an economic interest in Borrower (other than any person who owns less than a 10% direct or indirect interest therein and such economic interest is in the form of securities that are publicly traded on the New York Stock Exchange or NASDAQ), in each case has complied with and will continue to comply with all applicable anti-bribery and corruption laws and regulations in the United States, including the U.S. Foreign Corrupt Practices Act of 1977 (the “Anti-Corruption Obligation”). Borrower shall, at all times throughout the term of the Loan, maintain and enforce appropriate policies, procedures and controls reasonably designed to ensure compliance with the Anti-Corruption Obligation.

4.1.41PIP. There are no PIPs outstanding with respect to the Property.

4.1.42Franchise Agreement. The Franchise Agreement is in full force and effect and there is no default thereunder by Borrower and to Borrower’s knowledge, no default thereunder by any other party thereto. No event has occurred that, with the passage of time and/or giving of notice, would constitute a default under the Franchise Agreement by Borrower or to Borrower’s knowledge, would constitute a default thereunder by any other party thereto.

4.1.43REA. Borrower hereby represents and warrants to Lender the following with respect to the REA:

(a)Borrower is a party to the REA and the REA is in full force and effect and to Borrower’s knowledge has not been amended or modified (except as disclosed to Lender in writing or as disclosed in any Title Insurance Policy) and Borrower’s interest therein has not been assigned pursuant to any assignment which survives the Closing Date except the assignment to Lender pursuant to the Loan Documents;

(b)to the best of Borrower’s knowledge, the REA is in full force and effect and is in compliance with all applicable local, state and federal laws, rules and regulations, except where the failure to be in full force and effect or in compliance with applicable local, state and federal laws, rules and regulations would not reasonably be expected to result in a Material Adverse Effect;

(c)to the best of Borrower’s knowledge, Borrower is not in default (beyond any applicable notice and cure periods) under the REA;

(d)Borrower has no knowledge of any current or outstanding notices of termination or default with respect to the REA;

(e)except as disclosed in writing to Lender, neither Borrower nor, to the best of Borrower’s knowledge, any other party to the REA has performed any work pursuant to the REA, the cost of which Borrower or to Borrower’s actual knowledge such other party is or will be entitled to charge in whole or in part to Borrower under the provisions of the REA except in the ordinary course of operation in accordance with the REA;

(f)to the best of Borrower’s knowledge, there are no set-offs, claims, counterclaims or defenses being asserted in writing, if any, required under the REA or otherwise known by Borrower for the enforcement of the obligations under the REA;

(g)to the best of Borrower’s knowledge there are no liens capable of being asserted for amounts due under the provisions of the REA which, if unpaid, would be a lien prior to the Lien of the Mortgage;

(h)there are no unresolved matters that Borrower has requested be submitted to arbitration or which Borrower has submitted to arbitration under any REA;

(i)to Borrower’s knowledge, all common charges and other sums due from Borrower under the REA have been paid to the extent they are payable to the date hereof; and

(j)Lender is a mortgagee for purposes of each REA, and is entitled to all rights of a holder of a mortgage, if any, and Borrower will provide Lender with a copy of all notices given or received by it under each REA at the address listed in this Agreement, or any other address which Lender from time to time may provide in writing to Borrower.

4.1.44Ground Lease. Borrower hereby represents and warrants to Lender the following with respect to the Ground Lease:

(a)A memorandum of the Ground Lease has been duly recorded. The Ground Lease permits the interest of Borrower to be encumbered by a mortgage. There have not been amendments or modifications to the terms of the Ground Lease since recordation of the Ground Lease (or a memorandum thereof), with the exception of written instruments which have been recorded or set forth in the definition of “Ground Lease” in this Agreement.

(b)The Ground Lease may not be terminated (except upon the expiration of the term of the Ground Lease), surrendered or amended without the prior written consent of Lender (not to be unreasonably delayed, conditioned or withheld), so long as notice of the Mortgage is delivered to Ground Lessor in accordance with Section 6.1(c) of the Ground Lease; provided that the Ground Lessor shall not be prevented from or restricted in making the decisions it is entitled and/or required to make pursuant to the Ground Lease so long as not inconsistent with the provisions of Section 6.1 of the Ground Lease.

(c)Except for the Permitted Encumbrances and other encumbrances of record, Borrower’s interest in the Ground Lease is not subject to any Liens or encumbrances superior to, or of equal priority with, the applicable Mortgage other than the Ground Lessor’s related fee interest.

(d)Borrower’s interest in the Ground Lease is assignable without the consent of the Ground Lessor (subject to compliance with the terms of the Ground Lease, including Section 6.1(b) thereof) (i) to Lender, the purchaser at any foreclosure sale or the transferee under a deed or assignment in lieu of foreclosure in connection with the foreclosure of the Lien of the Mortgage or transfer of Borrower’s leasehold estate by deed or assignment in lieu of foreclosure and (ii) thereafter, the Ground Lease is further assignable by such transferee and its successors and assigns without the consent of the Ground Lessor (subject to compliance with the terms of the Ground Lease, including Section 6.1(b) thereof).

(e)As of the date hereof, the Ground Lease is in full force and effect and no default has occurred on the part of the Borrower under the Ground Lease, nor to Borrower’s knowledge has any default occurred by the Ground Lessor under such Ground Lease (except in each case, any such default that has been previously cured). There is no existing condition which, but for the passage of time or the giving of notice, could result in a default by the Borrower or to Borrower’s knowledge, by Ground Lessor under the terms of such Ground Lease.

(f)Under the terms of the Ground Lease and the Loan Documents, taken together, any related insurance and condemnation proceeds that are paid or awarded to Borrower with respect to the leasehold interest will be applied either to the repair or restoration of all or part of the Property, with Lender having the right subject to the terms of the Loan Documents to hold and disburse the proceeds as the repair or restoration progresses, or to the payment of the outstanding principal balance of the Loan together with any accrued interest thereon.

(g)The Ground Lease requires the Ground Lessor to give notice of any default by Borrower to Lender prior to exercising its remedies thereunder, so long as notice of the Mortgage is delivered to Ground Lessor in accordance with Section 6.1(c) of the Ground Lease.

(h)Lender is permitted the opportunity to cure any default under the Ground Lease, which is curable after the receipt of notice of the default before the Ground Lessor thereunder may terminate the Ground Lease, so long as notice of the Mortgage is delivered to Ground Lessor in accordance with Section 6.1(c) of the Ground Lease.

(i)The Ground Lease has a term which extends not less than thirty (30) years beyond the Maturity Date (including any unexercised option periods and automatic renewal periods).

(j)The Ground Lease requires the Ground Lessor to enter into a new lease upon termination (prior to expiration of the term thereof) of the Ground Lease for any reason, including rejection or disaffirmation of the Ground Lease in a bankruptcy proceeding, subject to the cure of any defaults susceptible to cure by Lender.

(k)Lender will be permitted the opportunity to cure any default by Borrower with respect to any Public Charges (as defined in the Ground Lease, and which include any Parking Garage Special Assessments), in accordance with the terms of Section 6.1 of the Ground Lease, before Ground Lessor may terminate the Ground Lease.

4.1.45Parking Garage Bond Documents. Borrower hereby represents to Lender the following with respect to the Parking Garage Bond Documents:

(a)There have not been any amendments, supplements or modifications to the Parking Garage Bond Documents, except as set forth on such Schedule II. Borrower has delivered to Lender a true, correct and complete copy of each of the Parking Garage Bond Documents. Other than the documents set forth on Schedule II, attached hereto, there are no other agreements, supplements or documents with respect to the Parking Garage Bonds, which (i) the Borrower is a party thereto, (ii) include any representations or warranties, covenants, obligations, liabilities, or indemnities of Borrower or any successor owner of the Property, (iii) require any payment or performance by Borrower or any successor owner of the Property, (iv) grants or permits a lien, restriction or other burden to be placed on the Property, any revenue therefrom or any other property of Borrower, (v) grants or permits a right to levy or collect any assessment against the Borrower or the Property (other than the Parking Garage Bond Special Assessment), or (vi) modify or amend any of the provisions in the Parking Garage Bond Documents with respect to (1) the Parking Garage Bond Special Assessment, (2) the Public User Fee, (3) increasing the outstanding amount of the Parking Garage Bonds, (4) any increase to the amount of the debt service payments under the Parking Garage Bonds, including any increase to the interest rate thereof, (5) the redemption dates (optional or mandatory) and prices of the Parking Garage Bonds, (6) to create any additional redemption or prepayment rights or obligations (optional or mandatory), (7) the amounts required to be deposited into the reserve accounts or the application of amounts in the reserve accounts to pay the Parking Garage Bonds, and (8) any rights of acceleration of the Parking Garage Bonds or other rights and remedies upon a default in the payment of any debt service or principal amounts under the Parking Garage Bonds.

(b)The Parking Garage Bond Documents do not prohibit the interest of Borrower in the Property from being encumbered by the Mortgage or prohibit any other transactions contemplated by the Loan Documents.

(c)To Borrower’s actual knowledge, the Parking Garage Bond Documents are in full force and effect.

(d)There is no monetary default, and, to Borrower’s knowledge, no other default, breach or violation existing by Borrower or the CDD under any of the Parking Garage Bond Documents and, to Borrower’s knowledge, no event has occurred that, with the passage of time or the giving of notice, or both, would constitute a default, breach or violation thereunder, by any party thereto.

(e)There are no amounts presently due and payable by Borrower or any of its Affiliates under the Parking Garage Bond Documents. There are no amounts required to be paid by Borrower under the Parking Garage Bond Documents except for the Parking Garage Bond Special Assessments and the Public User Fee.

(f)There are no Parking Garage Bond Special Assessments currently being charged under the Parking Garage Bond Documents.

(g)Borrower constitutes all of the “landowners” and “electors” of the CDD pursuant to Section 190.006 of the Florida Statutes. There are no Persons that constitute “qualified electors” in the CDD.

4.1.46Parking Garage Management Agreement. The Parking Garage Management Agreement, is in full force and effect and there is no default thereunder by any other party thereto and to Borrower’s knowledge no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. The Parking Garage Management Agreement was entered into on commercially reasonable terms.

4.1.47Property Agreements.

(a)Each Property Agreement is in full force and effect and has not been amended or modified (except as reflected in the definitions thereof as set forth therein) and Borrower’s interest therein has not been assigned pursuant to any assignment which survives the Closing Date except the assignment to Lender pursuant to the Loan Documents;

(b)Borrower is not in default (beyond any applicable notice and cure periods) under any of the Property Documents;

(c)Borrower has no knowledge of any current or outstanding notices of termination or default with respect to the Property Agreement.

(d)Lender is a mortgagee for purposes of each Property Agreement, and is entitled to all rights of a holder of a mortgage, if any, and Borrower will provide Lender with a copy of all notices given or received by it under each Property Agreement at the address listed in this Agreement, or any other address which Lender from time to time may provide in writing to Borrower.

Section 4.2 Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 hereof and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE V – BORROWER COVENANTS

Section 5.1 Affirmative Covenants. From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Mortgage encumbering the Property (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

5.1.1Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply in all material respects with all Legal Requirements applicable to it and the Property, including, without limitation, building and zoning codes and certificates of occupancy and the procurement of all necessary and required hospitality, liquor, gaming or innkeeper’s licenses, other than to the extent the same would not reasonably be expected to have a Material Adverse Effect. There shall never be committed by Borrower, and Borrower shall never permit any other Person in occupancy of or involved with the operation or use of the Property to commit, any act or omission affording the federal government or any state or local government the right of forfeiture against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Loan Documents. Borrower shall keep the Property insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. After prior written notice to Lender, Borrower, at Borrower’s own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or the Property or any alleged violation of any Legal Requirement, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder (after the expiration of all notice and cure periods) and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower or the Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or otherwise as may reasonably be requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

5.1.2Taxes and Other Charges. Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof prior todelinquency unless contested in good faith in accordance with the terms hereof; provided, however, Borrower’s obligation to directly pay Taxes and Other Charges shall be suspended for the duration of any Cash Sweep Period during which Borrower complies with the terms and provisions of Section 7.2 hereof. Borrower will deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent no later than ten (10) days prior to the date on which the Taxes and/or Other Charges would otherwise be delinquent if not paid (provided, however, Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 7.2 hereof). Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Property, other than Permitted Encumbrances, and shall promptly pay for all utility services provided to the Property. After prior written notice to Lender, Borrower, at Borrower’s own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (i) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder (after the expiration of all notice and cure periods) and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or otherwise as may be reasonably requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or the Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Mortgage being primed by any related Lien.

5.1.3Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower and/or Guarantor which might materially adversely affect Borrower’s or Guarantor’s condition (financial or otherwise) or business or the Property.

5.1.4Access to Property. Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice.

5.1.5Notice of Default. Borrower shall promptly advise Lender of any material adverse change in Borrower’s or Guarantor’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default of which Borrower has knowledge.

5.1.6Cooperate in Legal Proceedings. Borrower shall reasonably cooperate with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7Perform Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower.

5.1.8Award and Insurance Benefits. Borrower shall cooperate in all reasonable respects with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any reasonable out-of-pocket expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting the Property or any part thereof) out of such Insurance Proceeds.

5.1.9Further Assurances. Borrower shall, at Borrower’s sole cost and expense:

(a)furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements in Borrower’s or any of its Affiliates possession (or reasonably obtainable by Borrower), and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;

(b)execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts reasonably necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require including, without limitation, the execution and delivery of all such writings necessary to transfer any hospitality, liquor or gaming licenses with respect to the Property into the name of Lender or its designee after the occurrence and during the continuance of an Event of Default, provided the foregoing shall not increase any of Borrower’s existing obligations or decrease its rights or remedies under the Loan Documents other than to a de minimis extent; and

(c)do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time, provided the foregoing shall not increase any of Borrower’s existing obligations or decrease its rights or remedies under the Loan Documents other than to a de minimis extent.

5.1.10Principal Place of Business, State of Organization. Borrower will not cause or permit any change to be made in its name, identity (including its trade name or names), place of organization or formation (as set forth in Section 4.1.36 hereof) or Borrower’s limited liability company or partnership or other structure (except as permitted pursuant to Section 5.2 hereof); provided, that with respect to a change of name only, Borrower shall be permitted to make such change if Borrower shall have first notified Lender in writing of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all action required by Lender for the purpose of perfecting or protecting the lien and security interests of Lender pursuant to this Agreement, and the other Loan Documents. Borrower shall not change its organizational structure or place of organization or formation without first obtaining the prior written consent of Lender, which consent may be given or denied in Lender’s sole discretion and delivery of a Rating Agency Confirmation from the Approved Rating Agencies. Upon Lender’s request, Borrower shall, at Borrower’s sole cost and expense, execute and deliver additional security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property as a result of such change of principal place of business or place of organization approved in accordance with the foregoing sentence. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth at the introductory paragraph of this Agreement except if Borrower notifies Lender in writing in accordance with the terms hereunder of any change to such address. Borrower shall not change its organizational identification number. If Borrower does not now have an organizational identification number and later obtains one, Borrower promptly shall notify Lender of such organizational identification number.

5.1.11Financial Reporting. (a) Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with the requirements for a Special Purpose Entity set forth herein and the Uniform System of Accounts and reconciled in accordance with GAAP (or such other accounting basis acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation of the Property. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence and during the continuance of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Property, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

(b)Borrower will furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year of Borrower, a complete copy of Borrower’s annual financial statements audited by an independent certified public accountant reasonably acceptable to Lender in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP (or such other accounting basis acceptable to Lender) covering the Property for such Fiscal Year and containing statements of profit and loss for Borrower and the Property and a balance sheet for Borrower. Such statements shall set forth the financial condition and the results of operations for the Property for such Fiscal Year, and shall include, but not be limited to, amounts representing annual net operating income, net cash flow, gross income, and operating expenses.

(c)Borrower will furnish, or cause to be furnished, to Lender on or before forty-five
(45) days after the end of each calendar quarter the following items, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete in all material respects and fairly present the financial condition and results of the operations of Borrower and the Property (subject to normal year-end adjustments) as applicable: (i) a rent roll for the subject quarter (if the Property is then subject to any Leases) and an occupancy report for the subject quarter, including an average daily rate and revenue per available room; (ii) quarterly and year- to-date operating statements (including Capital Expenditures) prepared for each calendar quarter, noting net operating income, gross income, and operating expenses (not including any contributions to the Replacement Reserve Fund), and other information necessary and sufficient to fairly represent the financial position and results of operation of the Property during such calendar quarter, and containing a comparison of budgeted income and expenses and the actual income and expenses; and (iii) a calculation reflecting the annual Debt Service Coverage Ratio for the immediately preceding three (3), six (6), and twelve (12) month periods as of the last day of such quarter. On or before thirty (30) days after the end of each calendar month, Borrower also will furnish, or cause to be furnished, to Lender the most current Smith Travel Research Reports then available to Borrower reflecting market penetration and relevant hotel properties competing with the Property.

(d)For the partial year period commencing on the date hereof, and for each Fiscal Year thereafter, Borrower shall submit to Lender an Annual Budget not later than thirty (30) days prior to the commencement of such period or Fiscal Year in form reasonably satisfactory to Lender. During the continuance of a Cash Sweep Period, the Annual Budget shall be subject to Lender’s written approval (each such Annual Budget, an “Approved Annual Budget”), which shall not be unreasonably withheld and shall be deemed granted if the Deemed Approval Conditions have been satisfied with respect thereto. In the event that Lender objects to a proposed Annual Budget submitted by Borrower, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender. Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget. Until such time that Lender approves a proposed Annual Budget, the most recently Approved Annual Budget shall apply, provided that, each line item of such Approved Annual Budget shall be increased by the amount of the increase, if any, in the Consumer Price Index for the immediately preceding calendar year (other than the line items in respect of Taxes, Insurance Premiums, union wages, utilities expenses, Other Charges and variable operating expenses that are directly caused by increased revenues at the Property, which line items shall be adjusted to reflect actual increases in such expenses).

(e)In the event that Borrower must incur an extraordinary operating expense or capital expense not set forth in the Approved Annual Budget during a Cash Sweep Period (each an “Extraordinary Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval, which may not be unreasonably withheld; provided, however, that Borrower may incur such Extraordinary Expense without prior notice or Lender’s approval if (i) such expense is a line item in the Approved Annual Budget and (A) does not exceed 107.5% of the amount for such line item in the Approved Annual Budget and (B) such expenses in the aggregate do not exceed 7.5% of the Approved Annual Budget, (ii) the expense is the excess amount necessary to pay the actual cost of any Basic Carrying Costs or utility expenses above the amount for such line item in the Approved Annual Budget, or (iii) such expense is necessary to (A) protect against imminent harm to the health or safety of any Tenant or other Person at the Property or (B) remedy or repair any imminent and material damage or defect at a Property.

(f)Borrower shall furnish to Lender, within ten (10) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Property and the financial affairs of Borrower as may be reasonably requested by Lender.

(g)Borrower will cause Guarantor to deliver the financial reporting required under Section 5.4 of the Guaranty.

(h)Any reports, statements or other information required to be delivered under this Agreement shall be delivered by any one of the following methods: (i) via email with report files in electronic form, (ii) in paper form, (iii) on a compact disc, and (iv) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form and prepared using Microsoft Word for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files). Borrower agrees that Lender may disclose information regarding the Property and Borrower that is provided to Lender pursuant to this Section 5.1.11 in connection with the Securitization to such parties requesting such information in connection with such Securitization.

5.1.12Business and Operations. Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower will qualify to do business and will remain in good standing under the laws of the jurisdiction of its formation as and to the extent the same are required for the ownership, maintenance, management and operation of the Property. Borrower shall at all times during the term of the Loan, continue to own all of Equipment, Fixtures and Personal Property which are necessary to operate the Property in the manner required hereunder and substantially in the manner in which it is currently operated.

5.1.13Title to the Property. Borrower will warrant and defend (a) the title to the Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Lien of the Mortgage on the Property, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any actual losses, costs, damages or expenses (including reasonable attorneys’ fees and expenses) incurred by Lender if an interest in the Property, other than as permitted hereunder, is claimed by another Person.

5.1.14Costs of Enforcement. In the event (a) that the Mortgage encumbering the Property is foreclosed in whole or in part or that the Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage encumbering the Property prior to or subsequent to the Mortgage in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable attorneys’ fees and expenses, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

5.1.15Estoppel Statement. (a) After request by Lender, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Note, (ii) the unpaid principal amount of the Note, the Interest Rate of the Note, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, claimed by Borrower, and (vi) that the Note, this Agreement, the Mortgage and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

(b) Borrower shall exercise commercially reasonable efforts to deliver to Lender upon request, tenant estoppel certificates from each commercial Tenant leasing space under a Major Lease at the Property in form and substance reasonably satisfactory to Lender provided that Borrower shall not be required to deliver such certificates more frequently than two (2) times in any calendar year.

5.1.16Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4 hereof.

5.1.17Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior written consent of Lender.

5.1.18Confirmation of Representations. Upon written request from Lender, Borrower shall deliver, in connection with any Securitization, (a) one (1) or more Officer’s Certificates certifying as to the accuracy of all representations made by Borrower in the Loan Documents as of the date of the closing of such Securitization in all relevant jurisdictions (except (i) to the extent that any such representations and warranties are only made as of a specific date, and if the facts and circumstances upon which such representations and warranties are based are specific solely to a certain date, in which case confirmation as to truth, completeness and correctness shall be provided as of such specific date or (ii) to the extent such representations are no longer true and correct as a result of subsequent events not caused by the actions and/or omissions of Borrower or any of its Affiliates (beyond any applicable cure period provided herein) and such events did not separately result in an Event of Default under the Loan Documents in which case Borrower shall provide an updated representation or warranty which is reasonably acceptable to Lender and the delivery of such updated representations and warranties in accordance with the terms hereunder shall not constitute an Event of Default, unless such updated representations and warranties shall disclose that an Event of Default has occurred hereunder or under the other Loan Documents), and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower and Guarantor as of the date of the Securitization.

5.1.19Environmental Covenants. (a) Borrower covenants and agrees that: (i) all uses and operations on or of the Property, whether by Borrower or any other Person, shall be in compliance with all Environmental Laws and permits issued pursuant thereto; (ii) there shall be no Releases of Hazardous Substances in, on, under or from the Property; (iii) there shall be no Hazardous Substances in, on, or under the Property, except those that are (A) in compliance with all Environmental Laws and with permits issued pursuant thereto (to the extent such permits are required by Environmental Law), and (B) (x) de minimis amounts necessary to operate the Property for the purposes set forth in the Loan Agreement which will not result in an environmental condition in, on or under the Property in violation of Environmental Law and which are otherwise permitted under and used in compliance with Environmental Law or (y) fully disclosed to Lender in writing; (iv) Borrower shall keep the Property free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Borrower or any other Person (the “Environmental Liens”); (v) Borrower shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to subsection (b) below, including but not limited to providing all relevant information and making knowledgeable persons available for interviews; (vi) Borrower shall, at its sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with the Property, pursuant to any reasonable written request of Lender made in the event that Lender has reasonable basis to believe that an environmental hazard exists on the Property (including but not limited to sampling, testing and analysis of soil, water, air, building materials and other materials and substances whether solid, liquid or gas), and share with Lender the reports and other results thereof, and Lender and other Indemnified Parties shall be entitled to rely on such reports and other results thereof; (vii) Borrower shall, at its sole cost and expense, comply with all reasonable written requests of Lender made in the event that Lender has reason to believe that an environmental hazard exists on the Property to (A) reasonably effectuate Remediation of any condition (including but not limited to a Release of a Hazardous Substance) in, on, under or from the Property; (B) comply with any Environmental Law; (C) comply with any directive from any Governmental Authority; and (D) take any other reasonable action necessary or appropriate for protection of human health or the environment; (viii) Borrower shall not do or allow any Tenant or other user of the Property to do any act relating to Hazardous Substances that materially increases the dangers to human health or the environment, poses an unreasonable risk of harm to any Person (whether on or off the Property), impairs or may impair the value of the Property (other than to a de minimis extent), is contrary in any material respect to any requirement of any insurer, constitutes a public or private nuisance, constitutes waste, or violates , in any material respect, any covenant, condition, agreement or easement applicable to the Property; and (ix) Borrower shall immediately notify Lender in writing of (A) any presence or Releases or threatened Releases of Hazardous Substances in, on, under, from or migrating towards the Property of which Borrower has knowledge; (B) any non- compliance with any Environmental Laws related in any way to the Property; (C) any actual or potential Environmental Lien; (D) any required or proposed Remediation of environmental conditions relating to the Property; and (E) any written notice or other written communication of which Borrower becomes aware from any source whatsoever (including but not limited to a governmental entity) relating in any way to the Release or potential Release of Hazardous Substances or Remediation thereof, likely to result in liability of any Person pursuant to any Environmental Law, other environmental conditions in connection with the Property, or any actual or potential administrative or judicial proceedings in connection with anything referred to in this Section.

(b)In the event that Lender reasonably believes that an environmental hazard exists on the Property that may, in Lender’s sole discretion, endanger any Tenants or other occupants of the Property or their guests or the general public or may materially and adversely affect the value of the Property, upon reasonable notice from Lender, Borrower shall, at Borrower’s expense, promptly cause an engineer or consultant satisfactory to Lender to conduct an environmental assessment or audit (the scope of which shall be determined in Lender’s reasonable discretion) and take any samples of soil, groundwater or other water, air, or building materials or any other invasive testing requested by Lender and promptly deliver the results of any such assessment, audit, sampling or other testing; provided, however, if such results are not delivered to Lender within a reasonable period or if Lender has reason to believe that an environmental hazard exists on the Property that, in Lender’s sole judgment, endangers any Tenant or other occupant of the Property or their guests or the general public or may materially and adversely affect the value of the Property, upon reasonable notice to Borrower, Lender and any other Person designated by Lender, including but not limited to any receiver, any representative of a governmental entity, and any environmental consultant, shall have the right, but not the obligation, to enter upon the Property at all reasonable times to assess any and all aspects of the environmental condition of the Property and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Lender’s sole and absolute discretion) and taking samples of soil, groundwater or other water, air, or building materials, and reasonably conducting other invasive testing. Borrower shall cooperate with and provide Lender and any such Person designated by Lender with reasonable access to the Property.

5.1.20Leasing Matters. Any Leases with respect to the Property written after the date hereof which are (i) Major Leases or (ii) entered into during an Event of Default shall be subject to the prior written approval of Lender, which approval shall not be unreasonably withheld, conditioned or delayed. Upon request, Borrower shall furnish Lender with executed copies of all Leases. All renewals of Leases (other than with respect to unilateral renewal or extension rights of Tenant set forth in the Leases in effect as of the Closing Date) and all proposed Leases shall provide for rental rates comparable to existing local market rates. All proposed Leases shall be on commercially reasonable terms and shall not contain any terms which would materially affect Lender’s rights under the Loan Documents. All Leases executed after the date hereof shall provide that they are subordinate to the Mortgage and that the lessee agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale (except that with respect to Major Leases, such subordination and attornment may be subject to receipt of a subordination, non-disturbance and attornment agreement in Lender’s customary form, with such changes as Lender shall reasonably agree, with any Tenant under any Major Lease). Lender will, reasonably promptly following receipt of written request from Borrower, enter into a subordination, non-disturbance and attornment agreement in form and substance reasonably acceptable to Lender and the applicable Tenant under any Major Lease. Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce and may amend or terminate the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Property involved except that no termination by Borrower or acceptance of surrender by a Tenant of any Leases shall be permitted unless by reason of a tenant default and then only in a commercially reasonable manner to preserve and protect the Property; provided, however, that no such termination or surrender of any Major Lease will be permitted without the prior written consent of Lender (not to be unreasonably withheld, conditioned or delayed) unless, so long as no Event of Default is continuing, by reason of a default by tenant and then only in a commercially reasonable manner to preserve and protect the Property; (iii) shall not collect any of the rents more than one (1) month in advance (other than security deposits); (iv) shall not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) shall not alter, modify or change the terms of the Leases in a manner inconsistent with the provisions of the Loan Documents; and (vi) shall execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require. Notwithstanding anything to the contrary contained herein, Borrower shall not enter into a lease of all or substantially all of the Property without Lender’s prior written consent. Notwithstanding anything to the contrary contained herein, all new Leases and all amendments, modifications, extensions, and renewals of existing Leases with Tenants that are Affiliates of Borrower shall be subject to the prior written consent of Lender. Any matter requiring Lender’s consent under this Section 5.1.20 shall be deemed granted if the Deemed Approval Conditions have been satisfied with respect thereto.

5.1.21Alterations. Borrower shall obtain Lender’s prior written consent to any alterations to any Improvements, which consent shall not be unreasonably withheld, conditioned or delayed except with respect to alterations that may have a material adverse effect on Borrower’s financial condition, the value of the Property or the Property’s Net Operating Income. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any alterations that will not have a material adverse effect on Borrower’s financial condition, the value of the Property or the Property’s Net Operating Income, provided that such alterations are made in connection with (a) tenant improvement work performed pursuant to the terms of any Lease executed on or before the date hereof, (b) tenant improvement work performed pursuant to the terms and provisions of a Lease and not adversely affecting any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements, (c)alterations performed in connection with the Restoration of the Property after the occurrence of a Casualty or Condemnation in accordance with the terms and provisions of this Agreement, (d) work set forth in any Annual Budget, (e) work required to be performed under the Management Agreement or a Replacement Management Agreement for which Borrower has no consent right, (f) Permitted Capital Projects or (g) alterations, the cost of which, in the aggregate with any other alterations being performed at such time, do not exceed the Threshold Amount. If the total unpaid amounts due and payable with respect to alterations to the Improvements at the Property (other than (x) such amounts to be paid or reimbursed by Tenants under the Leases or (y) such amounts for Replacements which are reserved and are permitted to be paid or reimbursed from the Replacement Reserve Fund in accordance with the terms hereunder) shall at any time exceed 5% of the aggregate outstanding principal amount of the Loan and the Mezzanine Loan (the “Threshold Amount”), Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (A) cash, (B) U.S. Obligations, (C) other securities having a rating acceptable to Lender and that, at Lender’s option, the Approved Rating Agencies have provided a Rating Agency Confirmation with respect to or (D) an irrevocable letter of credit (payable on sight draft only) issued by a financial institution having a rating by S&P of not less than “A 1+” (and the equivalent by Moody’s if Moody’s is rating the Securities) if the term of such letter of credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is acceptable to Lender and that, at Lender’s option, the Approved Rating Agencies have provided a Rating Agency Confirmation with respect to. Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements on the Property (other than (x) such amounts to be paid or reimbursed by Tenants under the Leases or (y) such amounts for Replacements which are reserved and are permitted to be paid or reimbursed from the Replacement Reserve Fund in accordance with the terms hereunder) over the Threshold Amount and Lender may apply such security from time to time to pay for such alterations (and any remaining security shall be returned to Borrower upon the earlier to occur of (I) delivery of evidence reasonably acceptable to Lender that the remaining cost (other than (x) such amounts to be paid or reimbursed by Tenants under the Leases or (y) such amounts for Replacements which are reserved and are permitted to be paid or reimbursed from the Replacement Reserve Fund in accordance with the terms hereunder) to complete such alteration shall be less than the Threshold Amount and no Event of Default is continuing or (II) repayment of the Loan in full). Any matter requiring Lender’s consent under this Section shall be deemed granted if the Deemed Approval Conditions have been satisfied with respect thereto.

5.1.22Operation of Property. (a) Borrower shall cause the Property to be operated, in all material respects, in accordance with the Management Agreement and FBR Management Agreement (or Replacement Management Agreement) as applicable. In the event that the Management Agreement and/or FBR Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Management Agreement and/or FBR Management Agreement, as applicable, in accordance with the terms and provisions of this Agreement), Borrower shall promptly enter into a Replacement Management Agreement with Manager or another Qualified Manager, as applicable or with respect to any portion of the Property currently subject to the FBR Management Agreement, FBR Manager. In the event that the Franchise Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Franchise Agreement in accordance with the terms and provisions of this Agreement), Borrower shall promptly enter into a Replacement Franchise Agreement with Franchisor or another Qualified Franchisor, as applicable.

(b)Borrower shall: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Management Agreement, FBR Management Agreement and the Franchise Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Management Agreement, FBR Management Agreement and the Franchise Agreement of which it is aware; (iii) upon request of Lender, promptly deliver to Lender a copy of each financial statement or report, final operating plan, capital expenditure plan, and material notice, received by it under the Management Agreement, FBR Management Agreement and the Franchise Agreement; and (iv) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by Manager under the Management Agreement, FBR Manager under the FBR Management Agreement and Franchisor under the Franchise Agreement, as applicable, in a commercially reasonable manner.

(c)Provided that no Event of Default shall be continuing, Borrower shall have the right to engage a Qualified Manager (Non- Hotel Space) pursuant to a Replacement Management Agreement to manage (or sub-manage) any Non-Hotel Space at the Property, so long as such Replacement Management Agreement (i) is on commercially reasonable terms, including that the fees payable thereunder shall not be in excess of the existing local market fees, (ii) shall not result in recurring payment obligations by Borrower in excess of $750,000 per annum and (iii) is not reasonably expected to result in a degradation of the Net Operating Income of the Property, as evidenced by an officer’s certificate from Borrower.

(d)Borrower shall cause the Parking Garage to be operated, in all material respects, in accordance with the Parking Garage Management Agreement. Borrower shall: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Parking Garage Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Parking Garage Management Agreement of which it is aware; and (iii) use commercially reasonable efforts to enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by CDD under the Parking Garage Management Agreement, in a commercially reasonable manner.

(e)Borrower shall cause the applicable portions of the Property to be operated, in all material respects, in accordance with the Property Agreements. Borrower shall: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Property Agreements and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Property Agreements of which it is aware; (iii) upon request of Lender, promptly deliver to Lender a copy of any material notices received by or given by it under the Property Agreements; and (iv) use commercially reasonable efforts to enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by the City of Hollywood and the Hollywood Community Redevelopment Agency, as applicable, under the Property Agreements in a commercially reasonable manner. Borrower shall promptly execute, acknowledge and deliver to Lender such instruments, subject to the terms of the applicable Property Agreement, as may be reasonably required to permit Lender to cure any default under the Property Agreement (beyond all applicable notice and cure periods thereunder) or permit Lender to take such other action required to enable Lender to cure or remedy the matter in default and preserve any security interest of Lender under the Loan Documents with respect to the Property Agreement. Borrower irrevocably appoints Lender as its true and lawful attorney-in-fact to do, in its name or otherwise, during the continuance of an Event of Default, any and all acts and to execute any and all documents that are necessary to preserve any rights of Borrower under or with respect to the applicable Property Agreement, including, without limitation, the right to effectuate any extension or renewal of the Property Agreement, or to preserve any rights of Borrower whatsoever in respect of any part of the Property Agreement (and the above powers granted to Lender are coupled with an interest and shall be irrevocable).

5.1.23Embargoed Person. Borrower has performed and shall perform reasonable due diligence to ensure that at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower or Guarantor, as applicable, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower or Guarantor, as applicable, have been derived from, or are the proceeds of, any unlawful activity, including money laundering, terrorism or terrorism activities, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law, or may cause the Property to be subject to forfeiture or seizure.

5.1.24Payment of Obligations. Borrower will pay its obligations, including tax liabilities, that, if not paid, could result in a material adverse effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Borrower has set aside on its books adequate reserves with respect thereto in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP, or (c) the failure to make payment pending such contest could not reasonably be expected to result in a material adverse effect.

5.1.25Taxes. The Borrower will timely file or cause to be filed for itself all federal income and other material tax returns and reports required to be filed by it and will pay or cause to be paid all federal income and other material taxes and related liabilities required to be paid by it, except taxes that are being contested in good faith by appropriate proceedings and for which the Borrower sets aside on its books adequate reserves in accordance with GAAP. Borrower will not permit any Liens for Section 2.7 Taxes to be imposed on or with respect to any of its income or assets, other than Liens for Section 2.7 Taxes not yet due and payable and for which Borrower sets aside on its books adequate reserves in accordance with GAAP.

5.1.26REA. Borrower hereby covenants and agrees with Lender with respect to the REA as follows:

(a)Borrower shall pay all charges and other sums to be paid by Borrower pursuant to the terms of the REA as the same shall become due and payable and prior to the expiration of any applicable grace period (including in connection with Borrower’s right to contest any such charges or other sums) therein provided;

(b)Borrower shall comply, in all material respects, with all of the terms, covenants and conditions on the Borrower’s part to be complied with pursuant to terms of the REA;

(c)Borrower shall take commercially reasonable actions as may be necessary from time to time to preserve and maintain the REA in accordance with applicable laws, rules and regulations;

(d)To the extent Borrower has the rights under the applicable REA, Borrower shall enforce, in a commercially reasonable manner and using its prudent business judgment, the material obligations to be performed by the other parties to the REA;

(e)Borrower shall not, without Lender’s prior written consent, vote to materially and adversely amend, modify, terminate or supplement, or consent to the material and adverse amendment, modification, termination or supplementation of, the REA that would be reasonably likely to result in a Material Adverse Effect;

(f)Borrower shall promptly furnish to Lender, with respect to any REA, any notice of default or other material communication delivered in connection with the REA by any party to the REA or any third-party other than routine correspondence and invoices;

(g)Borrower shall not assign (other than to Lender) or encumber its rights under the REA; and

(h)If Lender, its nominee, designee, successor, or assignee acquires title and/or rights of Borrower under the REA by reason of foreclosure of the Mortgage, deed-in-lieu of foreclosure or otherwise, such party shall (x) succeed to all of the rights of and benefits accruing to Borrower under the REA, and (y) be entitled to exercise all of the rights and benefits accruing to Borrower under the REA. At such time as Lender shall reasonably request, Borrower agrees to execute and deliver to Lender such documents as Lender and its counsel may reasonably require in order to ensure that the provisions of this Section will be validly and legally enforceable and effective against Borrower and all parties claiming by, through, under or against Borrower.

5.1.27Ground Leases.

(a)Borrower shall, at its sole cost and expense, promptly and timely perform and observe all the material terms, covenants and conditions required to be performed and observed by Borrower as lessee under the Ground Lease (including, but not limited to, the payment of all rent, additional rent, percentage rent and other charges required to be paid under the Ground Lease).

(b)If Borrower shall be in default under the Ground Lease, then, subject to the terms of the Ground Lease, Borrower shall grant Lender the right (but not the obligation), to cause the default or defaults under the Ground Lease to be remedied and otherwise exercise any and all rights of Borrower under the Ground Lease, as may be necessary to prevent or cure any default, and Lender shall have the right to enter all or any portion of the Property at such times and in such manner as Lender deems necessary, to prevent or to cure any such default.

(c)The actions or payments of Lender to cure any default by Borrower under the Ground Lease shall not remove or waive, as between Borrower and Lender, any default that occurred under this Agreement by virtue of the default by Borrower under the Ground Lease. All sums expended by Lender to cure any such default shall be paid by Borrower to Lender,upon demand, with interest on such sum at the rate set forth in this Agreement from the date such sum is expended to and including the date the reimbursement payment is made to Lender. All such indebtedness shall be deemed to be secured by the Mortgage.

(d)Borrower shall notify Lender promptly in writing of the occurrence of any default by Ground Lessor under the Ground Lease or following the receipt by Borrower of any written notice from Ground Lessor under the Ground Lease noting or claiming the occurrence of any default by Borrower under the Ground Lease or the occurrence of any event that, with the passage of time or service of notice, or both, would constitute a default by Borrower under the Ground Lease. Borrower shall promptly deliver to Lender a copy of any such written notice of default.

(e)Within ten (10) days after receipt of written demand by Lender, Borrower shall request and thereafter use commercially reasonable efforts to obtain from Ground Lessor under the Ground Lease and furnish to Lender the estoppel certificate of Ground Lessor stating the date through which rent has been paid and whether or not there are any defaults thereunder and specifying the nature of such claimed defaults, if any.

(f)Borrower shall promptly execute, acknowledge and deliver to Lender such instruments as may be required to permit Lender to cure any default under the Ground Lease or permit Lender to take such other action required to enable Lender to cure or remedy the matter in default and preserve the security interest of Lender under the Loan Documents with respect to the Property. Borrower irrevocably appoints Lender as its true and lawful attorney-in-fact to do, in its name or otherwise, after the occurrence of an Event of Default, any and all acts and to execute any and all documents that are necessary to preserve any rights of Borrower under or with respect to the Ground Lease, including, without limitation, the right to effectuate any extension or renewal of the Ground Lease, or to preserve any rights of Borrower whatsoever in respect of any part of the Ground Lease (and the above powers granted to Lender are coupled with an interest and shall be irrevocable).

(g)Notwithstanding anything to the contrary contained in this Agreement with respect to the Ground Lease:

(i) The lien of the Mortgage attaches to all of Borrower’s rights and remedies at any time arising under or pursuant to Subsection 365(h) of the Bankruptcy Code, 11 U.S.C. Sections 101 et seq., including, without limitation, all of Borrower’s rights, as debtor, to remain in possession of the Property.

(ii)Borrower shall not, without Lender’s written consent, elect to treat the Ground Lease as terminated under Subsection 365(h)(l) of the Bankruptcy Code. Any such election made without Lender’s prior written consent shall be void.

(iii)As security for the Debt, Borrower unconditionally assigns, transfers and sets over to Lender all of Borrower’s claims and rights to the payment of damages arising from any rejection by the lessor under the Ground Lease under the Bankruptcy Code. Lender and Borrower shall proceed jointly or in the name of Borrower in respect of any claim, suit, action or proceeding relating to the rejection of the Ground Lease, including, without limitation, the right to file and prosecute any proofs of claim, complaints, motions, applications, notices and other documents in any case in respect of lessor under the Bankruptcy Code. This assignment constitutes a present, irrevocable and unconditional assignment of the foregoing claims, rights and remedies, and shall continue in effect until all of the Debt shall have been satisfied and discharged in full. Any amounts received by Lender or Borrower as damages arising out of the rejection of the Ground Lease as aforesaid shall be applied to all costs and expenses of Lender (including, without limitation, attorney’s fees and costs) incurred in connection with the exercise of any of its rights or remedies in accordance with the applicable provisions of this Agreement.

(iv)If, pursuant to Subsection 365(h) of the Bankruptcy Code, Borrower seeks to offset, against the rent reserved in the Ground Lease, the amount of any damages caused by the nonperformance by the lessor of any of its obligations thereunder after the rejection by lessor of the Ground Lease under the Bankruptcy Code, then Borrower shall not effect any offset of the amounts so objected to by Lender. If Lender has failed to object as aforesaid within ten (10) days after notice from Borrower in accordance with the first sentence of this Subsection, Borrower may proceed to offset the amounts set forth in Borrower’s notice.

(v)If any action, proceeding, motion or notice shall be commenced or filed in respect of any lessor of all or any part of the Property in connection with any case under the Bankruptcy Code, Lender and Borrower shall cooperatively conduct and control any such litigation with counsel agreed upon between Borrower and Lender in connection with such litigation. Borrower shall, upon demand, pay to Lender all costs and expenses (including attorneys’ fees and costs) incurred in connection with the cooperative prosecution or conduct of any such proceedings. All such costs and expenses shall be secured by the lien of the Mortgage.

(vi)Borrower shall notify Lender of any filing by or against the lessor under the Ground Lease of a petition under the Bankruptcy Code, setting forth any information available to Borrower as to the date of such filing, the court in which such petition was filed, and the relief sought in such filing. Borrower shall deliver to Lender any and all notices, summonses, pleadings, applications and other documents received by Borrower in connection with any such petition and any proceedings relating to such petition.

(vii)If Lender, its nominee, designee, successor, or assignee acquires title and/or rights of Borrower under the Ground Lease by reason of foreclosure of the applicable Mortgage, deed in lieu of foreclosure or otherwise, such party shall (x) succeed to all of the rights of and benefits accruing to Borrower under the Ground Lease, and (y) be entitled to exercise all of the rights and benefits accruing to Borrower under the Ground Lease. At such time as Lender shall request, Borrower agrees to execute and deliver and use commercially reasonable efforts to cause any third party to execute and deliver to Lender such documents as Lender and its counsel may require in order to ensure that the provisions of this section will be validly and legally enforceable and effective against Borrower and all parties claiming by, through, under or against Borrower.

5.1.28Parking Garage Bond Documents.

(a)Borrower shall comply with all of the terms, provisions and conditions of the Parking Garage Bond Documents on its part to be performed and shall keep all such documents to which it is a party, in full force and effect with respect to the Property.

(b)Borrower shall use commercially reasonable efforts to cause the CDD to perform all of the material obligations of the CDD under the Parking Garage Bond Documents to the extent such obligations are related to the Borrower, the Property or the Parking Garage.

(c)Borrower shall promptly notify Lender of the receipt by Borrower of any written notice claiming the occurrence of any default by Borrower under any Parking Garage Bond Document. Promptly upon its receipt thereof, Borrower shall deliver to Lender a copy of any such written notice.

(d)Concurrently with the giving by Borrower or any Affiliate thereof of any notice to any party under the Parking Garage Bond Documents claiming the occurrence of any material default under the Parking Garage Bond Documents, Borrower shall deliver a copy thereof to Lender.

(e)Borrower shall promptly execute, acknowledge and deliver to Lender such instruments as may reasonably be requested by Lender to permit Lender to cure any default by Borrower under any of the Parking Garage Bond Documents or permit Lender to take such other action required to enable Lender to cure or remedy the matter in default and preserve Lender’s rights under the Loan Documents with respect to the Property (including, without limitation, the Lien of the Mortgage and the other Loan Documents).

(f)The actions or payments of Lender to cure any such default as set forth in clause (e) above, by Borrower under any of the Parking Garage Bond Documents shall not cure or waive, as between Borrower and Lender, any default that occurred under this Agreement by virtue of Borrower’s default under any of the Parking Garage Bond Documents. All reasonable out-of-pocket costs and expenses incurred by Lender to cure or attempt to cure any such default shall be paid by Borrower to Lender, within five (5) Business Days of written demand, with interest at the Default Rate if Borrower fails to pay within such five (5) Business Day period, from such date to and including the date the reimbursement payment is received by Lender. All such indebtedness shall be secured by the Mortgage.

(g)Borrower shall not cause or grant (and shall use commercially reasonable efforts to cause any CDD Board Member appointed by Borrower not to cause or grant) consent to (i) cancel, terminate, or surrender any of the Parking Garage Bond Documents or (ii) modify any of the Parking Garage Bond Documents which modification or amendment shall (1) modify any of the provisions with respect to the Parking Garage Bond Special Assessment or the Public User Fee, (2) modify the application of amounts and reserves available to pay the Parking Garage Bonds; (3) increase any amounts, liabilities or obligations of Borrower under the Parking Garage Bond Documents, (4) impair any of the rights of Borrower under the Parking Garage Bond Documents, or (5) permit any lien to be placed on the Property related to the Parking Garage

Bond Documents, without the prior consent of Lender, which consent may be withheld in Lender’s sole and absolute discretion.

(h)During the term of the Loan, Borrower shall cause representatives of Borrower to be elected to the CDD Board (each, a “CDD Board Member”), provided, that one member of the CDD Board shall be a designee of the City of Hollywood (such member, the “City Board Member”). Borrower shall elect no less than three (3) CDD Board Members at the next election for members to be held in November 2019. Borrower shall deliver a copy of the election documents for each CDD Board Member elected by Borrower to Lender and shall use commercially reasonable efforts to cause any representatives which are elected or otherwise appointed to the CDD Board by Borrower (or any CDD Board Members appointed by Borrower) to deliver a resignation to Lender substantially in the form attached hereto as Exhibit B (each, a “Conditional Resignation”). In the event there a vacancy or a resignation by any of the representatives to the CDD Board during the term of the Loan (other than the City Board Member), Borrower shall request the remaining CDD Board Members (and shall use commercially reasonable efforts to cause any CDD Board Member appointed by Borrower to) to select representatives proposed by Borrower to be appointed as replacement member(s) therefor and Borrower shall cause a copy of the resignation and appointment documents to be delivered to Lender and Borrower shall use commercially reasonable efforts to cause any such replacement director(s) to deliver a new resignation to Lender substantially in the form attached hereto as Exhibit B.

(i)Upon the occurrence and during the continuance of an Event of Default, Lender, at its option, subject to compliance with applicable law and to the extent enforceable under applicable law, may exercise its right under any Conditional Resignation delivered to Lender to cause the resignation of the members appointed by Borrower to the CDD Board and Borrower shall request the remaining CDD Board Members to (and shall use commercially reasonable efforts to cause any CDD Board Member appointed by Borrower) select representatives proposed by Borrower (who are each acceptable to Lender) to be chosen as the replacement CDD Board Member(s) for the CDD Board Member(s) who so resigned. Borrower shall use commercially reasonable efforts to cause such replacement members to deliver new resignations to Lender substantially in the form delivered to Lender on the Closing Date and attached hereto as Exhibit B.

(j)Borrower shall deliver to Lender, a proxy executed by Borrower, as landowner under the CDD (each, a “CDD Proxy”) with respect to each vote entitled to be cast by Borrower under Section 190.006(2) of the Florida Statutes. Each such CDD Proxy shall comply with the requirements of Section 190.006(2)(b) of the Florida Statutes. Upon the occurrence and during the continuance of an Event of Default, Lender, at its option, may exercise its right under the CDD Proxy to cast any vote of Borrower, as landowner with respect to the CDD and the CDD Board, including with respect to any election of a CDD Board Member.

5.1.29.Parking Garage Management Agreement.

(a)Borrower shall, at its sole cost and expense, promptly and timely perform and observe in all material respects, all the material terms, covenants and conditions required to be performed and observed by Borrower under the Parking Garage Management Agreement.

(b)Borrower shall take such commercially reasonable actions as may be necessary from time to time to preserve and maintain the Parking Garage in accordance, in all material respects, with applicable Legal Requirements, subject, with respect to the public parking portion of the Parking Garage, to the Parking Garage Management Agreement.

(c)Borrower shall enforce the obligations to be performed by the other parties to the Parking Garage Management Agreement in a commercially reasonably manner.

(d)Borrower shall promptly furnish to Lender any notice of default delivered in connection with the Parking Garage Management Agreement by any party to the Parking Garage Management Agreement or any material third-party notices (other than routine correspondence) and invoices.

(e)Borrower shall not assign (other than to Lender) or encumber its rights under the Parking Garage Management Agreement.

(f)If Borrower shall be in material default under the Parking Garage Management Agreement, then, Borrower shall grant Lender the right (but not the obligation), to cause such default under the Parking Garage Management Agreement to be remedied and otherwise exercise any and all rights of Borrower under the Parking Garage Management Agreement, as may be necessary to cure such default, and Lender shall have the right to enter all or any portion of the Parking Garage at such reasonable times and in such manner as Lender deems necessary to cure any such default.

(g)The actions or payments of Lender to cure any default by Borrower under the Parking Garage Management Agreement (beyond all applicable notice and cure periods thereunder) shall not remove or waive, as between Borrower and Lender, any default that occurred under this Agreement by virtue of the default by Borrower under the Parking Garage Management Agreement (beyond all applicable notice and cure periods thereunder). All sums expended by Lender to cure any such default shall be paid by Borrower to Lender, within five (5) Business Days following demand, with interest on such sum at the rate set forth in this Agreement from the expiration of such five (5) Business Day period to and including the date the reimbursement payment is made to Lender. All such indebtedness shall be deemed to be secured by the Mortgage.

(h)Borrower shall notify Lender promptly in writing of the occurrence of any material default by any counterparty under the Parking Garage Management Agreement (beyond all applicable notice and cure periods thereunder) or following the receipt by Borrower of any written notice from any counterparty under the Parking Garage Management Agreement noting or claiming the occurrence of any default by Borrower under the Parking Garage Management Agreement or the occurrence of any event that, with the passage of time or service of notice, or both, would constitute a default by Borrower under the Parking Garage Management Agreement. Borrower shall promptly deliver to Lender a copy of any such written notice of default.

(i)Borrower shall promptly execute, acknowledge and deliver to Lender such instruments, subject to the terms of the Parking Garage Management Agreement, as may be reasonably required to permit Lender to cure any default under the Parking Garage Management Agreement (beyond all applicable notice and cure periods thereunder) or permit Lender to take such other action required to enable Lender to cure or remedy the matter in default and preserve any security interest of Lender under the Loan Documents with respect to the Parking Garage Management Agreement. Borrower irrevocably appoints Lender as its true and lawful attorney-in-fact to do, in its name or otherwise, during the continuance of an Event of Default, any and all acts and to execute any and all documents that are necessary to preserve any rights of Borrower under or with respect to the Parking Garage Management Agreement, including, without limitation, the right to effectuate any extension or renewal of the Parking Garage Management Agreement, or to preserve any rights of Borrower whatsoever in respect of any part of the Parking Garage Management Agreement (and the above powers granted to Lender are coupled with an interest and shall be irrevocable).

5.1.30Franchise Agreement.

(a)Borrower shall, at its sole cost and expense, timely perform and observe in all material respects, all the material terms, covenants and conditions required to be performed and observed by Borrower under the Franchise Agreement.

(b)Borrower shall take such commercially reasonable actions as may be necessary from time to time to preserve and maintain the licenses granted under the Franchise Agreement in accordance, in all material respects, with applicable Legal Requirements.

(c)Borrower shall enforce the obligations to be performed by the other parties to the Franchise Agreement in a commercially reasonably manner.

(d)Borrower shall promptly furnish to Lender any notice of default delivered in connection with the Franchise Agreement by any party to the Franchise Agreement or any material third-party notices (other than routine correspondence) and invoices, in each case, received by Borrower.

(e)Borrower shall not assign (other than to Lender) or encumber its rights under the Franchise Agreement.

(f)If Borrower shall be in material default under the Franchise Agreement, then, Borrower shall grant Lender the right (but not the obligation), to cause such default under the Franchise Agreement to be remedied and otherwise exercise any and all rights of Borrower under the Franchise Agreement, as may be necessary to cure such default.

(g)The actions or payments of Lender to cure any default by Borrower under the Franchise Agreement (beyond all applicable notice and cure periods thereunder) shall not remove or waive, as between Borrower and Lender, any default that occurred under this Agreement by virtue of the default by Borrower under the Franchise Agreement (beyond all applicable notice and cure periods thereunder). All sums expended by Lender to cure any such default shall be paid by Borrower to Lender, within five (5) Business Days following demand, with interest on such sum at the rate set forth in this Agreement from the expiration of such five (5) Business Day period to and including the date the reimbursement payment is made to Lender. All such indebtedness shall be deemed to be secured by the Mortgage.

(h)Borrower shall notify Lender promptly in writing of the occurrence of any material default by any counterparty under the Franchise Agreement (beyond all applicable notice and cure periods thereunder) or following the receipt by Borrower of any written notice from any counterparty under the Franchise Agreement noting or claiming the occurrence of any default by Borrower under the Franchise Agreement or the occurrence of any event that, with the passage of time or service of notice, or both, would constitute a default by Borrower under the Franchise Agreement. Borrower shall promptly deliver to Lender a copy of any such written notice of default.

(i)Borrower shall promptly execute, acknowledge and deliver to Lender such instruments, subject to the terms of the Franchise Agreement, as may be reasonably required to permit Lender to cure any default under the Franchise Agreement (beyond all applicable notice and cure periods thereunder) or permit Lender to take such other action required to enable Lender to cure or remedy the matter in default and preserve any security interest of Lender under the Loan Documents with respect to the Franchise Agreement. Borrower irrevocably appoints Lender as its true and lawful attorney-in-fact to do, in its name or otherwise, during the continuance of an Event of Default, any and all acts and to execute any and all documents that are necessary to preserve any rights of Borrower under or with respect to the Franchise Agreement, including, without limitation, the right to effectuate any extension or renewal of the Franchise Agreement, or to preserve any rights of Borrower whatsoever in respect of any part of the Franchise Agreement (and the above powers granted to Lender are coupled with an interest and shall be irrevocable).

Section 5.2 Negative Covenants. From the date hereof until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Mortgage and any other collateral in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

5.2.1Operation of Property. (a) Borrower shall not, without Lender’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed, and will be deemed granted if the Deemed Approval Requirements are satisfied): (i) surrender, terminate or cancel the Management Agreement; provided, that Borrower may, without Lender’s consent, replace the Manager, including as set forth in Section 5.1.22(c), so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement and provided, further, that any Qualified Manager shall have all the appropriate hospitality, liquor licenses and be in compliance with all applicable Legal Requirements at or prior to the time such Replacement Management Agreement is entered into and Borrower shall take any other actions required to ensure continuous operation of the Property as a hotel; (ii) surrender, terminate or cancel the Franchise Agreement; provided, that Borrower may, without Lender’s consent, replace the Franchisor and the Franchise Agreement so long as the replacement franchisor is a Qualified Franchisor pursuant to a Replacement Franchise Agreement; (iii) reduce or consent to the reduction of the term of the Management Agreement or the Franchise Agreement; (iv) increase or consent to the increase of the amount of any charges under the Management Agreement, or the Franchise Agreement; or (v) otherwise modify, change, supplement, alter or amend the terms and conditions of, or modify, waive or release any of its rights and remedies under, the Management Agreement or the Franchise Agreement in any material respect, provided, that Borrower may, without Lender’s consent, so long as no Event of Default is continuing, enter into (A) non-material amendments or modifications of the Management Agreement or Franchise Agreement, provided that such amendments or modifications shall not increase Borrower’s obligations (other than to a de minimis extent) or liabilities or materially decrease Borrower’s rights thereunder or have a Material Adverse Effect or (B) amendments to reduce the fees payable under the Management Agreement or Franchise Agreement.

(b)Following the occurrence and during the continuance of an Event of Default, Borrower shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Management Agreement, the FBR Management Agreement or the Franchise Agreement without the prior written consent of Lender, which consent may be granted, conditioned or withheld in Lender’s sole discretion.

(c)Borrower shall not, without Lender’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), (i) surrender, terminate or cancel the Parking Garage Management Agreement or (ii) modify, change, supplement, alter or amend the terms and conditions of, or modify, waive or release any of its rights and remedies under, the Parking Garage Management Agreement, provided, that Borrower may, without Lender’s consent, so long as no Event of Default is continuing, enter into non-material amendments or modifications of the Parking Garage Management Agreement, provided that such amendments or modifications shall not (x) increase Borrower’s obligations (other than to a de minimis extent) or liabilities or materially decrease Borrower’s rights thereunder or have a Material Adverse Effect or (y) reduce the fees or other amounts payable to Borrower thereunder.

(d)Borrower shall not, without Lender’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), (i) surrender, terminate or cancel the Property Agreements or (ii) modify, change, supplement, alter or amend the terms and conditions of, or modify, waive or release any of its rights and remedies under, the Property Agreements, provided, that Borrower may, without Lender’s consent, so long as no Event of Default is continuing, enter into non-material amendments or modifications of the Property Agreements, provided that such amendments or modifications relate to operations of the applicable portion of the Property and shall not (x) increase Borrower’s obligations (other than to a de minimis extent) or liabilities or materially decrease Borrower’s rights thereunder or have a Material Adverse Effect or (y) increase the fees or other amounts payable by Borrower thereunder.

5.2.2Liens. Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of the Property or permit any such action to be taken, except for Permitted Encumbrances.

5.2.3Dissolution. Borrower shall not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership and operation of the Property, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents or (d) modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction.

5.2.4Change in Business. Borrower shall not enter into any line of business other than the ownership and operation of the Property, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.

5.2.5Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

5.2.6Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of Lender, not to be unreasonably withheld, conditioned or delayed.

5.2.7No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property, and (b) which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.

5.2.8Intentionally Omitted.

5.2.9ERISA. (a) Assuming that no portion of the assets used by any Lender in connection with the transactions contemplated under any of the Loan Documents constitutes Plan Assets, unless the Lender is relying on an available prohibited transaction exemption, all of the conditions of which are satisfied, neither Borrower nor Guarantor shall engage in any transaction that would cause any obligation, or action taken or to be taken, hereunder (including but not limited to the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt “prohibited transaction” under Section 406(a)(1)(B) of ERISA or Section 4975(c)(1)(B) of the Code or Similar Law.

(b)Borrower further covenants and agrees to deliver to Lender, upon Lender’s reasonable written request from time to time throughout the term of the Loan (but not more frequently than annually), such certifications of other evidence that neither Borrower nor Guarantor is subject to any Similar Law.

(c)During the term of the Loan, none of the assets of Borrower shall constitute Plan Assets.

(d)As soon as reasonably possible and in any event within ten (10) days after the Borrower knows that any ERISA Event has occurred with respect to any Plan that would result in material liability to Borrower or a material adverse effect on the Guarantor, Lender will be provided with a statement, signed by an Authorized Representative of Borrower, and/or the

Guarantor, describing said ERISA Event and the action which the Borrower and/or the Guarantor proposes to take with respect thereto.

5.2.10Transfers. (a) Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its stockholders, general partners, members, principals and (if Borrower is a trust) beneficial owners in owning and operating properties such as the Property in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Property as a means of maintaining the value of the Property as security for repayment of the Debt and the performance of the Other Obligations. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Property so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations, Lender can recover the Debt by a sale of the Property.

(b)Without the prior written consent of Lender, and except to the extent otherwise set forth in this Section 5.2.10 (including Sections 5.2.10(d) and (e) hereof), Borrower shall not, and shall not permit any Restricted Party do any of the following (collectively, a “Transfer”): (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Property or any part thereof or any legal or beneficial interest therein, (ii) enter into any PACE Loan or (iii) permit a Sale or Pledge of an interest in any Restricted Party, other than (A) pursuant to Leases of space in the Improvements to Tenants in accordance with the provisions of Section 5.1.20 and (B) Permitted Transfers.

(c)A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a space Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of the managing agent (including, without limitation, an Affiliated Manager) other than in accordance with Section 5.1.22 hereof.

(d)No consent of Lender or payment of any fee shall be required in connection with (A) one or a series of Transfers (but not a Pledge), of any stock, the limited partnership interests or membership interests (as the case may be) in a Restricted Party; or (B) any Transfers (but not a pledge, except if such pledge is to secure a corporate or parent level credit facility from one or more financial institutions, involving multiple underlying real estate assets and the value of the Property shall not, in the aggregate, represent more than 20% of the value of all the collateral to be pledged, encumbered, granted or otherwise assigned or given as collateral for such corporate or parent level credit facility), issuances, conversions and redemptions of stock, membership interests and partnership interests in any one or more Guarantor, provided however, that with respect to all such Transfers, (i) KSL Capital Partners IV GP, LLC (“Sponsor”) must continue to Control each Guarantor and hold a direct or indirect equity interest in each Guarantor no less than 1.5%, (ii) the Guarantors, collectively, shall continue to Control Borrower and hold no less than a 25% direct or indirect equity interest in Borrower, (iii) for so long as the Loan shall remain outstanding, Borrower shall not issue preferred equity interests and (iv) as a condition to each such transfer, if any transfer results in such transferee owning twenty percent (20%) (or (x) such lesser amount as may be required by any Lender’s then current “know your customer” requirements, but in no event less than 10% or (y) prior to a Securitization, 10%) or more of the then-outstanding direct or indirect ownership interests in Borrower that did not own twenty percent (20%) (or (x) such lesser amount as may be required by any Lender’s then current “know your customer” requirements, but in no event less than 10% or (y) prior to a Securitization, 10%) or more prior to such Transfer, Lender shall receive not less than thirty (30) days prior written notice of such proposed Transfer. If after giving effect to any such Transfer, more than forty- nine percent (49%) in the aggregate of direct or indirect interests in Borrower are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in Borrower as of the Closing Date, Borrower shall, no less than thirty (30) days prior to the effective date of any such Transfer, deliver to Lender an Additional Insolvency Opinion acceptable to Lender and the Approved Rating Agencies. Lender shall have the right to perform searches and/or receive other diligence such that Lender is in compliance with Lender’s then current “know your customer” requirements, and to the extent that any Transfer will result in the transferee (either itself or collectively with its affiliates) owning a 20% (or (x) such lesser amount as may be required by any Lender’s then current “know your customer” requirements, but in no event less than 10% or (y) prior to a Securitization, 10%) or greater equity interest (directly or indirectly) in Borrower, Lender’s receipt of the Satisfactory Search Results, at Borrower’s cost and expense, shall be a condition precedent to such Transfer.

(e)No Transfer of the Property and assumption of the Loan shall occur during the period that is fifteen (15) days prior to and fifteen (15) days after a Securitization (but the foregoing shall not preclude discussions regarding a potential Transfer and Assumption). Otherwise, Lender shall consent to a Transfer of the Property or the legal or beneficial ownership interests therein or in Borrower (if such Transfer is not made in accordance with Section 5.2.10(d) above) and an assumption of the entire Loan to (i) a Qualified Transferee or (ii) with the prior written approval of Lender, in its sole discretion, any other Transferee (as defined below) (a “Transfer and Assumption”); provided that in all cases, (x) Lender receives twenty (20) days prior written notice of such Transfer and no Event of Default has occurred and is continuing, and (y) the following additional requirements are satisfied (provided that Borrower shall be limited to two (2) Transfers and Assumptions during the term of the Loan):

(i)Borrower shall pay Lender a transfer fee equal to Lender’s Allocation of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) on each Transfer and Assumption;

(ii)Borrower shall pay any and all reasonable out-of-pocket costs incurred in connection with such Transfer (including, without limitation, Lender’s reasonable counsel fees and disbursements and all recording fees, title insurance premiums and mortgage and intangible taxes and the fees and expenses of the Approved Rating Agencies pursuant to clause (x) below);

(iii)The proposed transferee (the “Transferee”) shall be a Qualified Transferee or owned (directly or indirectly) and Controlled by a Qualified Transferee or be acceptable to Lender in its sole discretion;

(iv)Transferee and Transferee’s principals or direct or indirect equityholders that Control Transferee (“Related Entities”) must not have been the subject of any Bankruptcy Action within seven (7) years prior to the date of the proposed Transfer (unless any such Bankruptcy Action is acceptable to Lender in its sole discretion);

(v)With respect to a Transfer of the Property accomplished by deed rather than by assignment of the legal and beneficial interests in Borrower, Transferee shall assume all of the obligations of Borrower under the Loan Documents in a manner satisfactory to Lender in all respects, including, without limitation, by entering into an assumption agreement in form and substance satisfactory to Lender, provided, no such documents shall require any additional prepayment of the Loan as a condition to such Transfer and Assumption, increase any monetary obligation of the Borrower under the Loan Documents or otherwise increase any of the obligations of the Borrower hereunder or decrease any of its rights under the Loan Documents, other than as may be required to reflect the organizational structure of Transferee;

(vi)There shall be no material litigation or regulatory action pending or threatened against Transferee, Transferee’s Principals or any Related Entities which, in each case, is not reasonably acceptable to Lender, Lender shall have performed searches and/or received other diligence such that Lender is in compliance with Lender’s then current “know your customer” requirements, and Lender shall have received Satisfactory Search Results for any owner of Transferee which will own a 20% (or (x) such lesser amount as may be required by any Lender’s then current “know your customer” requirements, but in no event less than 10% or (y) prior to a Securitization, 10%) or greater equity interest (directly or indirectly) in Borrower (or Transferee, as applicable) after giving effect to such Transfer;

(vii)Transferee, Transferee’s Principals and Related Entities shall not have defaulted under its or their obligations with respect to any other Indebtedness in a manner which is not reasonably acceptable to Lender;

(viii)With respect to any Transfer of the Property, Transferee (or with respect to a Transfer of the equity interest in Borrower, Borrower and Principal) must be able to satisfy all representations and covenants in Section 4.1.30 and in all cases Transferee and Transferee’s Principals, as applicable, must be able to satisfy all the representations and covenants set forth in Sections 4.1.30, 4.1.35, 5.1.23 and 5.2.9 of this Agreement, in each case with only such exceptions as are reasonably acceptable to Lender, no Event of Default shall otherwise occur as a result of such Transfer, and Transferee shall deliver (A) all organizational documentation reasonably requested by Lender, which shall be reasonably satisfactory to Lender and, satisfy all requirements and other criteria required by the Approved Rating Agencies, as reasonably determined by Lender and (B) all certificates, and legal opinions reasonably required by Lender, which shall be generally consistent with those delivered on the Closing Date;

(ix)Prior to any release of Guarantor, one (1) or more substitute guarantors reasonably acceptable to Lender shall have assumed all of the liabilities and obligations of Guarantor under the Guaranty and Environmental Indemnity executed by Guarantor or execute a replacement guaranty and environmental indemnity substantially identical to the form entered into on the Closing Date or otherwise reasonably satisfactory to Lender and delivered an Additional Insolvency Opinion covering the replacement guarantor, provided that in lieu of delivering a replacement environmental indemnity from a replacement guarantor, Transferee may deliver to Lender an environmental policy with respect to the Property that is acceptable to Lender;

(x)With respect to any Transfer of the Property by deed, Borrower shall deliver, at its sole cost and expense, an endorsement to the Title Insurance Policy, as modified by the assumption agreement, as a valid first lien on the Property and naming the Transferee as owner of the Property, which endorsement shall insure that, as of the date of the recording of the assumption agreement, the Property shall not be subject to any additional exceptions or liens other than those contained in the Title Policy issued on the date hereof and the Permitted Encumbrances;

(xi)The Property shall be managed by a Qualified Manager pursuant to the Management Agreement or a Replacement Management Agreement and licensed, flagged and branded by Franchisor pursuant to the Franchise Agreement or by a Qualified Franchisor pursuant to a Replacement Franchise Agreement;

(xii)Borrower or Transferee, at its sole cost and expense, shall deliver to Lender an Additional Insolvency Opinion reflecting such Transfer satisfactory in form and substance to Lender;

(xiii)if the Mezzanine Loan is outstanding, Transferee’s Principals which own interests in the Transferee similar to the interests in the Borrower owned by the Mezzanine Borrower shall have either assumed the Mezzanine Loan in accordance with the Mezzanine Loan Documents or prepaid in full the Mezzanine Loan; and

(xiv)if the Mezzanine Loan is outstanding, Mezzanine Borrower shall have complied with Section 5.2.10(e) of the Mezzanine Loan Agreement.

Immediately upon a Transfer to such Transferee and the satisfaction of all of the above requirements, the Guarantor and with respect to a Transfer of the Property, the named Borrower herein shall be released from all liability under this Agreement, the Note, the Mortgage and the other Loan Documents, except for any liabilities under the Loan Documents which arise from events, obligations or actions prior to such Transfer, unless such liabilities are expressly assumed by the Transferee. The foregoing release shall be effective upon the date of such Transfer, but Lender agrees to provide written evidence thereof reasonably requested by Borrower.

(f)Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon Borrower’s Transfer without Lender’s consent (subject in each case to any cure periods expressly set forth herein) in violation of the terms hereunder. This provision shall apply to every prohibited Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.

5.2.11REA. The Borrower hereby covenants and agrees with Lender with respect to the REA as follows:

(a)Borrower shall not, without Lender’s prior written consent, vote to amend, modify or supplement, or consent to the amendment, modification or supplementation of, the REA in any manner which would reasonably be expected to result in a Material Adverse Effect;

(b)Borrower shall not, without the prior written consent of Lender, as determined in its reasonable discretion, take (and hereby assigns to Lender any right it may have to take) any action to terminate, surrender, vote to accept any termination or surrender of, the REA; and

(c)Borrower shall not assign or encumber its rights under the REA, in each case other than to Lender.

5.2.12Ground Lease.

(a)Borrower shall not, without Lender’s written consent, fail to exercise any option or right to renew or extend the term of the Ground Lease, and shall give immediate written notice to Lender and shall execute, acknowledge, deliver and record any document reasonably requested by Lender to evidence the lien of the Mortgage on such extended or renewed lease term; provided, however, Borrower shall not be required to exercise any particular such option or right to renew or extend to the extent Borrower shall have received the prior written consent of Lender (which consent may not be unreasonably withheld, delayed or conditioned) allowing Borrower to forego exercising such option or right to renew or extend. If Borrower shall fail to exercise any such option or right as aforesaid, Lender may exercise the option or right as Borrower’s agent and attorney-in-fact as provided above in Lender’s own name or in the name of and on behalf of a nominee of Lender, as Lender may determine in the exercise of its sole and absolute discretion.

(b)Borrower shall not waive, excuse, condone or in any way release or discharge the Ground Lessor under the Ground Lease of or from Ground Lessor’s obligations, covenants and/or conditions under the Ground Lease without the prior written consent of Lender, which shall not be unreasonably withheld, conditioned or delayed.

(c)Borrower shall not, without Lender’s prior written consent, surrender, terminate, forfeit, or suffer or permit the surrender, termination or forfeiture of, or change, modify or amend the Ground Lease, other than an expiration of the Ground Lease pursuant to its terms. Consent to one amendment, change, agreement or modification shall not be deemed to be a waiver of the right to require consent to other, future or successive amendments, changes, agreements or modifications. Any acquisition of Ground Lessor’s interest in the Ground Lease by Borrower or any Affiliate of Borrower shall be accomplished by Borrower in such a manner so as to avoid a merger of the interests of lessor and lessee in such Ground Lease, unless consent to such merger is granted by Lender.

5.2.13Parking Garage Bond Documents.

(a)Borrower shall not (i) agree to, or permit any Affiliate to permit or agree to, any additional issuance of any bonds secured by or to be paid from Parking Garage Bond Payments or (ii) enter into or permit any Affiliate to enter into any modification, amendment or termination of the Parking Garage Bond Documents, without the prior consent of Lender, which shall not be unreasonably withheld, conditioned or delayed.

(b)Borrower shall not assign (other than to Lender) or encumber (other than in favor of Lender as security for the Debt) any of its rights under any of the Parking Garage Bond Documents.

(c)Borrower shall not and shall use commercially reasonable efforts to request any of the CDD Board Members appointed by Borrower not to exercise any optional redemption right with respect to the Parking Garage Bonds, without the prior written consent of Lender.

(d)Borrower shall not cause, suffer or consent to any acceleration of any Parking Garage Bond Payments.

ARTICLE VI – INSURANCE; CASUALTY; CONDEMNATION

Section 6.1    Insurance.    (a) Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Property providing at least the following coverages:

(i)comprehensive all risk “special form” insurance including, but not limited to, loss caused by any type of windstorm/named storm or hail on the Improvements and the Personal Property, (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation, with the exception of named storm coverage under a blanket policy which shall be maintained in accordance with Section 6.1(c) hereof; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions or to be written on a no co- insurance form; (C) providing for no deductible in excess of $500,000.00 for all such insurance coverage; provided however with respect to windstorm/named storm and earthquake coverage, providing for a deductible not to exceed 5% of the total insurable value of the Property; and (D) if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses, coverage for loss due to operation of law in an amount equal to the Full Replacement Cost, coverage for demolition costs and coverage for increased costs of construction in amounts acceptable to Lender. In addition, Borrower shall obtain: (y) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to (1) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended plus (2) such greater amount as Lender shall require, and (z) if the Property is located in seismic zone 3 or 4, earthquake insurance in the amount, and in form and substance satisfactory to Lender; provided, that, if the earthquake insurance is provided pursuant to a blanket insurance policy, such earthquake insurance shall be in an amount equal to the 475 year return period as identified in a portfolio seismic risk analysis for all high risk locations sharing the limit, utilizing the most current RMS model or its equivalent, inclusive of loss amplification and business income; provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);

(ii)business income or rental loss insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) in an amount equal to one hundred percent (100%) of the projected gross revenues from the operation of the Property (as reduced to reflect expenses not incurred during a period of Restoration) for a period of at least eighteen (18) months after the date of the Casualty; and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such business income or rental loss insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross revenues from the Property for the succeeding twelve (12) month period. Notwithstanding the provisions of Section 2.6.1 hereof, all proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the obligations ecured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iii)at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the property and liability coverage forms do not otherwise apply, (A) commercial general liability and umbrella/excess liability insurance, covering claims related to the structural construction, repairs or alterations being made at the Property which are not covered by or under the terms or provisions of the below mentioned commercial general liability and umbrella/excess liability insurance policies and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Property and (4) with an agreed amount endorsement waiving co-insurance provisions;

(iv)comprehensive boiler and machinery insurance, if steam boilers or other pressure-fixed vessels are in operation, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(v)commercial general liability insurance, including liquor liability, against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than $2,000,000.00 in the aggregate and $1,000,000.00 per occurrence with a deductible or self-insured not to exceed $25,000; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) contractual liability for all insured contracts and (5) contractual liability covering the indemnities contained in Article 9 of the Mortgage to the extent the same is available;

(vi)if applicable, commercial automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of $1,000,000.00;

(vii)if applicable, worker’s compensation and employee’s liability subject to the worker’s compensation laws of the applicable state;

(viii)umbrella and excess liability insurance in an amount not less than $100,000,000 per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (v) above, including, but not limited to, supplemental coverage for employer liability and automobile liability, if applicable, which umbrella liability coverage shall apply in excess of such supplemental coverage;

(ix)the insurance required under this Section 6.1(a)(i), (ii), (v) and (viii) above shall cover perils of terrorism and acts of terrorism and Borrower shall maintain insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Section 6.1(a)(i), (ii), (v) and (viii) above at all times during the term of the Loan; if the Terrorism Risk Insurance Program Reauthorization Act of 2015 or a similar or subsequent statute (“TRIPRA”) is not in effect, then provided that terrorism insurance is commercially available, Borrower shall be required to carry terrorism insurance throughout the term of the Loan as required by the preceding sentence, but in such event Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required hereunder, and if the cost of terrorism insurance exceeds such amount, Borrower shall purchase the maximum amount of terrorism insurance available with funds equal to such amount; and

(x)upon sixty (60) days written notice, such other reasonable insurance, including, but not limited to, sinkhole or land subsidence insurance, and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.

(b)All insurance provided for in Section 6.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be issued by financially sound and responsible insurance companies authorized to do business in the State in which the Property is located and meeting the rating requirements contained herein. All policies shall be issued by insurance companies satisfying the Two Rating Agency Test (each such insurer, a “Qualified Insurer”). The Policies described in Section 6.1 hereof (other than those strictly limited to liability protection) shall designate Lender as loss payee. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies, to be followed by complete copies of the Policies upon issuance, accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender. Notwithstanding the foregoing, Borrower shall be permitted to pay the general liability premiums on monthly installments to the insurance company and/or the insurance agent/broker provided Borrower submits to Lender proof of payment of each and every installment as such installments become due and payable. In no event shall Borrower be permitted to finance its premiums through a premium finance company. Borrower shall, within three (3) Business Days, forward to Lender a copy of each written notice received by Borrower of any proposed or actual modification, reduction or cancellation of any of the Policies or of any of the coverages afforded under any of the Policies.

(c)Any blanket insurance Policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder or shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 6.1(a) hereof as reasonably determined by Lender, subject to review and approval by Lender based on the schedule of locations and values, portfolio PML reports for the catastrophic perils and such other information as requested by Lender, provided that so long as the schedule of locations remains the same as on the Closing Date, as it pertains to the number of locations and the values associated with such locations, the amount of Named Storm coverage required shall not exceed $215,000,000 per occurrence. Borrower shall notify Lender of any material changes to the blanket policy and associated limits under the policy as of Closing Date or an aggregation of the insured values covered under the blanket policy, including the reduction of windstorm/named storm or flood limits or the addition of locations that are subject to the perils of windstorm/named storm or flood, and such changes shall be subject Lender’s reasonable approval. Further, to the extent that the Policies are maintained pursuant to a blanket insurance Policy that covers more than one location within a one thousand foot radius of the Property (the “Radius”), the limits of such blanket insurance Policy shall be sufficient to maintain coverage on a total insured value basis in compliance with the provisions of Section 6.1(a) for each such location within the Radius, including the Property.

(d)All Policies provided for or contemplated by Section 6.1(a) hereof, shall name Borrower as a named insured and, with respect to liability policies, except for the Policies referenced in Section 6.1(a)(vi) and (viii) of this Agreement, shall name Lender its successors and/or assigns as the additional insured, as its interests may appear, and in the case of property policies, including but not limited to terrorism, boiler and machinery, flood and earthquake insurance, shall contain a standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e)All property Policies shall contain clauses or endorsements to the effect that:

(i)no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, or foreclosure or similar action, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii)the Policy shall not be canceled without at least thirty (30) days written notice to Lender, except ten (10) days’ notice for non-payment of premiums;

(iii)the issuers thereof shall give written notice to Lender if the issuers elect not to renew the Policy prior to its expiration (if such clause or endorsement is available); and

(iv)Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f)If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate after three (3) Business Days’ notice to Borrower if prior to the date upon which any such coverage will lapse or at any time Lender deems necessary (regardless of prior notice to Borrower) to avoid the lapse of any such coverage. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Mortgage and shall bear interest at the Default Rate.

Section 6.2 Casualty. If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt written notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the Restoration of the Property pursuant to Section 6.4 hereof as nearly as possible to the condition the Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 6.4 hereof. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower.

In addition, Lender may participate in any settlement discussions with any insurance companies (and shall approve the final settlement, which approval shall not be unreasonably withheld, conditioned or delayed) with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than the Threshold Amount and Borrower shall deliver to Lender all instruments required by Lender to permit such participation.

Section 6.3 Condemnation. (a) Borrower shall promptly give Lender notice of the actual or threatened commencement (of which it has received written notice) of any proceeding for the Condemnation of the Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any portion of the Property is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property pursuant to Section 6.4 hereof and otherwise comply with the provisions of Section 6.4 hereof. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, if the Loan or any portion thereof is included in a REMIC Trust and, immediately following a release of any portion of the Lien of the Mortgage in connection with a Condemnation of a Property (but taking into account any proposed Restoration on the remaining portion the Property), the Loan-to-Value Ratio is greater than 125% (such value to be determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust), the principal balance of the Loan must be prepaid down by an amount not less than the least of the following amounts (in each case without any Spread Maintenance or other Premium): (i) the Condemnation Proceeds, (ii) the fair market value of the released property at the time of the release, or (iii) an amount such that the Loan-to-Value Ratio (as so determined by Lender) does not increase after the release, unless Lender receives an opinion of counsel that if such amount is not paid, the Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of such portion of the Lien of the Mortgage. Any such prepayment shall be deemed a voluntary prepayment and shall be subject to Section 2.4.1 hereof (other than the requirements to prepay the Debt in full and provide ten (10) Business Days’ notice to Lender).

Section 6.4    Restoration. The following provisions shall apply in connection with the Restoration of the Property:

(a)If the Net Proceeds shall be less than the Threshold Amount and the costs of completing the Restoration shall be less than the Threshold Amount, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 6.4(b)(i) hereof are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b)If the Net Proceeds are equal to or greater than the Threshold Amount or the costs of completing the Restoration are equal to or greater than the Threshold Amount Lender, shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds” for purposes of this Section 6.4 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1(a)(i), (iv), (ix) and (x) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i)The Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions are met:

(A)no Event of Default shall have occurred and be continuing;

(B)(1) in the event the Net Proceeds are Insurance Proceeds, less than thirty percent (30%) of the total floor area of the Improvements on the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is located on such land;

(C)[Intentionally Omitted]

(D)Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion; provided, that for purposes of this clause the filing of an application for a building permit for the Restoration shall be deemed to be commencement of the Restoration provided Borrower promptly commences work thereafter and diligently proceeds to the completion of such Restoration;

(E)Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(ii) hereof, if applicable, or (3) by other funds of Borrower;

(F)Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) three (3) months prior to the Maturity Date (which shall include the first, second and third Extension Option(s) exercised in accordance with the terms of Section 2.8 hereof), (2) the earliest date required under the Ground Lease, the Franchise Agreement, and the Parking Garage Bond Documents, (3) such time as may be required under all applicable Legal Requirements in order to repair and restore the Property to the condition it was in immediately prior to such Casualty or to as nearly as possible the condition it was in immediately prior to such Condemnation, as applicable, or (4) the expiration of the insurance coverage referred to in Section 6.1(a)(ii) hereof;

(G)the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;

(H)the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;

(I)such Casualty or Condemnation, as applicable, does not result in the loss of access to the Property or the Improvements;

(J)Reserved;

(K)Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be subject to Lender’s approval; and

(L)the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s discretion to cover the cost of the Restoration.

(ii)The Net Proceeds shall be held by Lender in an interest-bearing Eligible Account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and Other Obligations under the Loan Documents. All interest earned on the account shall become part of the Net Proceeds. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file the same, or any other liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii)All plans and specifications required in connection with the Restoration shall be subject to prior review and reasonable acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts in excess of $250,000 under which they have been engaged, shall be subject to prior review and approval by Lender and the Casualty Consultant. All actual reasonable out-of-pocket costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower. Each request for Lender’s consent or approval under this Section shall be deemed granted if the Deemed Approval Requirements are satisfied.

(iv)In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been fifty percent (50%) completed, and five percent (5%) thereafter. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and, if requested by Lender, Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If reasonably required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v)Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi)If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender, or deliver a letter of credit to Lender in the amount of the Net Proceeds Deficiency, before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and Other Obligations under the Loan Documents.

(vii)The excess, if any, of the Net Proceeds (and the remaining balance, if any, of the Net Proceeds Deficiency) deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be disbursed to Borrower, provided no Event of Default shall have occurred and shall be continuing under the Note, this Agreement or any of the other Loan Documents.

(c)All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 6.4(b)(vii) hereof may be retained and applied by Lender toward the payment of the Debt in accordance with Section 2.4.2 hereof, whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its discretion.

(d)In the event of foreclosure of the Mortgage, or other transfer of title to the Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

(e)Notwithstanding anything to the contrary contained in the Loan Documents with respect to the disbursement of Insurance Proceeds or Condemnation Proceeds, the provisions set forth in this Agreement and the other Loan Documents shall govern. Borrower shall not grant its consent, approval or waiver with respect to any disbursement of Insurance Proceeds or Condemnation Proceeds as may be requested or required in connection with the terms and provisions of the Ground Lease without first obtaining the written consent, approval, or waiver of Lender.

ARTICLE VII – RESERVE FUNDS

Section 7.1    Reserved.

Section 7.2 Tax and Insurance Reserve Fund. Borrower shall pay to Lender on each Payment Date (a) one-twelfth (1/12) of the Taxes and Other Charges that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes and Other Charges at least thirty (30) days prior to their respective due dates, but only during a Cash Sweep Period or at any time (i) upon request of Lender, Borrower fails to promptly provide evidence, reasonably satisfactory to Lender that such Taxes and Other Charges have been paid prior to the assessment of any penalty for late payment and prior to the date that such Taxes and Other Charges become delinquent or (ii) amounts for the payment of Taxes and Other Charges are not collected and reserved by Manager in Manager Accounts in accordance with the Management Agreement, and (b) (y) if an Event of Default shall have occurred and is otherwise continuing or (z) during a Cash Sweep Period, if Borrower has not provided satisfactory evidence to Lender that the Property is covered by Policies that are being maintained as part of a blanket insurance policy in accordance with Section 6.1 that covers a significant amount of the real property owned, directly or indirectly, by Guarantor and is reasonably acceptable to Lender, one-twelfth (1/12) of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies. Amounts so paid pursuant to clauses (a) and (b) above shall hereinafter be referred to as Borrower’s “Tax and Insurance Reserve Fund” and such amounts shall be deposited into an account which shall hereinafter be referred to as Borrower’s “Tax and Insurance Reserve Account”). Lender will apply the Tax and Insurance Reserve Fund to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.1.2 hereof and under the Mortgage. In making any payment relating to the Tax and Insurance Reserve Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax and Insurance Reserve Fund shall exceed the amounts due for Taxes, Other Charges and Insurance Premiums pursuant to Section 5.1.2 hereof, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Reserve Fund. If at any time Lender reasonably determines that the Tax and Insurance Reserve Fund is not or will not be sufficient to pay Taxes, Other Charges and Insurance Premiums by the dates set forth in (a) and (b) above (in each case, if and to the extent such reserves are required hereunder), Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Taxes and Other Charges and/or thirty (30) days prior to expiration of the Policies, as the case may be.

Section 7.3    Replacements and Replacement Reserve.

7.3.1Replacement Reserve Fund. Borrower shall pay to Lender on each Payment Date during a Cash Sweep Period, the Replacement Reserve Monthly Deposit for replacementsand repairs required to be made to the Property during the calendar year (collectively, the “Replacements”) provided, that the required deposit will be reduced on a dollar-for-dollar basis by amounts for the payment of Replacements that are collected and reserved by Manager in Manager Accounts in accordance with the Management Agreement which are subject to a first priority perfected interest in favor of Lender. Amounts so paid shall hereinafter be referred to as Borrower’s “Replacement Reserve Fund” and the account in which such amounts are deposited and held shall hereinafter be referred to as Borrower’s “Replacement Reserve Account”. If Borrower shall enter into a Replacement Management Agreement and/or Replacement Franchise Agreement in accordance with the terms hereunder, which requires any work required to be performed or any other amounts to be paid or incurred pursuant to any PIP (collectively “PIP Work”) during the term of the Loan, Borrower shall complete such PIP Work in accordance with the terms hereunder and if Lender reasonably determines that the amounts in the Replacement Reserve Account will not be sufficient to pay the costs and expenses to be incurred in connection with all PIP Work by the required dates, then Lender shall notify Borrower of such determination and, commencing on the next succeeding Payment Date, the Replacement Reserve Monthly Deposit amount shall be increased by an amount equal to the amount that Lender shall reasonably determine will be sufficient to make up such deficiency.

7.3.2Disbursements from Replacement Reserve Account. (a) Lender shall make disbursements from the Replacement Reserve Account to pay Borrower only for the costs of the Replacements. Lender shall not be obligated to make disbursements from the Replacement Reserve Account to reimburse Borrower for the costs of routine maintenance to the Property or replacements of inventory.

(b)Lender shall, upon written request from Borrower and satisfaction of the requirements set forth in this Section 7.3.2, disburse to Borrower amounts from the Replacement Reserve Account necessary to pay for the actual approved costs of Replacements or to reimburse Borrower therefor, upon completion of such Replacements (or, upon partial completion in the case of Replacements made pursuant to Section 7.3.2(e) hereof) as determined by Lender. In no event shall Lender be obligated to disburse funds from the Replacement Reserve Account if a Default or an Event of Default exists.

(c)Each request for disbursement from the Replacement Reserve Account shall be in a form specified or reasonably approved by Lender and shall specify (i) the specific Replacements for which the disbursement is requested, (ii) the quantity and price of each item purchased, if the Replacement includes the purchase or replacement of specific items, (iii) the price of all materials (grouped by type or category) used in any Replacement other than the purchase or replacement of specific items, and (iv) the cost of all contracted labor or other services applicable to each Replacement for which such request for disbursement is made. With each request Borrower shall certify that all Replacements have been made in accordance with all applicable Legal Requirements of any Governmental Authority having jurisdiction over the Property. Each request for disbursement shall include copies of invoices for all items or materials purchased and all contracted labor or services provided and, unless Lender has agreed to issue joint checks as described below in connection with a particular Replacement, each request shall include evidence satisfactory to Lender of payment of all such amounts. Except as provided in Section 7.3.2(e) hereof, each request for disbursement from the Replacement Reserve Account shall be made only after completion of the Replacement for which disbursement is requested. Borrower shall provide Lender evidence of completion of the subject Replacement satisfactory to Lender in its reasonable judgment.

(d)Borrower shall pay all invoices in connection with the Replacements with respect to which a disbursement is requested prior to submitting such request for disbursement from the Replacement Reserve Account or, at the request of Borrower, Lender will issue joint checks, payable to Borrower and the contractor, supplier, materialman, mechanic, subcontractor or other party to whom payment is due in connection with a Replacement. As a condition to any disbursement in respect of work that if unpaid might result in a Lien, Lender may require Borrower to obtain lien waivers from each contractor, supplier, materialman, mechanic or subcontractor who receives payment in an amount equal to or greater than $250,000.00 for completion of its work or delivery of its materials. Any lien waiver delivered hereunder shall conform to the requirements of applicable law and shall cover all work performed and materials supplied (including equipment and fixtures) for the Property by that contractor, supplier, subcontractor, mechanic or materialman through the date covered by the current reimbursement request (or, in the event that payment to such contractor, supplier, subcontractor, mechanic or materialmen is to be made by a joint check, the release of lien shall be effective through the date covered by the previous release of funds request).

(e)A request for reimbursement from the Replacement Reserve Account may be made after completion of a portion of the work under a contract, provided (A) such contract requires payment upon completion of such portion of the work, (B) the materials for which the request is made are on site at the Property and are properly secured or have been installed in the Property, (C) all other conditions in this Agreement for disbursement have been satisfied, (D) funds remaining in the Replacement Reserve Account are, in Lender’s judgment, sufficient to complete such Replacement and other Replacements when required, and (E) if required by Lender in connection with any disbursement in excess of $500,000, each contractor or subcontractor receiving payments under such contract shall provide a waiver of lien with respect to amounts which have been paid to that contractor or subcontractor.

(f)Borrower shall not make a request for disbursement from the Replacement Reserve Account more frequently than once in any calendar month and (except in connection with the final disbursement) the total cost of all Replacements in any request shall not be less than the lesser of (x) $25,000.00 or (y) the amount then contained in the Replacement Reserve Account.

7.3.3Performance of Replacements. (a) Borrower shall make Replacements when required in order to keep the Property in good condition and repair and in the condition required hereunder, and to keep the Property or any portion thereof from deteriorating. Borrower shall complete all Replacements in a good and workmanlike manner as soon as practicable following the commencement of making each such Replacement.

(b)Lender reserves the right, at its option, to approve all contracts or work orders with materialmen, mechanics, suppliers, subcontractors, contractors or other parties providing labor or materials in connection with the Replacements that exceeds $500,000. Upon Lender’s request, Borrower shall assign any contract or subcontract to Lender.

(c)During the continuance of an Event of Default, in the event Lender determines in its reasonable discretion that any Replacement is not being performed in a workmanlike or timely manner or that any Replacement has not been completed in a workmanlike or timely manner, Lender shall have the option to withhold disbursement for such unsatisfactory Replacement and to proceed under existing contracts or to contract with third parties to complete such Replacement and to apply the Replacement Reserve Fund toward the labor and materials necessary to complete such Replacement, without providing any prior notice to Borrower and to exercise any and all other remedies available to Lender upon an Event of Default hereunder.

(d)In order to facilitate Lender’s completion or making of such Replacements pursuant to Section 7.3.3(c) above, Borrower grants Lender the right, during the continuance of an Event of Default, to enter onto the Property and perform any and all work and labor necessary to complete or make such Replacements and/or employ watchmen to protect the Property from damage. All sums so expended by Lender, to the extent not from the Replacement Reserve Fund, shall be deemed to have been advanced under the Loan to Borrower and secured by the Mortgage. For this purpose Borrower constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake such Replacements in the name of Borrower. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked. Borrower empowers said attorney-in-fact as follows: (i) to use any funds in the Replacement Reserve Account for the purpose of making or completing such Replacements; (ii) to make such additions, changes and corrections to such Replacements as shall be necessary or desirable to complete such Replacements; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for such purposes; (iv) to pay, settle or compromise all existing bills and claims which are or may become Liens against the Property, or as may be necessary or desirable for the completion of such Replacements, or for clearance of title; (v) to execute all applications and certificates in the name of Borrower which may be required by any of the contract documents; (vi) to prosecute and defend all actions or proceedings in connection with the Property or the rehabilitation and repair of the Property; and (vii) to do any and every act which Borrower might do in its own behalf to fulfill the terms of this Agreement.

(e)Nothing in this Section 7.3.3 shall: (i) make Lender responsible for making or completing any Replacements; (ii) require Lender to expend funds in addition to the Replacement Reserve Fund to make or complete any Replacement; (iii) obligate Lender to proceed with any Replacements; or (iv) obligate Lender to demand from Borrower additional sums to make or complete any Replacement.

(f)Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties making Replacements pursuant to this Section 7.3.3 to enter onto the Property during normal business hours (subject to the rights of Tenants under their Leases) to inspect the progress of any Replacements and all materials being used in connection therewith, to examine all plans and shop drawings relating to such Replacements which are or may be kept at the Property, and to complete any Replacements made pursuant to this Section 7.3.3. Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other persons described above in connection with inspections described in this Section 7.3.3(f) or the completion of Replacements pursuant to this Section 7.3.3.

(g)With respect to any disbursement in excess of $500,000, Lender may require an inspection of the Property at Borrower’s expense prior to making a monthly disbursement from the Replacement Reserve Account in order to verify completion of the Replacements for which reimbursement is sought. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and/or may require a copy of a certificate of completion by an independent qualified professional acceptable to Lender prior to the disbursement of any amounts from the Replacement Reserve Account. Borrower shall pay the expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional.

(h)The Replacements and all materials, equipment, fixtures, or any other item comprising a part of any Replacement shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialmen’s or other liens (except for Permitted Encumbrances).

(i)Before each disbursement from the Replacement Reserve Account in excess of $500,000 in the aggregate, Lender may require Borrower to provide Lender with a search of title to the Property effective to the date of the disbursement, which search shows that no mechanic’s or materialmen’s liens or other liens of any nature have been placed against the Property since the date of recordation of the Mortgage and that title to the Property is free and clear of all Liens (other than the lien of the Mortgage and any other Liens previously approved in writing by Lender, if any).

(j)All Replacements shall comply in all material respects with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the Property and applicable insurance requirements including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.

(k)In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with a particular Replacement. All such policies shall be in form and amount reasonably satisfactory to Lender. All such policies which can be endorsed with standard mortgagee clauses making loss payable to Lender or its assigns shall be so endorsed. Certified copies of such policies shall be delivered to Lender.

7.3.4Failure to Make Replacements. (a) It shall be an Event of Default under this Agreement if Borrower fails to comply with any provision of Section 7.3.3 and such failure is not cured within thirty (30) days after notice from Lender, provided that, to the extent Borrower’s failure to comply is due to Force Majeure, such thirty (30) day period will be extended for the duration of such Force Majeure. Upon the occurrence of such an Event of Default, Lender may use the Replacement Reserve Fund (or any portion thereof) for any purpose, including but not limited to completion of the Replacements as provided in Section 7.3.3, or for any other repair or replacement to the Property or toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply the Replacement Reserve Fund shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.

(b) Nothing in this Agreement shall obligate Lender to apply all or any portion of the Replacement Reserve Fund on account of an Event of Default to payment of the Debt or in any specific order or priority.

7.3.5Balance in the Replacement Reserve Account. The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

Section 7.4    Ground Lease Reserve.

7.4.1Deposits to Ground Lease Fund. Borrower shall (a) on the Closing Date, deposit $166,666.67 (the “Initial Ground Rent Deposit”) into the Ground Lease Reserve Account (as defined below) and (b) on each Payment Date after the Closing Date, in the event that the amount on deposit in the Ground Lease Reserve Account on such Payment Date is less than the Initial Ground Rent Deposit, pay to Lender, the difference between the Initial Ground Rent Deposit and the amount on deposit in the Ground Lease Reserve Account as of such Payment Date. Amounts so deposited or paid shall hereinafter be referred to as the “Ground Lease Reserve Fund” and the account in which such amounts are deposited and held shall hereinafter be referred to as the “Ground Lease Reserve Account”.

7.4.2Release of Ground Lease Reserve Fund.
If Borrower has not delivered satisfactory evidence to Lender that the Ground Rent for such month has been paid prior to the date such Ground Rent is due and payable under the Ground Lease, Lender shall apply amounts in the Ground Lease Reserve Fund to the payment of the Ground Rent. In making any payment relating to the Ground Rent, Lender may do so according to any bill, statement or estimate procured from the Ground Lessor under the Ground Lease, without inquiry into the accuracy of such bill, statement or estimate. Any amounts remaining in the Ground Lease Reserve Fund after the Debt has been paid in full shall be paid to the Mezzanine Lender for deposit in the Ground Lease Reserve Fund (as defined in the Mezzanine Loan Agreement) if the Mezzanine Loan is then outstanding, or if the Mezzanine Loan is not outstanding, returned to Borrower.

Section 7.5    Rooms Reconfiguration Reserve.

7.5.1Rooms Reconfiguration Reserve Fund. Borrower shall pay to Lender on the Closing Date, an amount equal to $1,980,000 to be used to pay for work to be performed by Borrower in connection with the 20-key room reconfiguration and expansion at the Property in accordance with the budget and plans set forth on Schedule III, attached hereto (collectively, the “Rooms Reconfiguration Work”). Amounts so paid to Lender under this Section 7.5.1 shall hereinafter be referred to as Borrower’s “Rooms Reconfiguration Reserve Fund” and the account in which such amounts are deposited and held shall hereinafter be referred to as Borrower’s “Rooms Reconfiguration Reserve Account”.

7.5.2.Disbursements from Rooms Reconfiguration Reserve Account. (a) Lender shall make disbursements from the Rooms Reconfiguration Reserve Account to payBorrower only for the costs of the Rooms Reconfiguration Work. Lender shall not be obligated to make disbursements from the Rooms Reconfiguration Reserve Account to reimburse Borrower for the costs of routine maintenance to the Property, Replacements or replacements of inventory. Any amounts remaining in the Rooms Reconfiguration Reserve Fund after the Rooms Reconfiguration Work has been completed to the satisfaction of Lender, provided no Event of Default and no Mezzanine Loan Default is continuing, shall be disbursed to Borrower.

(b)Lender shall, upon written request from Borrower and satisfaction of the requirements set forth in this Section 7.3.2, disburse to Borrower amounts from the Rooms Reconfiguration Reserve Account necessary to pay for the actual approved costs of the applicable Rooms Reconfiguration Work or to reimburse Borrower therefor, upon completion of such Rooms Reconfiguration Work (or, upon partial completion in the case of the applicable Rooms Reconfiguration Work made pursuant to Section 7.3.2(e) hereof) as determined by Lender. In no event shall Lender be obligated to disburse funds from the Rooms Reconfiguration Reserve Account if a Default or an Event of Default exists.

(c)Each request for disbursement from the Rooms Reconfiguration Reserve Account shall be in a form specified or reasonably approved by Lender and shall specify (i) the specific Rooms Reconfiguration Work for which the disbursement is requested, (ii) the quantity and price of each item purchased, if the Rooms Reconfiguration Work includes the purchase or replacement of specific items, (iii) the price of all materials (grouped by type or category) used in any Rooms Reconfiguration Work other than the purchase or replacement of specific items, and (iv) the cost of all contracted labor or other services applicable to each Rooms Reconfiguration Work for which such request for disbursement is made. With each request Borrower shall certify that all the applicable Rooms Reconfiguration Work have been made in accordance with all applicable Legal Requirements of any Governmental Authority having jurisdiction over the Property. Each request for disbursement shall include copies of invoices for all items or materials purchased and all contracted labor or services provided and, unless Lender has agreed to issue joint checks as described below in connection with a particular Rooms Reconfiguration Work, each request shall include evidence satisfactory to Lender of payment of all such amounts. Except as provided in Section 7.3.2(e) hereof, each request for disbursement from the Rooms Reconfiguration Reserve Account shall be made only after completion of the Rooms Reconfiguration Work for which disbursement is requested. Borrower shall provide Lender evidence of completion of the subject Rooms Reconfiguration Work satisfactory to Lender in its reasonable judgment.

(d)Borrower shall pay all invoices in connection with the Rooms Reconfiguration Work with respect to which a disbursement is requested prior to submitting such request for disbursement from the Rooms Reconfiguration Reserve Account or, at the request of Borrower, Lender will issue joint checks, payable to Borrower and the contractor, supplier, materialman, mechanic, subcontractor or other party to whom payment is due in connection with the applicable Rooms Reconfiguration Work . As a condition to any disbursement in respect of work that if unpaid might result in a Lien, Lender may require Borrower to obtain lien waivers from each contractor, supplier, materialman, mechanic or subcontractor who receives payment in an amount equal to or greater than $500,000.00 for completion of its work or delivery of its materials. Any lien waiver delivered hereunder shall conform to the requirements of applicable law and shall cover all work performed and materials supplied (including equipment and fixtures) for the Property by that contractor, supplier, subcontractor, mechanic or materialman through the date covered by the current reimbursement request (or, in the event that payment to such contractor, supplier, subcontractor, mechanic or materialmen is to be made by a joint check, the release of lien shall be effective through the date covered by the previous release of funds request).

(e)A request for reimbursement from the Rooms Reconfiguration Reserve Account may be made after completion of a portion of the work under a contract, provided (A) such contract requires payment upon completion of such portion of the work, (B) the materials for which the request is made are on site at the Property and are properly secured or have been installed in the Property, (C) all other conditions in this Agreement for disbursement have been satisfied, (D) funds remaining in the Rooms Reconfiguration Reserve Account are, in Lender’s judgment, sufficient to complete such applicable Rooms Reconfiguration Work and the other Rooms Reconfiguration Work when required, and (E) if required by Lender in connection with any disbursement in excess of $500,000, each contractor or subcontractor receiving payments under such contract shall provide a waiver of lien with respect to amounts which have been paid to that contractor or subcontractor.

(f)Borrower shall not make a request for disbursement from the Rooms Reconfiguration Reserve Account more frequently than once in any calendar month and (except in connection with the final disbursement) the total cost of all Replacements in any request shall not be less than the lesser of (x) $25,000.00 or (y) the amount then contained in the Rooms Reconfiguration Reserve Account.

7.5.3Performance of Rooms Reconfiguration Work. (a) Borrower shall perform the Rooms Reconfiguration Work in accordance with the budget and plans approved by Lender on the Closing Date. Borrower shall complete the Rooms Reconfiguration Work in a good and workmanlike manner as soon as practicable following the commencement of such Rooms Reconfiguration Work and on or before April 30, 2020.

(b)Lender reserves the right, at its option, to approve all contracts or work orders with materialmen, mechanics, suppliers, subcontractors, contractors or other parties providing labor or materials in connection with the any Rooms Reconfiguration Work that exceeds $500,000. Upon Lender’s request, Borrower shall assign any contract or subcontract to Lender.

(c)During the continuance of an Event of Default, in the event Lender determines in its reasonable discretion that any Rooms Reconfiguration Work is not being performed in a workmanlike or timely manner or that any Rooms Reconfiguration Work has not been completed in a workmanlike or timely manner, Lender shall have the option to withhold disbursement for such unsatisfactory Rooms Reconfiguration Work and to proceed under existing contracts or to contract with third parties to complete such Rooms Reconfiguration Work and to apply the Rooms Reconfiguration Reserve Fund toward the labor and materials necessary to complete such Rooms Reconfiguration Work, without providing any prior notice to Borrower and to exercise any and all other remedies available to Lender upon an Event of Default hereunder.

(d)In order to facilitate Lender’s completion of such Rooms Reconfiguration Work pursuant to Section 7.3.3(c) above, Borrower grants Lender the right, during the continuance of an Event of Default, to enter onto the Property and perform any and all work and labor necessary to complete such Rooms Reconfiguration Work and/or employ watchmen to protect the Property from damage. All sums so expended by Lender, to the extent not from the Rooms Reconfiguration Reserve Fund, shall be deemed to have been advanced under the Loan to Borrower and secured by the Mortgage. For this purpose Borrower constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake such Replacements in the name of Borrower. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked. Borrower empowers said attorney-in-fact as follows: (i) to use any funds in the Rooms Reconfiguration Reserve Account for the purpose of completing such Rooms Reconfiguration Work; (ii) to make such additions, changes and corrections to such Rooms Reconfiguration Work as shall be necessary or desirable to complete such Rooms Reconfiguration Work; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for such purposes; (iv) to pay, settle or compromise all existing bills and claims which are or may become Liens against the Property, or as may be necessary or desirable for the completion of such Rooms Reconfiguration Work, or for clearance of title; (v) to execute all applications and certificates in the name of Borrower which may be required by any of the contract documents; (vi) to prosecute and defend all actions or proceedings in connection with the Property or the rehabilitation and repair of the Property; and (vii) to do any and every act which Borrower might do in its own behalf to fulfill the terms of this Agreement.

(e)Nothing in this Section 7.3.3 shall: (i) make Lender responsible for completing any Rooms Reconfiguration Work; (ii) require Lender to expend funds in addition to the Rooms Reconfiguration Reserve Fund to complete any Rooms Reconfiguration Work; (iii) obligate Lender to proceed with any Rooms Reconfiguration Work; or (iv) obligate Lender to demand from Borrower additional sums to complete any Rooms Reconfiguration Work.

(f)Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties Performing Rooms Reconfiguration Work pursuant to this Section 7.3.3 to enter onto the Property during normal business hours (subject to the rights of Tenants under their Leases) to inspect the progress of any Rooms Reconfiguration Work and all materials being used in connection therewith, to examine all plans and shop drawings relating to such Rooms Reconfiguration Work which are or may be kept at the Property, and to complete any Rooms Reconfiguration Work made pursuant to this Section 7.3.3. Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other persons described above in connection with inspections described in this Section 7.3.3(f) or the completion of any Rooms Reconfiguration Work pursuant to this Section 7.3.3.

(g)With respect to any disbursement in excess of $500,000, Lender may require an inspection of the Property at Borrower’s expense prior to making a monthly disbursement from the Rooms Reconfiguration Reserve Account in order to verify completion of the Rooms Reconfiguration Work for which reimbursement is sought. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and/or may require a copy of a certificate of completion by an independent qualified professional acceptable to Lender prior to the disbursement of any amounts from the Rooms Reconfiguration Reserve Account.    Borrower shall pay the expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional.

(h)The Rooms Reconfiguration Work and all materials, equipment, fixtures, or any other item comprising a part of any Rooms Reconfiguration Work shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialmen’s or other liens (except for Permitted Encumbrances).

(i)Before each disbursement from the Rooms Reconfiguration Reserve Account in excess of $500,000 in the aggregate, Lender may require Borrower to provide Lender with a search of title to the Property effective to the date of the disbursement, which search shows that no mechanic’s or materialmen’s liens or other liens of any nature have been placed against the Property since the date of recordation of the Mortgage and that title to the Property is free and clear of all Liens (other than the lien of the Mortgage and any other Liens previously approved in writing by Lender, if any).

(j)All Rooms Reconfiguration Work shall comply in all material respects with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the Property and applicable insurance requirements including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.

(k)In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with any particular Rooms Reconfiguration Work. All such policies shall be in form and amount reasonably satisfactory to Lender. All such policies which can be endorsed with standard mortgagee clauses making loss payable to Lender or its assigns shall be so endorsed. Certified copies of such policies shall be delivered to Lender.

7.5.4Failure to Complete Rooms Reconfiguration Work. (a) Subject to Section 7.5.4(c) below, it shall be an Event of Default under this Agreement if Borrower fails to comply with any provision of Section 7.35.3 and such failure is not cured within thirty (30) days after notice from Lender, provided that, to the extent Borrower’s failure to comply is due to Force Majeure, such thirty (30) day period will be extended for the duration of such Force Majeure. Upon the occurrence of such an Event of Default, Lender may use the Rooms Reconfiguration Reserve Fund (or any portion thereof) for any purpose, including but not limited to completion of the Rooms Reconfiguration Work as provided in Section 7.3.3, or for any other repair or replacement to the Property or toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply the Rooms Reconfiguration Reserve Fund shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.

(b)Nothing in this Agreement shall obligate Lender to apply all or any portion of the Rooms Reconfiguration Reserve Fund on account of an Event of Default to payment of the Debt or in any specific order or priority.

(c)In the event that upon completion of the Rooms Reconfiguration Work the final number of completed keys is less than twenty (20) keys, such difference in the final key count shall not be an Event of Default hereunder, so long as the Rooms Reconfiguration Work was otherwise completed in accordance with the terms hereunder and within thirty (30) days of such completion, Borrower shall make a prepayment of the Loan, in an amount equal to Lender’s Allocation of the product of (i) $414,000 and (ii) the difference between 20 and the final number of keys completed in the Rooms Reconfiguration Work, which prepayment shall be made in accordance with Section 2.4.1 hereof, including payment of any Spread Maintenance Payment and satisfaction of all other conditions set forth in Section 2.4.1(b) (other than clause (ii) thereof).

7.5.5Balance in the Rooms Reconfiguration Reserve Account. The insufficiency of any balance in the Rooms Reconfiguration Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

Section 7.6    Excess Cash Flow Reserve Fund.

7.6.1Deposits to Excess Cash Flow Reserve Fund. During a Cash Sweep Period, all Excess Cash Flow in the Cash Management Account shall be deposited with Lender pursuant to the terms of the Cash Management Agreement and held by Lender as additional security for the Loan and amounts so held shall be hereinafter referred to as the “Excess Cash Flow Reserve Fund” and the account to which such amounts are held shall hereinafter be referred to as the “Excess Cash Flow Reserve Account”.

7.6.2Release of Excess Cash Flow Reserve Funds. Upon the occurrence of a Cash Sweep Event Cure, all Excess Cash Flow Reserve Funds shall be deposited into the Cash Management Account to be disbursed in accordance with the Cash Management Agreement. Any Excess Cash Flow Reserve Funds remaining after the Debt has been paid in full shall be shall be paid to the Mezzanine Lender to be deposited in the Excess Cash Flow Reserve Account (as defined in the Mezzanine Loan Agreement) if the Mezzanine Loan is then outstanding, or if the Mezzanine Loan is not outstanding, paid to Borrower.

Section 7.7 Reserve Funds, Generally. (a) Borrower grants to Lender a first-priority security interest in each of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Account as additional security for payment of the Debt and will take all actions requested by Lender necessary to maintain in favor of Lender a first-priority perfected security interest therein. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt.

(b)Upon the occurrence and during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Accounts to the payment of the Debt in any order in its sole discretion.

(c)The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender, provided, that Lender shall (or shall direct Servicer to) hold and disburse the Reserve Funds solely in accordance with the terms of this Agreement. The Reserve Funds shall be held in an Eligible Account in Permitted Investments as directed by Lender or Servicer. All interest on each Reserve Fund shall be added to and become a part thereof and shall be disbursed in the same manner as other monies deposited in such Reserve Fund. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the Reserve Funds credited or paid to Borrower.

(d)Borrower shall not, without obtaining the prior written consent of Lender, (i) further pledge, assign or grant any security interest in any Reserve Account or the monies deposited therein, (ii) permit any lien or encumbrance arising from any grant or obligation of Borrower to attach thereto (other than any lien or encumbrance in favor of Lender), (iii) permit any levy with respect to any grant or obligation of Borrower to be made thereon, or (iv) permit any UCC-1 Financing Statements naming Borrower as the debtor, except those naming Lender as the secured party, to be filed with respect thereto.

(e)Lender and Servicer shall not be liable for any loss sustained on the investment of any funds constituting the Reserve Funds. The Reserve Funds shall be held in an Eligible Account and only invested in Permitted Investments in accordance herewith. Borrower shall indemnify Lender and Servicer and hold Lender and Servicer harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and reasonable actual out-of-pocket costs and expenses (including reasonable litigation costs and reasonable attorneys’ fees and expenses but excluding consequential or punitive damages) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established, except to the extent arising from the gross negligence or willful misconduct of Lender and/or Servicer. Borrower shall assign to Lender all rights and claims Borrower may have against all persons or entities supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

(f)The required monthly deposits into the Reserve Accounts and the Monthly Debt Service Payment Amount, shall be added together and shall be paid as an aggregate sum by Borrower to Lender.

(g)Any amount remaining in the Reserve Funds after the Debt has been paid in full shall be remitted (A) if any portion of the Mezzanine Loan Debt is then outstanding, to Mezzanine Lender to be deposited in the Mezzanine Reserve Funds (as defined in the Mezzanine Loan Agreement), and (B) if none of the Mezzanine Loan Debt is then outstanding, to Borrower.

ARTICLE VIII – DEFAULTS

Section 8.1    Event of Default. (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i)if any portion of the Debt is not paid when due (and, in the case of any amounts other than scheduled payments of interest and principal and the Debt on theMaturity Date, such failure continuing for five (5) Business Days after Lender delivers notice thereof to Borrower);

(ii)if any of the Taxes or Other Charges or any Parking Garage Bond Payments payable by Borrower are not paid when the same are due and payable (unless contested in good faith in accordance herewith);

(iii)if the Policies are not kept in full force and effect, or if certified copies of the Policies are not delivered to Lender upon request;

(iv)if Borrower Transfers or otherwise encumbers any portion of the Property without Lender’s prior written consent in violation of the provisions of this Agreement or Article 6 of the Mortgage;

(v)if any representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender by or on behalf of Borrower shall have been false or misleading in any material respect as of the date the representation or warranty was made; provided that if such untrue representation or warranty was inadvertent and susceptible of being cured, it shall not be an Event of Default hereunder if Borrower shall cure such representation or warranty, or the material adverse effect thereof, within thirty (30) days of receipt of notice from Lender;

(vi)if Borrower or Principal shall make a general assignment for the benefit of creditors;

(vii)if a receiver, liquidator or trustee shall be appointed for Borrower or if Borrower shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, or if any proceeding for the dissolution or liquidation of Borrower shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, it shall be an Event of Default only upon the same not being discharged, stayed or dismissed within ninety (90) days;

(viii)if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix)if Guarantor or any guarantor or indemnitor under any guaranty or indemnity issued in connection with the Loan shall make an assignment for the benefit of creditors or if a receiver, liquidator or trustee shall be appointed for Guarantor or any guarantor or indemnitor under any guarantee or indemnity issued in connection with the Loan or if Guarantor or such other guarantor or indemnitor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Guarantor or such other guarantor or indemnitor, or if any proceeding for the dissolution or liquidation of Guarantor or suchother guarantor or indemnitor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Guarantor or such other guarantor or indemnitor, it shall be an Event of Default only upon the same not being discharged, stayed or dismissed within ninety (90) days; provided, further, however, it shall be at Lender’s option to determine whether any of the foregoing shall be an Event of Default;

(x)if Borrower breaches (i) any covenant contained in Section 4.1.30 hereof, provided, that, if such breach occurs and, in the event that no Bankruptcy Action shall have been filed with respect to the Person in respect of which such breach occurred prior to the time that Lender becomes aware of the breach, continues beyond a cure period ending on the earlier of (A) thirty (30) days after such breach and (B) the filing of any such Bankruptcy Action, and (other than after the filing of any such Bankruptcy Action) Borrower fails to deliver to Lender, an Additional Insolvency Opinion to the effect that such breach shall not impair, negate or adversely change the opinions rendered in the Insolvency Opinion, or (ii) any negative covenant contained in Section 5.2.2, 5.2.4, and 5.2.7 hereof (subject in all events to provisions of this Agreement and the other Loan Documents regarding permitted contests of Liens and in the event such breach is inadvertent, immaterial and non-recurring, it shall not be an Event of Default hereunder if Borrower shall cure such breach within 30 days of such breach);

(xi)with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xii)if any of the assumptions contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in any Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect; provided, however, that any such breach shall not constitute an Event of Default (A) if such breach is inadvertent and non-recurring, (B) if such breach is curable, if Borrower shall promptly cure such breach within thirty (30) days after such breach occurs, and (C) if Borrower within thirty (30) days of such breach, delivers to Lender an Additional Insolvency Opinion or a modification of the Insolvency Opinion, as applicable, to the effect that such breach shall not in any way impair, negate or amend the opinions rendered in the Insolvency Opinion, which opinion or modification and the counsel delivering such opinion and modification shall be acceptable to Lender in its sole discretion;

(xiii)if a material default has occurred and continues beyond any applicable cure period under the Management Agreement or the FBR Management Agreement (or any Replacement Management Agreement (other than any Replacement Management Agreement for Non-Hotel Space, if the Gross Income from Operations for such Non- Hotel Space constitutes less than 10% of the Gross Income from Operations for the Property, in the aggregate) (and if such default permits the Manager or the Qualified Manager (Non-Hotel Space) thereunder to terminate or cancel the Management Agreement or the FBR Management Agreement (or any Replacement Management Agreement (other than any Replacement Management Agreement for Non-Hotel Space, if the Gross Income from Operations for such Non-Hotel Space constitutes less than 10% of the Gross Income from Operations for the Property, in the aggregate)), unless Borrower engages a Qualified Manager (or with respect to any Non-Hotel Space, a Qualified Manager (Non-Hotel Space)) pursuant to a Replacement Management Agreement in accordance herewith, or with respect to any Non-Hotel Space, such Non- Hotel Space shall be managed by Manager pursuant to the Management Agreement (or a Replacement Management Agreement), in each case, within sixty (60) days’ notice of such default (subject to the applicable cure period);

(xiv)if Borrower shall continue to be in Default under any of the terms, covenants or conditions of Section 9.1 hereof, or fails to cooperate with Lender in connection with a Securitization pursuant to the provisions of Section 9.1 hereof, for three (3) days after notice to Borrower from Lender;

(xv)Borrower shall fail to obtain and/or maintain the Interest Rate Cap Agreement or Replacement Interest Rate Cap Agreement, as applicable, as required pursuant to Section 2.2.7 hereof;

(xvi)if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xv) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days;

(xvii)if an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, would reasonably be expected to result in a Material Adverse Effect;

(xviii)if a material default by Borrower has occurred and continues beyond any applicable cure period under any REA and has a material adverse effect, unless cured within the time periods specified in clause (xvi) above;

(xix)if there shall be a default under any of the other Loan Documents beyond any applicable cure periods contained in such documents, whether as to Borrower, Guarantor or the Property, or if any other such event shall occur or condition shall exist, if the effect of such default, event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt;

(xx)if a material default has occurred and continues beyond any applicable cure period under the Franchise Agreement if such default permits the Franchisor to terminate or cancel the Franchise Agreement;

(xxi)if a material default by Borrower has occurred and is continuing under the Parking Garage Management Agreement or any of the Property Agreements beyond the notice and cure periods set forth therein;

(xxii)if (A) Borrower breaches any covenant contained in Section 5.1.28 and such breach continues beyond any notice or grace period in the Parking Garage Bond Documents; (B) Borrower breaches any covenant contained in Section 5.2.13 beyond any applicable notice and cure periods under any of the Parking Garage Bond Documents, as they relate to the Borrower or the Property; or (C) the occurrence of a default or event of default (in each case, beyond applicable notice and cure provisions) by Borrower under any of the Parking Garage Bond Documents;

(xxiii)(A) a breach or default by Borrower under any condition or obligation contained in the Ground Lease is not cured within any applicable cure period provided therein, (B) there occurs any event or condition that gives the lessor under the Ground Lease a right to terminate or cancel the Ground Lease, or (C) the Property shall be surrendered or the Ground Lease shall be terminated or cancelled for any reason or under any circumstances whatsoever, or (D) any of the terms, covenants or conditions of the Ground Lease shall in any manner be modified, changed, supplemented, altered, or amended without the prior written consent of Lender; or

(xxiv)if Borrower ceases to do business as a hotel at the Property or terminates such business for any reason whatsoever (other than temporary cessation in connection with any continuous and diligent renovation or restoration of the Property following a Casualty or Condemnation).

(b) Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in clauses (vi), (vii) or (viii) above), in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any or all of the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and Other Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2 Remedies. (a) Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any part of the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b)With respect to Borrower and the Property, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to the Property for the satisfaction of any of the Debt in any preference or priority, and Lender may seek satisfaction out of the Property, or any part thereof, in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose the Mortgage in any manner and for any amounts secured by the Mortgage then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Mortgage to recover such delinquent payments or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Mortgage to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgage as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Mortgage to secure payment of sums secured by the Mortgage and not previously recovered.

(c)During the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall reasonably request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower shall be obligated to pay any out-of-pocket costs or expenses (including reasonable attorneys’ fees) incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents during the continuance of an Event of Default and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date, and the Severed Loan Documents shall have no adverse effect on Borrower or its Affiliates whatsoever.

(d)As used in this Section 8.2, a “foreclosure” shall include, without limitation, any sale by power of sale.

Section 8.3 Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

ARTICLE IX – SPECIAL PROVISIONS

Section 9.1    Securitization.

9.1.1Sale of Notes and Securitization. (a) Borrower acknowledges and agrees that Lender may sell all or any portion of the Loan and the Loan Documents, or issue one or more participations therein, or consummate one or more private or public securitizations of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, participations and/or securitizations, collectively, a “Securitization”).

(b)At the request of Lender, and to the extent not already required to be provided by or on behalf of Borrower under this Agreement, Borrower shall use reasonable efforts to provide information not in the possession of Lender or which may be reasonably required by Lender or take other actions reasonably required by Lender, in each case in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors and/or the Rating Agencies in connection with any such Securitization. Lender shall have the right to provide to prospective investors and the Rating Agencies any information in its possession, including, without limitation, financial statements relating to Borrower, Mezzanine Borrower, Guarantor, if any, the Property and any Tenant of the Improvements. Notwithstanding the foregoing, without the prior written consent of Guarantor, the Disclosure Documents shall not include the identities of the limited partners in each Guarantor and any confidential financial information of Guarantor and such limited partners, other than the Net Worth of Guarantor and the financial statements and information which is required to be delivered by Guarantor pursuant to Section 5.4(a) of the Guaranty. Subject to the foregoing, Borrower acknowledges that certain information regarding the Loan and the parties thereto and the Property may be included in the Disclosure Documents. Borrower agrees that each of Borrower, Guarantor and their respective officers and representatives, shall, at Lender’s request, at its sole cost and expense, cooperate with Lender’s efforts to arrange for a Securitization in accordance with the market standards to which Lender customarily adheres and/or which may be required by prospective investors and/or the Rating Agencies in connection with any such Securitization. Borrower and Guarantor agree to review, at Lender’s request in connection with the Securitization, the Disclosure Documents as such Disclosure Documents relate to Borrower, Guarantor, the Property and the Loan, including without limitation, the sections entitled “Risk Factors,” “Special Considerations,” “Description of the Mortgage,” “Description of the Ground Lease,” “Description of the Management Agreement,” “Description of the Franchise Agreement,” “Description of the Parking Garage Bond Documents,” “Description of the Mortgage Loan and Mortgaged Property,” “The Manager,” “The Borrower,” “The Guarantor,” “Annex E–Representations and Warranties of the Borrower,” “Certain Legal Aspects of the Mortgage Loan” and “Description of the Mezzanine Loan” (or sections similarly titled or covering similar subject matters) and shall confirm that the factual statements and representations contained in such sections and such other information in the Disclosure Documents (to the extent such information relates to, or is based on, or includes any information regarding the Property, Borrower, Mezzanine Borrower, any Affiliates of Borrower or Guarantor, Guarantor, Manager, Franchisor and/or the Loan (provided, that with respect to any Manager/Franchisor Covered Disclosure Information (as defined below), Borrower will be liable only if Borrower knew that such Manager/Franchisor Covered Disclosure Information contained such untrue statement or alleged untrue statement of material fact or such omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading)) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

(c)Borrower agrees to make upon Lender’s written request and subject to Section 9.1.2 below, without limitation, all structural or other changes to the Loan (including delivery of one or more new component notes to replace the original note or modify the original note to reflect multiple components of the Loan and such new notes or modified note may have different interest rates and amortization schedules), modifications to any documents evidencing or securing the Loan, reallocation of amounts between the Loan and Mezzanine Loan, creation of one or more mezzanine loans (including amending Borrower’s organizational structure to provide for one or more mezzanine borrowers), delivery of opinions of counsel acceptable to the Approved Rating Agencies or potential investors and addressing such matters as the Approved Rating Agencies or potential investors may require; provided, however, that in creating such new notes or modified notes or mezzanine notes Borrower shall not be required to modify (i) the weighted average interest rate spread payable under the Note and Mezzanine Note; provided, however, that Borrower acknowledges and agrees that the weighted average spread of the Loan and Mezzanine Loan may increase as a result of sequential application of proceeds in connection with prepayments of the Loan, mandatory prepayments of the Loan under Section 2.4.2 hereof or prepayment during an Event of Default, (ii) the stated maturity of the Note, (iii) the aggregate amortization of principal of the Note, (iv) any other economic term of the Loan, (v) decrease the time periods during which Borrower is permitted to perform its obligations under the Loan Documents or (vi) modify any Loan Document in any manner that would otherwise adversely affect Borrower other than to a de minimis extent. In connection with the foregoing, Borrower covenants and agrees to modify the Cash Management Agreement to reflect the modification or reallocation or any newly created components and/or mezzanine loans. In the event any mezzanine loan is created, such mezzanine loan documents shall permit the applicable mezzanine borrower to make a voluntary prepayment in respect of its applicable mezzanine loan in whole or in part in accordance with the applicable mezzanine loan documents without any obligation of Borrower to make a corresponding prepayment of the Loan (other than prepayments made pursuant to Sections 2.4.1(c), 2.4.2, or 6.3(b) hereof, which shall be made concurrently with a pro rata prepayment of the Loan and each other mezzanine loan).

(d)If requested by Lender, Borrower shall promptly provide Lender with any financial statements, financial, statistical or operating information or other information as Lender shall determine necessary or appropriate (including items required (or items that would be required if the Securitization were offered publicly) pursuant to Regulation AB under the Securities Act, or the Exchange Act, or any amendment, modification or replacement thereto) or required by any other applicable Legal Requirements, in each case, in connection with any Disclosure Documents or materials or any filing pursuant to the Exchange Act in connection with the Securitization or as shall otherwise be reasonably requested by Lender.

(e)Borrower agrees that each participant pursuant to Section 9.1.1(a) shall be entitled to the benefits of Section 2.2.3(f) and Section 2.7 (subject to the requirements and limitations therein, including the requirements under Section 2.7(e) (it being understood that the documentation required under Section 2.7(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment; provided that such participant (i) agrees to be subject to Section 2.7(f) hereof to the same extent as if it were a Lender, and (ii) shall not be entitled to receive any greater payment under Section 2.2.3(f) or Section 2.7, with respect to any participation, than its participating Lender would have been entitled to receive. No assignee shall be entitled to receive any greater payment under Section 2.2.3(f) or Section 2.7 with respect to any interest in a Loan or the Loan Documents than the assignor Lender would have been entitled to receive with respect to the rights assigned, except to the extent such entitlement to receive a greater payment results from a change in a requirement of law or in the interpretation or application thereof, or compliance by such assignee Lender with any request or directive (whether or not having the force of law) issued from any central bank or other Governmental Authority, in each case after the assignee acquired the applicable interest.

(f)JPMorgan Chase Bank, National Association, or an agent appointed by it, in either case acting solely for this purpose as an agent of the Borrower, shall maintain a register for the recordation of the names and addresses of each Lender, and the principal amounts (and stated interest) of the Loan owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower and each Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(g)Each Lender that sells a participation pursuant to Section 9.1.1(a) shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loan or other Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(h)Each of JPMorgan Chase Bank, National Association and Deutsche Bank AG, New York Branch hereby agrees that it shall not make any assignment, participation, sale or transfer of, its respective Note or any portion thereof to Five Mile Capital Partners LLC without Borrower’s prior written consent; in its sole discretion, provided, however, that such limitation on assignment, sale or transfer shall not apply (i) to any Person that purchases or holds any Securities or other interest in the Loan pursuant to a Securitization, (ii) to any subsequent assignment, sale or transfer made by JPMorgan Chase Bank, National Association and Deutsche Bank AG, New York Branch or their respective successors and assigns after the initial assignment, sale or transfer of its respective Note or portion thereof by JPMorgan Chase Bank, National Association and Deutsche Bank AG, New York Branch or (iii) during the continuance of an Event of Default.

9.1.2    Securitization Costs. All reasonable third party costs and expenses incurred by Borrower and Guarantors in connection with Borrower’s complying with requests made under this Section 9.1 shall be paid by Lender (other than any legal costs and expenses incurred by Borrower or Guarantor in connection therewith).

Section 9.2 Securitization Indemnification. (a) Borrower understands that certain of the Provided Information may be included in Disclosure Documents in connection with the Securitization and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower will cooperate with the holder of the Note in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects.

(b)Lender shall cause to be delivered to the Indemnifying Person the relevant sections of the Disclosure Documents for review and comment by the Indemnifying Person not less than five (5) Business Days prior to the date upon which the Indemnifying Person isotherwise required to confirm such Disclosure Documents. The Indemnifying Person agrees to provide, in connection with the Securitization, an indemnification agreement (A) certifying that (i) the Indemnifying Person has carefully examined specific identified portions of the sections of the Disclosure Documents containing factual information regarding Borrower, Mezzanine Borrower, the Manager, the Franchisor, the Guarantor, any Affiliate of Borrower or Guarantor, the Property, the Collateral or the Parking Garage Bond Documents, including without limitation, the applicable portions of the sections entitled “Risk Factors,” “Special Considerations,” “Description of the Mortgages,” “Description of the Ground Lease,” “Description of the Management Agreement,” “Description of the Franchise Agreement,” “Description of the Parking Garage Bond Documents,” “Description of the Mortgage Loans and Mortgaged Property and the Other Collateral,” “The Manager,” “The Borrower” “The Guarantor,” “Annex E – Representations and Warranties of the Borrower” and “Certain Legal Aspects of the Mortgage Loan,” and (ii) such sections and such other information in the Disclosure Documents (to the extent such information relates to or includes any Provided Information or any information regarding the Property, Borrower, Mezzanine Borrower, Guarantor, any Affiliate of Borrower or Guarantor, Manager, Franchisor and/or the Loan) (collectively with the Provided Information, the “Covered Disclosure Information”) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) indemnifying Lender, any Affiliate of Lender that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co-placement agents or co-initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who Controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnified Persons”), for any losses, claims, damages, liabilities, costs or expenses (including without limitation legal fees and expenses for enforcement of these obligations) (collectively, the “Liabilities”) to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Covered Disclosure Information or arise out of or are based upon the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse each Indemnified Person for any legal or other expenses incurred by such Indemnified Person, as they are incurred, in connection with investigating or defending the Liabilities; provided, however, that with respect to statements made in any Covered Disclosure Information that solely relate to Manager or Franchisor that are not Affiliates with Borrower or Guarantor (which does not relate to the Property or Borrower) based upon information provided by such Manager or Franchisor (“Manager/Franchisor Covered Disclosure Information”), Borrower will be liable only if Borrower knew that such Manager/Franchisor Covered Disclosure

Information contained such untrue statement or alleged untrue statement of material fact or such omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, further, however, that Borrower will be liable in any such case under clause (B) or (C) above only to the extent that any such loss claim, damage or liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information prepared and furnished to and approved in writing by Borrower or its Affiliates in the indemnification agreement described above (collectively, the “Indemnified Information”). This indemnity agreement will be in addition to any liability which Borrower may otherwise have. Moreover, the indemnification and reimbursement obligations provided for in clauses (B) and (C) above shall be effective, valid and binding obligations of the Indemnifying Person, whether or not an indemnification agreement described in clause (A) above is provided. Notwithstanding anything to the contrary contained herein, (1) Covered Disclosure Information shall not include (i) any information (including financial information or forecasted information) solely obtained from any third party report commissioned by or on behalf of Lender, including, without limitation, the appraisals, property condition reports or environmental reports, (ii) any underwritten financial information except to the extent such information is provided by or at the request of Borrower or such information has been confirmed or acknowledged by Borrower as accurate, complete or correct at the time of the Securitization and (iii) financial projections (except to the extent (A) such projections are provided by or on behalf of Borrower or (B) the information, data or assumptions upon which such financial projections are based on and are provided by or on behalf of Borrower (but only to the extent of the information, data or assumptions so provided by or on behalf of Borrower)) and (2) the indemnifications contained herein or in an indemnification agreement shall not apply with respect to any financial projections or reforecasts that are included in the Covered Disclosure Information or in the Disclosure Documents (to the extent such projections or reforecasts are included in the Covered Disclosure Information) resulting from the actual results being different from such projections or reforecasts so long as the Indemnifying Person represents and warrants that such projections were made and delivered in good faith.

(c)In connection with Exchange Act filings, the Indemnifying Person agrees to indemnify (i) the Indemnified Persons for Liabilities to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact in the Covered Disclosure Information, or the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (ii) reimburse each Indemnified Person for any legal or other expenses incurred by such Indemnified Persons, as they are incurred, in connection with defending or investigating the Liabilities; provided, however, such indemnity shall be limited to the Indemnified Information and shall not apply with respect to any failure by Lender to reflect comments made by the Borrower in the applicable disclosure document and neither Borrower nor any other Person shall have any liability under this clause with respect to Liabilities attributed to the gross negligence, willful misconduct, illegal acts or fraud of any Indemnified Party.

(d)Promptly after receipt by an Indemnified Person of notice of any claim or the commencement of any action, the Indemnified Person shall, if a claim in respect thereof is to be made against any Indemnifying Person, notify such Indemnifying Person in writing of the claim or the commencement of that action; provided, however, that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have under the indemnification provisions of this Section 9.2 except to the extent that it has been materially prejudiced by such failure and, provided further that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have to an Indemnified Person otherwise than under the provisions of this Section 9.2. If any such claim or action shall be brought against an Indemnified Person, and it shall notify any Indemnifying Person thereof, such Indemnifying Person shall be entitled to participate therein and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Person. After notice from any Indemnifying Person to the Indemnified Person of its election to assume the defense of such claim or action, such Indemnifying Person shall not be liable to the Indemnified Person for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense thereof except as provided in the following sentence; provided, however, if the defendants in any such action include both an Indemnifying Person, on the one hand, and one or more Indemnified Persons on the other hand, and an Indemnified Person shall have reasonably concluded that there are any legal defenses available to it and/or other Indemnified Persons that are different or in addition to those available to the Indemnifying Person, the Indemnified Person or Persons shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Person or Persons. The Indemnified Person shall instruct its counsel to maintain reasonably detailed billing records for fees and disbursements for which such Indemnified Person is seeking reimbursement hereunder and shall submit copies of such detailed billing records to substantiate that such counsel’s fees and disbursements are solely related to the defense of a claim for which the Indemnifying Person is required hereunder to indemnify such Indemnified Person. No Indemnifying Person shall be liable for the expenses of more than one (1) such separate counsel unless such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another Indemnified Person.

(e)Without the prior written consent of Lender (which consent shall not be unreasonably withheld, conditioned or delayed), no Indemnifying Person shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless the Indemnifying Person shall have given Lender reasonable prior written notice thereof and shall have obtained an unconditional release of each Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceedings. As long as an Indemnifying Person has complied with its obligations to defend and indemnify hereunder, such Indemnifying Person shall not be liable for any settlement made by any Indemnified Person without the consent of such Indemnifying Person (which consent shall not be unreasonably withheld, conditioned or delayed).

(f)The Indemnifying Person agrees that if any indemnification or reimbursement sought pursuant to this Section 9.2 is finally judicially determined to be unavailable for any reason or is insufficient to hold any Indemnified Person harmless (with respect only to the Liabilities that are the subject of this Section 9.2), then the Indemnifying Person, on the one hand, and such Indemnified Person, on the other hand, shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable or is insufficient: (x) in such proportion as is appropriate to reflect the relative benefits to the Indemnifying Person, on the one hand, and such Indemnified Person, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (y) if the allocation provided by clause (x) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (x) but also the relative faults of the Indemnifying Person, on the one hand, and all Indemnified Persons, on the other hand, as well as any other equitable considerations. Notwithstanding the provisions of this Section 9.2, (A) no party found liable for a fraudulent misrepresentation shall be entitled to contribution from any other party who is not also found liable for such fraudulent misrepresentation, and (B) the Indemnifying Person agrees that in no event shall the amount to be contributed by the Indemnified Persons collectively pursuant to this paragraph exceed the amount of the fees actually received by the Indemnified Persons in connection with the closing of the Loan.

(g)The Indemnifying Person agrees that the indemnification, contribution and reimbursement obligations set forth in this Section 9.2 shall apply whether or not any Indemnified Person is a formal party to any lawsuits, claims or other proceedings. The Indemnifying Person further agrees that the Indemnified Persons are intended third party beneficiaries under this Section 9.2.

(h)The liabilities and obligations of the Indemnified Persons and the Indemnifying Person under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

(i)Notwithstanding anything to the contrary contained herein, Borrower shall have no obligation to act as depositor with respect to the Loan or an issuer or registrant with respect to the Securities issued in any Securitization.

Section 9.3    Exculpation.

(a) Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Property, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgage or the other Loan Documents. The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (c)affect the validity or enforceability of or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of any assignment of leases contained in the Mortgage; or (f) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Mortgage or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property.

(b)Nothing contained herein shall in any manner or way release, affect or impair the right of Lender to recover, and Borrower shall be fully and personally liable and subject to legal action, for any loss, cost, expense, damage, claim or other obligation (including without limitation reasonable attorneys’ fees and court costs but excluding consequential or punitive speculative damages) incurred or suffered by Lender arising out of or in connection with the following:

(i)fraud or intentional misrepresentation by Borrower, Guarantor or any Affiliate thereof in connection with the Loan;

(ii)intentional material physical waste by Borrower or any of its Affiliates of the Property (except in the event solely due to insufficient cash flow generated by the Property);

(iii)the removal or disposal by Borrower or any of its Affiliates of any portion of the Property after an Event of Default in violation of the Loan Documents (other than as permitted hereunder);

(iv)the misappropriation or conversion by Borrower or Guarantor or any Affiliate thereof in violation of this Loan Agreement of (A) any Insurance Proceeds paid by reason of any loss, damage or destruction to the Property, (B) any Awards received in connection with a Condemnation of all or a portion of the Property, (C) any Rents following the occurrence and during the continuance of an Event of Default, or (D) any Rents paid more than one month in advance;

(v)failure to pay charges for labor or materials or other charges or judgments that can create Liens on any portion of the Property, except if arising solely from insufficient cash flow from the Property to make such payments;

(vi)any breach of any representation, warranty or covenant set forth in Section
4.1.30 hereof by Borrower or Principal (except if such breach arises solely as a result of insufficient amounts generated at the Property and made available to Borrower);

(vii)if Borrower fails to obtain Lender’s written consent to the incurrence of any Indebtedness or voluntary Lien encumbering the Property as required by the Loan Documents (other than any Indebtedness or Liens for failure to pay Taxes or Other Charges or labor or materials or other charges or judgments, in each case, which arise solely from insufficient cash flow from the Property to make such payments);

(viii)if Borrower fails to obtain Lender’s prior written consent to any Transfer of the Property, the Collateral or any equity interests in a Restricted Party, in each case, to the extent required by the Loan Documents (except as set forth in clause (c)(ii)(B) below);

(ix)if Guarantor (or any Person comprising Guarantor), Borrower or any Affiliate of any of the foregoing, in connection with any enforcement action or exercise or assertion of any right or remedy by or on behalf of Lender under or in connection with the Guaranty, the Note, the Mortgage or any other Loan Document, raises a defense or seeks judicial intervention or injunctive or other equitable relief of any kind, or asserts in a pleading filed in connection with a judicial proceeding any defense in bad faith against Lender or any right in connection with any security for the Loan, but excluding any defense raised or judicial intervention or injunctive or other relief sought in good faith;

(x)any acceleration of the Parking Garage Bond Payments payable by Borrower or its Affiliates; or

(xi)any modification of the Ground Lease without Lender’s consent.

(c)Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (i) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt secured by the Mortgage or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (ii) the Debt shall be fully recourse to Borrower (A) in the event of: (1) Borrower filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (2) the filing of an involuntary petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law in which Borrower or Guarantor colludes with, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower from any Person; (3) Borrower fails to controvert in a timely and appropriate manner, or acquiesces in writing to, or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law (except as may be required to avoid violating Rule 9011 of the Federal Rules of Bankruptcy Procedure); (4) Borrower consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any portion of the Property (except at the request of Lender); (5) Borrower making an assignment for the benefit of creditors; (B) if Borrower fails to obtain Lender’s prior written consent to any Transfer of title to the Property (or any material portion thereof), any Controlling or majority equity interest in Borrower as required by this Agreement or the Mortgage; (C) any breach of any representation, warranty or covenant set forth in Section 4.1.30 hereof by Borrower or Principal (except if such breach arises solely as a result of insufficient amounts generated by the Property and made available to Borrower) and such violation is cited as a factor in the substantive consolidation of Borrower with any other Person; or (D) any termination of the Ground Lease without Lender’s consent.

(d)Notwithstanding anything to the contrary, the liability of Guarantor with respect to the Guaranteed Obligations (as defined in the Guaranty) shall be subject to Section 1.2(b) and (c) of the Guaranty.

Section 9.4 Matters Concerning Manager. If (a) a monetary or material non- monetary Event of Default hereunder has occurred and remains uncured, (b) Manager or FBR Manager shall become subject to a Bankruptcy Action or, (c) a material default occurs under the Management Agreement or FBR Management Agreement, beyond the expiration of applicable notice or grace periods, Borrower shall, at the request of Lender, terminate the Management Agreement or FBR Management Agreement, as applicable and replace the Manager or FBR Manager, as applicable with a Qualified Manager pursuant to a Replacement Management Agreement, it being understood and agreed that the management fee for such Qualified Manager shall not exceed then prevailing market rates.

Section 9.5 Servicer. At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer and/or trustee (any such master servicer, primary servicer, special servicer, and trustee, together with its agents, nominees or designees, are collectively referred to as “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a pooling and servicing agreement, servicing agreement, special servicing agreement or other agreement providing for the servicing of one or more mortgage loans (collectively, the “Servicing Agreement”) between Lender and Servicer. Borrower shall not be responsible for any set up fees or any other initial costs relating to or arising under the Servicing Agreement or for payment of the regular monthly master servicing fee or trustee fee due to Servicer under the Servicing Agreement or any fees or expenses required to be borne by, and not reimbursable to, Servicer. Notwithstanding the foregoing, Borrower shall promptly reimburse Lender on demand for (a) interest payable on advances made by Servicer with respect to delinquent debt service payments (to the extent charges are due pursuant to Section 2.3.4 and interest at the Default Rate actually paid by Borrower in respect of such payments are insufficient to pay the same) or expenses paid by Servicer or trustee in respect of the protection and preservation of the Property (including, without limitation, payments of Taxes and Insurance Premiums) and (b) all actual out-of-pocket costs and expenses, liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees payable by Lender to Servicer: (i) as a result of an Event of Default under the Loan or the Loan becoming specially serviced, an enforcement, refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work- out” of the Loan Documents or of any insolvency or bankruptcy proceeding; (ii) any liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees that are due and payable to Servicer under the Servicing Agreement or the trustee, which fees may be due and payable under the Servicing Agreement on a periodic or continuing basis; (iii) the costs of all property inspections and/or appraisals of the Property (or any updates to any existing inspection or appraisal) that Servicer or the trustee may be required to obtain (other than the cost of regular annual inspections required to be borne by Servicer under the Servicing Agreement); or (iv) any special requests made by Borrower or Guarantor during the term of the Loan including, without limitation, in connection with a prepayment, defeasance, assumption or modification of the Loan.

Section 9.6 Matters Concerning Franchisor. If (a) the Debt has been accelerated pursuant to Section 8.1(b) hereof, (b) Franchisor shall become bankrupt or insolvent or (c) a material default occurs under the Franchise Agreement beyond the expiration of applicable notice or grace periods, Borrower shall, at the request of Lender, terminate the Franchise Agreement and replace the Franchisor with a Qualified Franchisor pursuant to a Replacement Franchise Agreement, it being understood and agreed that the franchise fee for such replacement franchisor shall not exceed then prevailing market rates.

ARTICLE X – MISCELLANEOUS

Section 10.1 Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2 Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Whenever this Agreement expressly provides that Lender is required to be reasonable in its determination of whether or not to consent to or approve a certain matter, such provisions shall also be deemed to require that Lender not unreasonably delay or condition such consent or approval.

Section 10.3 Governing Law. (a) THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

CORPORATION SERVICE COMPANY
1180 AVENUE OF THE AMERICAS, SUITE 210
NEW YORK, NY 10036-8401

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 10.4 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5 Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6 Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested, (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (c) by telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:	JPMorgan Chase Bank, National Association
383 Madison Avenue,
New York, New York 10179
Attention: Thomas Nicholas Cassino
Facsimile No.: (212) 834-6029

with a copy to:	JPMorgan Chase Bank, National Association
SPG Middle Office/CIB
4 Chase Metrotech Center, 4th Floor
Brooklyn, New York 11245
Attention: Nancy Alto
Facsimile No.: (917) 546-2564

and

Deutsche Bank AG, New York Branch
60 Wall Street
New York, New York 10005
Attention: Robert W. Pettinato
Facsimile No.: (212) 669-0021

and

Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281
Attention: William P. McInerney, Esq.
Facsimile No.: (212) 504-6666

If to Borrower:	c/o KSL Capital Partners, LLC
100 St. Paul Street, Suite 800
Denver, Colorado 80206
Attention: Kevin Rohnstock
Facsimile No.: (720) 284-6401

With a copy to:	Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, CO 80202
Attention: Catherine Hance
Facsimile No.: (303) 893-1379

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy notice is forthcoming.

Section 10.7 Trial by Jury. BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

Section 10.8 Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10 Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 10.12 Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13 Expenses; Indemnity. (a) Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Property); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date to the extent such performance and compliance relate to any request for waiver or approval made by Borrower or the Loan Documents expressly provide that Borrower is responsible for such costs and expenses; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property (including, without limitation, any fees and expenses incurred by or payable to Servicer or a trustee in connection with the transfer of the Loan to a special servicer upon Servicer’s anticipation of a Default or Event of Default, liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees and interest payable on advances made by the Servicer with respect to delinquent debt service payments or expenses of curing Borrowers’ defaults under the Loan Documents), or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings or any other amounts required under Section 9.5; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Lockbox Account or Cash Management Account, as applicable.

(b)Borrower shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not an Indemnified Party shall be designated a party thereto), that may be imposed on, incurred by, or asserted against any Indemnified Party in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to any Indemnified Party hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties.

(c)Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document, in connection with (x) any approval or other matter requested by Borrower, (y) the delivery of a Rating Agency Confirmation to evidence any matter that is required to be acceptable to the Approved Rating Agencies under the Loan Documents is acceptable to the Approved Rating Agencies and (z) any other consent, waiver, or transaction in connection with the Loan, to the extent that a Rating Agency Confirmation may be required or requested in connection with any action or delivery by Borrower under the Loan Documents (including with respect to any consent or approval of Lender which may include delivery of a Rating Agency Confirmation hereunder) and in all cases, Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

(d)Borrower shall jointly and severally indemnify the Lender and each of its respective officers, directors, partners, employees, representatives, agents and Affiliates against any liabilities to which Lender, each of its respective officers, directors, partners, employees, representatives, agents and Affiliates, may become subject in connection with any indemnification to the Rating Agencies in connection with issuing, monitoring or maintaining the Securities insofar as the liabilities arise out of or are based upon any untrue statement of any material fact in any information provided by or on behalf of the Borrowers to the Rating Agencies (the “Covered Rating Agency Information”) or arise out of or are based upon the omission to state a material fact in the Covered Rating Agency Information required to be stated therein or necessary in order to make the statements in the Covered Rating Agency Information, in light of the circumstances under which they were made, not misleading.

Section 10.14 Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16 No Joint Venture or Partnership; No Third Party Beneficiaries.
(a)Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b)This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereofand no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 10.17 Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, JPMorgan Chase Bank, National Association or any of their Affiliates shall be subject to the prior written approval of Lender and JPMorgan Chase Bank, National Association in their sole discretion.

Section 10.18 Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 10.19 Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 10.20 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21 Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement, other than Hodges Ward Elliott. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, between Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.23 Joint and Several Liability. If Borrower consists of more than one (1) Person the obligations and liabilities of each Person shall be joint and several.

Section 10.24 Certain Additional Rights of Lender (VCOC). Notwithstanding anything to the contrary contained in this Agreement, Lender shall have:

(a)the right to routinely consult with and advise Borrower’s management regarding the significant business activities and business and financial developments of Borrower; provided, however, that such consultations shall be completely non-binding and not include discussions of environmental compliance programs or disposal of hazardous substances or confidential information not required to be disclosed hereunder. Such consultation meetings may, at Lender’s request, occur on a regular basis (no more frequently than quarterly) and shall be held at a location selected by Borrower;

(b)the right, in accordance with the terms of this Agreement, to examine the books and records of Borrower at any reasonable times upon reasonable notice, provided that any such examination shall be conducted so as not to unreasonably interfere with the business of Borrower or any Tenants or other occupants of the Properties; and

(c)the right, in accordance with the terms of this Agreement, including, without limitation, Section 5.1.11 hereof, to receive monthly, quarterly and yearend financial reports, including balance sheets, statements of income, shareholder’s equity and cash flow, a management report and schedules of outstanding indebtedness.

The rights described above in this Section 10.24 may be exercised by any entity which owns and controls, directly or indirectly, substantially all of the interests in Lender.

Section 10.25 Co-Lenders. (a) Borrower hereby acknowledges and agrees that notwithstanding the fact that the Loan may be serviced by Servicer, prior to a Securitization of the entire Loan, all requests for approval and consents hereunder and in every instance in which Lender’s consent or approval is required, Borrower shall be required to obtain the consent and approval of each Co-Lender and all copies of documents, reports, requests and other delivery obligations of Borrower required hereunder shall be delivered by Borrower to each Co-Lender.

(b)Following the Closing Date (i) the liabilities of Lender shall be several and not joint, (ii) neither Co-Lender shall be responsible for the obligations of the other Co-Lender, and (iii) each Co-Lender shall be liable to Borrower only for their respective Ratable Share of the Loan. Notwithstanding anything to the contrary herein, all indemnities by Borrower and obligations for costs, expenses, damages or advances set forth herein shall run to and benefit each Co-Lender in accordance with its Ratable Share.

(c)Each Co-Lender agrees that it has, independently and without reliance on the other Co-Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and its Affiliates and decision to enter into this Agreement and that it will, independently and without reliance upon the other Co-Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or under any other Loan Document.

Section 10.26 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. (a) Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the respective parties thereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(ii)the effects of any Bail-in Action on any such liability, including, if applicable:

(A)a reduction in full or in part or cancellation of any such liability;

(B)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

(b) As used in this Section 10.26 the following terms have the following meanings ascribed thereto: (i) “Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution; (ii) “Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule; (iii) “EEA Financial Institution” means (x) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority; (y) any entity established in an EEA Member Country which is a parent of an institution described in clause (x) of this definition, or (x) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (x) or (y) of this definition and is subject to consolidated supervision with its parent; (iv) “EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway; (v) “EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution; (vi) “EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time; and (vii) “Write Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

MVHF, LLC, a Delaware limited liability company

By: /s/ Charlie Martin
Name: Charlie Martin
Title: Authorized Person

LENDER:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a banking association chartered under the laws of the United States of America

By: /s/ Simon B. Bruce
Name: Simon B. Bruce
Title: Vice President

LENDER:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a banking association chartered under the laws of the United States of America

By: /s/ Simon B. Bruce
Name: Simon B. Bruce
Title: Vice President